EXHIBIT 99.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF MARYLAND
(Baltimore Division)

*
In re:	*
	*	Case No.	05-43793DK
The Boyds Collection, Ltd., et al.	*		05-43805DK
	*		05-43816DK
	*		05-43824DK
	*		05-43833DK
	*		05-43838DK
	*		05-43848DK
	*		05-43857DK
Debtors	*		05-43863DK
	*	Chapter 11
	*	(Jointly Administered under)
	*	Case No. 05-43793DK

*              *              *              *              *              *              *              *              *              *              *              *              *              *

DISCLOSURE STATEMENT
FOR DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

KIRKLAND & ELLIS LLP Matthew A. Cantor Lisa G. Laukitis Ryan Blaine Bennett Citigroup Center 153 East 53rd Street New York, NY 10022-4611	ORRICK, HERRINGTON & SUTCLIFFE LLP Monique D. Almy The Washington Harbour 3050 K Street, N.W. Washington, D.C. 20007-5135

Tel: 212-446-4800	Tel: 202-339-8400
Fax: 212-446-4900	Fax: 202-339-8500

Co-Counsel to Debtors and Debtors in Possession

Dated:  April 25, 2006

PREPENDIX A TO DISCLOSURE STATEMENT

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF MARYLAND
(Baltimore Division)

*
In re:	*
	*	Case No.	05-43793DK
The Boyds Collection, Ltd., et al.	*		05-43805DK
	*		05-43816DK
	*		05-43824DK
	*		05-43833DK
	*		05-43838DK
	*		05-43848DK
	*		05-43857DK
Debtors	*		05-43863DK
	*	Chapter 11
	*	(Jointly Administered under)
	*	Case No. 05-43793DK

NOTICE OF SOLICITATION OF VOTES
AND HEARING ON CONFIRMATION OF PLAN

TO ALL CREDITORS, SECURITY HOLDERS AND OTHER PARTIES IN INTEREST OF:  (a) The Boyds Collection, Ltd.; (b) The Boyds Collection, Ltd., LP; (c) Boyds Operations Inc.; (d) The Boyds Collection — Pigeon Forge, LLC; (e) The Boyds Collection — Myrtle Beach, LLC; (f) The Boyds Collection — Branson, LLC; (g) J&T Designs and Imaginations, Inc.; (h) HC Accents & Associates, Inc.; and (i) Boyds Bear and Company, LP (collectively, the “Debtors”) — with each of the Debtors having its principal place of business at 350 South Street, McSherrystown, Pennsylvania 17344.

PLEASE TAKE NOTICE that, on October 16, 2005 (the “Commencement Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Maryland (Baltimore Division) (the “Bankruptcy Court”).

PLEASE TAKE FURTHER NOTICE that, on April 27, 2006, the Bankruptcy Court entered an order (the “Solicitation and Disclosure Statement Order”) (i) approving the form and content of the disclosure statement (as may be amended from time to time, the “Disclosure Statement”) for the Debtors’ Second Amended Joint Plan of Reorganization, dated April 25, 2006 (as may be further amended from time to time, the “Plan”); (ii) approving the form of ballots and solicitation and tabulation procedures for the Plan; (iii) fixing the voting deadline with respect to the Plan; (iv) fixing the last day for filing objections to the Plan; (v) scheduling a hearing to consider the confirmation of the Plan; and (vi) approving and prescribing the form and manner of notice thereof.

PLEASE TAKE FURTHER NOTICE, that the Bankruptcy Court has authorized the Debtors to give this Notice of Solicitation of Votes and Hearing on Confirmation of Plan (this “Notice”) to all of their known creditors, security holders and parties in interest. This Notice summarizes some, but not all, of the provisions in the Solicitation and Disclosure Statement Order and Plan that may affect your rights, such as:

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(i)                                     The Bankruptcy Court has approved the Disclosure Statement for the Plan and authorized the Debtors to solicit acceptances of the Plan.

(ii)                                  The Bankruptcy Court has determined (a) that certain classes of creditors are entitled to vote and certain classes are not, (b) which claims will be allowed for voting purposes and which claims will not be allowed for voting purposes, and (c) how votes will be tabulated. See description below under heading “Parties Entitled to Vote.”

(iii)                               The Bankruptcy Court has fixed May 13, 2006 as the deadline for any person who wants a vote to be counted (or not counted) differently than as provided in the Solicitation and Disclosure Statement Order to file a motion seeking direction how such vote shall be counted. The Bankruptcy Court has fixed May 19, 2006 as the deadline for any person who wants to object to a claim and have that claim disallowed from voting on account of the objection to file such an objection.

(iv)                              The Bankruptcy Court has fixed June 1, 2006 as the deadline by which all ballots casting votes to accept or reject the Plan must be delivered to the Solicitation Agent.

(v)                                 The Bankruptcy Court has fixed June 1, 2006 as the deadline for filing any objections to confirmation of the Plan or to the proposed assumptions and rejections of executory contracts and unexpired leases pursuant to the Plan.

(vi)                              The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan and on the proposed assumptions and rejections of executory contracts and unexpired leases pursuant to the Plan for June 8, 2006 at 10:00 a.m.

If you would like to learn more, or think your rights may be affected, you should read the Solicitation and Disclosure Statement Order, the Plan, and the Disclosure Statement — all of which are available to you as set forth in this Notice under the heading “Obtaining Information and Documents.”

PLEASE TAKE FURTHER NOTICE OF THE FOLLOWING:

Debtors’ Solicitation of Votes on Debtors’ Second Amended Joint Plan of Reorganization

The Debtors are seeking confirmation of their Plan. The Bankruptcy Court has authorized the Debtors to solicit acceptances of the Plan from persons and entities entitled under the Bankruptcy Code to vote on the Plan. The Debtors have been authorized to solicit such votes by distributing a “Solicitation Package,” comprised of:  (a) the Disclosure Statement; (b) the Plan (as an exhibit to the Disclosure Statement); (c) the Solicitation and Disclosure Statement Order (as an exhibit to the Disclosure Statement); and (d) a Ballot(1), as appropriate for the party to whom the Solicitation Package is sent.

(1)             All capitalized terms used but not defined in this Notice but defined (directly or by reference to another document) in the Solicitation and Disclosure Statement Order shall have the same meanings given to them by the Solicitation and Disclosure Statement Order.

Disclosure Statement

The Bankruptcy Court has approved the Disclosure Statement as containing adequate information for use in soliciting acceptances of the Plan. The Disclosure Statement provides information to assist creditors, security holders and parties in interest to make an informed judgment about the Plan. Approval of the Disclosure Statement by the Bankruptcy Court does not indicate approval of the Plan by the Bankruptcy Court. If you do not have the Disclosure Statement, you may obtain it at the Debtors’ expense by making a written request to the Debtors or to the solicitation agent, The Garden City Group,

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Inc. (the “Solicitation Agent”), in the manner set forth in this Notice under the heading “Obtaining Information and Documents.”

Binding Effect of Plan

The terms of the Plan, if confirmed by the Court, will be binding on all creditors, security holders, and parties in interest, whether or not such persons or entities vote (or are entitled to vote) to accept the Plan or not. Creditors, security holders and other parties in interest should read the Disclosure Statement and the Plan carefully and in their entirety, as their rights may be affected. Examples of some, but not all, of the provisions of the Plan that may affect your rights are:

•                                          The Plan provides that after confirmation and on the effective date of the Plan, the Debtors’ executory contracts and unexpired leases will be either assumed or rejected by the Debtors, and establishes a “bar date” of 30 days after confirmation as the deadline by which proofs of claim arising from rejection must be filed or be forever barred.

•                                          The Plan provides that after confirmation, the Debtors reserve and retain all of their causes of action.

•                                          The Plan provides that after confirmation, all persons and entities shall be subject to certain injunctions, discharges, exculpations and releases.

If you would like to learn more, or think your rights may be affected, you should read the Solicitation and Disclosure Statement Order, the Plan, and the Disclosure Statement — all of which are available to you as set forth in this Notice under the heading “Obtaining Information and Documents.”

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

A.                                    DISCHARGE OF ALL CLAIMS AND INTERESTS AND RELEASES

1.             EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN, CONFIRMATION OF THE PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL DISCHARGE AND RELEASE THE DEBTORS, THE REORGANIZED DEBTORS, THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE ASSETS AND PROPERTIES FROM ANY DEBT, CHARGE, CAUSE OF ACTION, LIABILITY, LIEN, ENCUMBRANCE, SECURITY INTEREST, CLAIM, INTEREST, OR OTHER CAUSE OF ACTION OF ANY KIND, NATURE OR DESCRIPTION (INCLUDING ANY CLAIM OF SUCCESSOR LIABILITY) THAT AROSE BEFORE THE CONFIRMATION DATE, AND ANY DEBT OF THE KIND SPECIFIED IN SECTION 502(g), 502(h) OR 502(i) OF THE BANKRUPTCY CODE, WHETHER OR NOT A PROOF OF CLAIM OR INTEREST IS OR COULD HAVE BEEN FILED, OR IS DEEMED FILED, WHETHER OR NOT SUCH CLAIM OR INTEREST IS OR COULD HAVE BEEN ALLOWED, AND WHETHER OR NOT THE HOLDER OF SUCH CLAIM OR INTEREST VOTED OR COULD HAVE VOTED TO ACCEPT OR REJECT THE PLAN.

2.             EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, EFFECTIVE AS OF THE EFFECTIVE DATE, NONE OF THE DEBTOR RELEASEES SHALL HAVE ANY RESPONSIBILITY, OR HAVE OR INCUR ANY LIABILITY, TO ANY ENTITY WHATSOEVER (I) FOR ANY MATTER EXPRESSLY APPROVED OR DIRECTED BY THE CONFIRMATION ORDER OR (II) UNDER ANY THEORY OF LIABILITY (EXCEPT FOR ANY CLAIM BASED UPON WILLFUL MISCONDUCT OR GROSS NEGLIGENCE) FOR ANY ACT TAKEN OR OMISSION MADE IN GOOD FAITH DIRECTLY RELATED TO FORMULATING, IMPLEMENTING, CONFIRMING, OR CONSUMMATING THE PLAN, THE DISCLOSURE STATEMENT, OR ANY PLAN

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DOCUMENT; PROVIDED THAT NOTHING IN ARTICLE 12.1 OF THE PLAN SHALL LIMIT THE LIABILITY OF ANY ENTITY FOR BREACH OF ANY EXPRESS OBLIGATION IT HAS UNDER THE PLAN, THE PLAN DOCUMENTS, OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION THEREWITH OR PURSUANT THERETO, OR UNDER ANY OTHER AGREEMENT OR DOCUMENT ENTERED INTO BY SUCH ENTITY IN ACCORDANCE WITH OR PURSUANT TO THE TERMS OF THE PLAN, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE PLAN, OR FOR ANY BREACH OF A DUTY OF CARE OWED TO ANY OTHER ENTITY OCCURRING AFTER THE EFFECTIVE DATE. DEBTOR RELEASEES ARE THE DEBTORS’ OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, EMPLOYEES, CONSULTANTS, ATTORNEYS, ACCOUNTANTS, FINANCIAL ADVISORS AND OTHER REPRESENTATIVES (SOLELY IN THEIR CAPACITY AS SUCH), AS OF THE CONFIRMATION DATE.

3.             EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, ON THE EFFECTIVE DATE, EACH OF THE DEBTORS SHALL RELEASE UNCONDITIONALLY, AND HEREBY IS DEEMED TO RELEASE UNCONDITIONALLY EACH OF THE DEBTOR RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR AFTER THE COMMENCEMENT DATE AND UP TO AND INCLUDING THE EFFECTIVE DATE IN ANY WAY RELATING TO THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT; PROVIDED, HOWEVER, NOTHING IN THE PLAN SHALL LIMIT ANY RIGHT TO OBJECT TO ANY PROFESSIONAL FEE CLAIM.

4.             NOTWITHSTANDING ANYTHING IN THE PLAN TO THE CONTRARY, AND SOLELY WITH RESPECT TO THE UNITED STATES (WHICH TERM SHALL INCLUDE FOR PURPOSES OF THE PLAN, ALL AGENCIES OF THE UNITED STATES), THE DISCHARGE PROVISIONS SET FORTH IN THE PLAN SHALL NOT OPERATE TO EXPAND THE DEBTORS’ DISCHARGE BEYOND THOSE ESTABLISHED BY THE BANKRUPTCY CODE, UNLESS OTHERWISE AGREED TO IN WRITING BY THE UNITED STATES AND THE DEBTORS OR THE REORGANIZED DEBTORS, AS THE CASE MAY BE. THE DISCHARGE PROVISIONS SET FORTH IN THE PLAN ARE NOT INTENDED, AND SHALL NOT BE CONSTRUED, TO BAR THE UNITED STATES FROM PURSUING ANY POLICE OR REGULATORY ACTION AGAINST THE DEBTORS TO THE EXTENT EXCEPTED FROM THE AUTOMATIC STAY PROVISIONS OF SECTION 362 OF THE BANKRUPTCY CODE.

B.                                    INJUNCTION

THE RELEASE AND DISCHARGE PURSUANT TO ARTICLE 12 OF THE PLAN SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING, AGAINST THE DEBTORS, REORGANIZED DEBTORS, THEIR SUCCESSORS, OR THE PROPERTIES OF ANY OF THE FOREGOING, ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SO RELEASED OR DISCHARGED. THE INJUNCTION, DISCHARGE AND RELEASES DESCRIBED IN ARTICLE 12 OF THE PLAN SHALL APPLY REGARDLESS OF WHETHER OR NOT A PROOF OF CLAIM OR INTEREST BASED ON ANY CLAIM, DEBT, LIABILITY OR INTEREST IS FILED OR WHETHER OR NOT A CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY OR INTEREST IS ALLOWED, OR WHETHER OR NOT SUCH ENTITY VOTED TO ACCEPT OR REJECT THE PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THESE CHAPTER 11 CASES AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

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C.                                    RELEASE/EXCULPATION

AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, AND IN CONSIDERATION OF THE DISTRIBUTIONS TO BE RECEIVED UNDER THE PLAN, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, (I) EACH HOLDER OF A CLAIM OR INTEREST WHO HAS VOTED TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE DEBTOR RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER WHICH ANY SUCH HOLDER MAY BE ENTITLED TO ASSERT, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE FROM THE BEGINNING OF TIME UP TO AND INCLUDING THE EFFECTIVE DATE IN ANY WAY RELATING TO THE CHAPTER 11 CASES, THE PLAN OR THE DISCLOSURE STATEMENT, EXCEPTING, HOWEVER, FROM SUCH RELEASE ANY OBLIGATION OWING TO A HOLDER OF AN ALLOWED CLAIM OR INTEREST ARISING UNDER THE PLAN, AND FURTHER EXCEPTING ANY ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; AND (II) EACH HOLDER OF A CLAIM OR INTEREST SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE DEBTOR RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER WHICH ANY SUCH HOLDER MAY BE ENTITLED TO ASSERT, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR AFTER THE COMMENCEMENT DATE AND UP TO AND INCLUDING THE EFFECTIVE DATE FOR WHICH RELEASED RIGHTS THE HOLDER IS ENTITLED TO A CLAIM THAT RECEIVES OR RETAINS VALUE AS PROVIDED IN THE PLAN, PROVIDED, HOWEVER, THAT NOTHING IN THE PLAN SHALL LIMIT ANY RIGHT TO OBJECT TO ANY PROFESSIONAL FEE CLAIM.

D.                                    SETOFFS

UNLESS THE BANKRUPTCY COURT ORDERS OTHERWISE, ANY HOLDER OF A PRE-PETITION CLAIM OR INTEREST AGAINST ANY OF THE DEBTORS WHO ASSERTS A RIGHT OF SETOFF AGAINST ANY DEBT OWING TO ANY OF THE DEBTORS THAT AROSE BEFORE THE COMMENCEMENT DATE MUST ASSERT SUCH RIGHT OF SETOFF IN A TIMELY FILED PROOF OF CLAIM OR, TO THE EXTENT SUCH PROOF OF CLAIM IS NOT REQUIRED TO PRESERVE SUCH RIGHT OF SETOFF UNDER APPLICABLE LAW, WITHIN NINETY DAYS OF THE EFFECTIVE DATE, OR SUCH RIGHT OF SETOFF SHALL BE FOREVER BARRED.

Parties Entitled to Vote

The Debtors have been directed to provide the Solicitation Package to all persons and entities entitled to vote on the Plan. If you have received this Notice, but not the Solicitation Package, then the Court and/or the Debtors may have determined that you are not entitled to vote (and are hereby so notified), provided however, you may seek an order from the Bankruptcy Court allowing you to vote, in the manner set forth in this Notice under the heading “Deadline for Temporary Allowance of Claims for Voting Purposes.”

Unimpaired Classes not Entitled to Vote. Other Priority Claims (Class 1) and Miscellaneous Secured Claims (Class 2B) are not impaired by the Plan, and the holders of such claims are conclusively presumed to accept the Plan, and therefore not entitled to vote on the Plan.

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Impaired Classes Entitled to Vote. Senior Secured Claims (Class 2A), General Unsecured Claims (Class 3), Qualifying Noteholder Claims (Class 4A), Non-Qualifying Noteholder Claims (Class 4B), and Interests (Class 5A) and Equity Convenience Class Interests (Class 5B) are impaired under the Plan and the holders of claims in such classes are entitled to vote to accept or reject the Plan, subject to the provisions of the Solicitation and Disclosure Statement Order.

The Bankruptcy Court has ordered that creditors who are not holders of record (or in the case of beneficial owners whose Senior Subordinated Notes or Interests are held by a nominee, then their nominee) as of 4:00 p.m., prevailing Eastern Time, on April 3, 2006, (the “Voting Record Date”) of claims or securities with respect to the Debtors (including, without limitation, transferees of record holders acquiring such claims or securities after the Voting Record Date) shall not be entitled to vote to accept or reject the Plan.

Any person or entity who believes it is entitled to vote to accept or reject the Plan, notwithstanding the foregoing, may obtain the Solicitation Package in the manner set forth in this Notice under the heading “Obtaining Information and Documents” and may vote by returning a ballot in accordance with the Solicitation and Disclosure Statement Order, provided however, such votes shall be counted (if it all) only in accordance with the provisions of Solicitation and Disclosure Statement Order. Any Person or Entity seeking to have its vote counted or counted differently than as provided by the Solicitation and Disclosure Statement Order, must deliver its ballot by the Voting Deadline and file a motion seeking temporary allowance of its vote pursuant to Bankruptcy Rule 3018(a) before the Rule 3018(a) Bar Date in the manner specified in the Solicitation and Disclosure Statement Order, described in this Notice under the heading “Deadline for Temporary Allowance of Claims for Voting Purposes.”

Voting Recommendation

The Plan has the support of the Creditors’ Committee and Laminar, the Debtors’ principal secured lender. The Debtors, the Creditors’ Committee, and Laminar recommend that parties entitled to vote on the Plan, vote to accept the Plan.

Deadline for Voting Objections

If the Debtors or other party in interest has filed and served an objection to a claim or interest on or before 4:00 p.m., prevailing Eastern Time, on May 19, 2006 (the “Voting Objection Deadline”), the claim or interest objected to will be disallowed for voting purposes unless the Bankruptcy Court temporarily allows such claim or interest for voting purposes. Objections to claims or interests not filed and served before this deadline will not have the effect of disallowing the claim or interest for voting purposes. The holder of a disputed claim or interest who wants to vote notwithstanding an objection must file and serve a motion seeking temporary allowance of its claim or interest for voting purposes on or before the Rule 3018(a) Bar Date (see below).

Deadline For Temporary Allowance of Claims and Interests for Voting Purposes

A person or entity who wants to vote, but is not entitled to under the Plan or the Solicitation and Disclosure Statement Order, or who wants a vote (whether its own or another creditor’s) treated differently (i.e., for the vote to be counted in a higher or lower claim amount than it would otherwise be counted; or for the vote to be counted in a different class than the claim would otherwise be classified), or who wants the vote to be counted notwithstanding a disqualifying objection or defect that would otherwise cause the vote not to be counted, must file, in accordance with the Solicitation and Disclosure Statement Order, a motion seeking temporary allowance of the claim or interest for voting purposes

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pursuant to Bankruptcy Rule 3018(a) (a “Rule 3018(a) Motion”). Any timely ballot submitted by a creditor or equity security holder that timely files and serves a Rule 3018(a) Motion shall be counted or not counted, as the case may be, in accordance with the other applicable provisions of the Solicitation and Disclosure Statement Order, unless and until the underlying claim or interest is temporarily allowed by the Bankruptcy Court for voting purposes in a different amount or classification, after notice and a hearing.

The deadline for filing a Rule 3018(a) Motion (the “Rule 3018(a) Bar Date”) is May 13, 2006 at 4:00 p.m., prevailing Eastern Time. Rule 3018(a) Motions must conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court for the District of Maryland, and in writing:  (a) state the name of the creditor or interest holder and amount of the claim or interest held or asserted by the party against the Debtors’ estates or property; (b) state with particularity the legal and factual bases for the motion; and (c) state the evidence that will be presented in support thereof. Rule 3018(a) Motions must be filed before the Rule 3018(a) Bar Date with the Clerk of the United States Bankruptcy Court for the District of Maryland, Baltimore Division, Edward A. Garmatz Federal Building and United States Courthouse, Suite 8308, 101 West Lombard Street, Baltimore, Maryland 21201, and be served on Debtors’ co-counsel, (i) Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, Attn:  Lisa Laukitis, Esq., and (ii) Orrick, Herrington & Sutcliffe LLP, The Washington Harbour, 3050 K Street, N.W., Washington, D.C. 20007-5135, Attn:  Monique D. Almy, Esq., so as to be actually received by Debtors’ co-counsel on or before the Rule 3018(a) Bar Date. Rule 3018(a) Motions not filed and served by the Rule 3018(a)  Bar Date in the manner required by the Solicitation and Disclosure Statement Order may not be considered by the Bankruptcy Court and may be overruled.

A ballot delivered to the Solicitation Agent before the Voting Deadline by a creditor or equity security holder that also files and serves a Rule 3018(a) Motion before the Rule 3018(a) Bar Date shall be counted or not counted, as the case may be, in accordance with the provisions of the Solicitation and Disclosure Statement Order, unless and until the underlying claim or interest is temporarily allowed by the Bankruptcy Court for voting purposes in a different amount or classification, after notice and a hearing.

Voting Deadline

All ballots accepting or rejecting the Plan must be properly executed, completed and delivered to the Solicitation Agent, either by hand delivery or courier at The Garden City Group, Inc., Attn:  Boyds Balloting Agent, 105 Maxess Road, Melville, New York 11747, or by mail at The Garden City Group, Inc., Attn:  Boyds Balloting Agent, P.O. Box 9000 #6361, Merrick, New York 11566-9000, so that the ballot is actually received by the Solicitation Agent on or before June 1, 2006 at 4:00 p.m., prevailing Eastern Time (the “Voting Deadline”).

The method of delivery of completed ballots is at the election and risk of each creditor and interest holder and such delivery will be deemed made only when the original is actually received by the Solicitation Agent. Completed ballots may not be transmitted by facsimile, e-mail or other electronic means. No completed ballot should be sent to any of the Debtors, the Creditors’ Committee, the Clerk of the Court, the Indenture Trustee, or any of the Debtors’ or Creditors’ Committee’s financial or legal advisors. No person or entity to whom a completed ballot is improperly sent shall be responsible for timely forwarding such ballot to the Solicitation Agent or the Nominee holder, as the case may be.

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Deadline for Objections to Confirmation of Plan

June 1, 2006, at 4:00 p.m., prevailing Eastern Time, is the deadline for filing and serving objections to confirmation of the Plan or to the proposed assumption and rejection of executory contracts and unexpired leases as provided in the Plan (the “Objection Deadline”). Objections must conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court for the District of Maryland, and in writing:  (a) set forth the name of the objector and the nature and amount of the claims or equity interests held or asserted by the objector and against the Debtors’ estates or property; and (b) state the basis for the objection and the specific grounds therefor. Objections must be filed before the Objection Deadline with the Clerk of the United States Bankruptcy Court for the District of Maryland, Baltimore Division, Edward A. Garmatz Federal Building and United States Courthouse, Suite 8308, 101 West Lombard Street, Baltimore, Maryland 21201 (the “Clerk of the Court”) and be served on the following persons and entities so as to be actually received by them on or before the Objection Deadline:  Debtors’ Co-Counsel:  (i) Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, Attn:  Lisa Laukitis, Esq., and (ii) Orrick, Herrington & Sutcliffe LLP, The Washington Harbour, 3050 K Street, N.W., Washington, D.C. 20007-5135, Attn:  Monique D. Almy, Esq.; the Office of the United States Trustee:  Edward A. Garmatz Federal Building and United States Courthouse, 101 West Lombard Street, Baltimore, Maryland 21201, Attn:  Sandra A. Manocchio, Esq.; Counsel to the Creditors’ Committee:  Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, Attn:  Andrew N. Rosenberg, Esq.; Counsel to Bank of America, N.A.:  Mayer Brown Rowe & Maw LLP, 1675 Broadway, New York, New York 10019, Attn:  Frederick Hyman, Esq.; Counsel to D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Laminar Lending, Inc.:  Willkie, Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019-6099, Attn:  Steven Wilamowsky, Esq.  Objections not filed and served by the Objection Deadline in the foregoing manner may not be considered by the Bankruptcy Court and may be overruled.

Hearing to Consider Confirmation of Plan

The hearing to consider confirmation of the Plan and the hearing on the proposed assumptions and rejections of executory contracts and unexpired leases pursuant to Article 8.1 of the Plan (the “Confirmation Hearing”) will commence on June 8, 2006 at 10:00 a.m., prevailing Eastern Time, or as soon thereafter as counsel can be heard, before The Honorable Duncan W. Keir, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Maryland, Baltimore Division, Edward A. Garmatz Federal Building and United States Courthouse, 101 West Lombard Street, Baltimore, Maryland 21201. The Confirmation Hearing, and any continuation thereof, may be adjourned from time to time, including without further notice other than by announcement in the Bankruptcy Court on the scheduled date of such hearing. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing.

The Plan may be modified pursuant to 11 U.S.C. § 1127 before, during, or as a result of the Confirmation Hearing, without further notice to parties in interest, provided that such modifications or amendments do not materially and adversely affect any class of claims in the Plan or otherwise comply with 11 U.S.C. § 1127.

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Obtaining Information and Documents

Written requests for the Solicitation Package, including the Plan and Disclosure Statement, a ballot, and the Solicitation and Disclosure Statement Order, may be directed to (a) the Solicitation Agent, either (i) by hand delivery or courier to The Garden City Group, Inc., Attn:  Boyds Balloting Agent, 105 Maxess Road, Melville, New York 11747, or (ii) or by mail to The Garden City Group, Inc., Attn:  Boyds Balloting Agent, P.O. Box 9000 #6361, Merrick, New York 11566-9000, or (b) the Debtors’ attorneys, Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, Attn:  Jill Baron. A creditor or interest holder should consult its own attorney regarding any other inquiries. Telephone inquiries for the Solicitation Package or regarding voting may be directed to the Solicitation Agent at 1-800-916-4890.

Dated:  Baltimore, Maryland, April 27, 2006

BY ORDER OF THE HONORABLE DUNCAN W. KEIR,
CHIEF UNITED STATES BANKRUPTCY JUDGE

ORRICK, HERRINGTON & SUTCLIFFE LLP

Monique D. Almy, Esq.

3050 K Street, N.W.

Washington, D.C 20007

Tel:  202-399-8400

and

KIRKLAND & ELLIS LLP
Matthew A. Cantor, Esq.

Lisa G. Laukitis, Esq.
Ryan Blaine Bennett, Esq.
Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Tel:  212-446-4800

Co-Counsel to the Debtors and Debtors in Possession

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TABLE OF CONTENTS
FOR
DISCLOSURE STATEMENT

ARTICLE 1 INTRODUCTION AND SUMMARY
1.1	Recommendations
1.2	Definitions
1.3	Summary Of Key Provisions Of The Plan
1.4	Summary Of Classification And Treatment Of Claims And Interests
1.5	Summary of Terms of New Debt and Securities

ARTICLE 2 PLAN VOTING INSTRUCTIONS AND PROCEDURES
2.1	Notice To Holders Of Claims And Interests
2.2	The Solicitation
2.3	Voting Procedures, Ballots and Voting Deadline
2.4	Confirmation Hearing and Deadline for Objections to Confirmation

ARTICLE 3 BACKGROUND
3.1	Introduction
	3.1.1	Corporate History
	3.1.2	Financial Information
3.2	Pre-Petition Capital Structure
	3.2.1	Equity
	3.2.2	Debt
3.3	Business and Properties
3.4	Competition
3.5	Events Leading to Chapter 11 Filing
3.6	Debtors’ Business Plan

ARTICLE 4 THE CHAPTER 11 CASES
4.1	Commencement of the Cases
4.2	Appointment of Creditors’ Committee
4.3	Other Significant Chapter 11 Events
	4.3.1	The DIP Facility Agreement
	4.3.2	Schedules and Statements of Financial Affairs
	4.3.3	Bar Date
	4.3.4	Employee Claims
	4.3.5	Rejection of Executory Contracts
	4.3.6	Insurance
	4.3.7	Key Employee Retention Plan
	4.3.8	Events Leading To The Formulation Of The Plan
	4.3.9	Operations Since the Commencement Date

ARTICLE 5 SUMMARY OF THE PLAN
5.1	Brief Overview of Chapter 11
5.2	Limited Substantive Consolidation for Plan Administration
5.3	Classification and Treatment of Claims and Interests
	5.3.1	Generally
	5.3.2	Unclassified Claims
	5.3.3	Classified Claims and Interests
5.4	Terms of Debt and New Securities to be Issued under the Plan
5.5	Sources of Cash to Make Plan Distributions
5.6	Unexpired Leases and Executory Contracts

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	5.6.1	Generally
	5.6.2	Assumption and Rejection of Executory Contracts and Unexpired Leases
	5.6.3	Bar Date for Rejection Damages
	5.6.4	Cure of Defaults
5.7	Implementation of the Plan
	5.7.1	Vesting of Property
	5.7.2	Corporate or Other Action for Reorganized Debtors
	5.7.3	Implementation
	5.7.4	Issuance of New Securities
	5.7.5	Cancellation of Existing Securities and Agreements
	5.7.6	Board of Directors and Officers of Reorganized Debtors
	5.7.7	Survival of Indemnification and Contribution Obligations
	5.7.8	Reorganized Debtors’ Retention of Claims Against Other Persons or Entities
	5.7.9	Effective Date
5.8	Provisions Covering Distributions
	5.8.1	Cash Payments
	5.8.2	Payment of Statutory Fees
	5.8.3	No Interest
	5.8.4	Fractional Securities
	5.8.5	De Minimis Distributions
	5.8.6	Withholding of Taxes
	5.8.7	Surrender of Instruments
	5.8.8	Undeliverable or Unclaimed Distributions
	5.8.9	Effect of Foreign Proceedings
	5.8.10	Distribution Record Date
	5.8.11	Distributions to Holders of Claims in Class 4A and Class 4B
	5.8.12	Setoffs
5.9	Procedures For Resolving Disputed Claims
	5.9.1	Objections to Claims
	5.9.2	Litigation and Settlement of Objections
	5.9.3	Payments and Distributions With Respect to Disputed Claims
	5.9.4	Disputed Claim Reserve
	5.9.5	Estimation
5.10	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
	5.10.1	DISCHARGE OF ALL CLAIMS AND INTERESTS AND RELEASES
	5.10.2	INJUNCTION
	5.10.3	RELEASE/EXCULPATION

ARTICLE 6 FINANCIAL PROJECTIONS AND VALUATION
6.1	Financial Projections
6.2	Valuation

ARTICLE 7 CONDITIONS PRECEDENT TO CONFIRMATION ORDER AND EFFECTIVE DATE
7.1	Conditions Precedent to Entry of the Confirmation Order
7.2	Conditions Precedent to the Effective Date
7.3	Effect of Failure of Conditions

ARTICLE 8 MISCELLANEOUS PROVISIONS
8.1	Bankruptcy Court to Retain Jurisdiction
8.2	Nonvoting Stock
8.3	Withdrawal of the Plan
8.4	Dissolution of Creditors’ Committee
8.5	Amendments and Modifications of the Plan
8.6	Exemption from Securities Registration

ARTICLE 9 RISK FACTORS TO BE CONSIDERED
9.1	Certain Risks of Non-Confirmation and Non-Consummation
9.2	Business Risk Factors
	9.2.1	Competitive Conditions
	9.2.2	Customers
	9.2.3	New Product Development/Offerings
	9.2.4	New Customers/Distribution Systems
	9.2.5	International Operations
	9.2.6	Fluctuation in Operating Results
	9.2.7	Reliance on Key Personnel
	9.2.8	Adverse Publicity
9.3	Risks Associated with the New Common Stock
	9.3.1	Debt and Common Stock
	9.3.2	Assets Subject to Security Interests
	9.3.3	Control by Laminar
	9.3.4	Absence of Public Market
	9.3.5	Exchange Act Listing — Reporting Obligations
	9.3.6	SEC Reporting Delinquencies
	9.3.7	Additional Financing Risk
	9.3.8	New Common Stock Dilution Risk

ARTICLE 10 APPLICATION OF SECURITIES ACT TO THE ISSUANCE AND RESALE OF NEW SECURITIES UNDER THE PLAN
	10.1.1	New Securities
10.2	Section 1145 of the Bankruptcy Code

ARTICLE 11 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
11.1	Certain U.S. Federal Income Tax Consequences of the Plan
	11.1.1	Introduction
11.2	Tax Consequences to Holders of Claims and Interests
	11.2.1	In General
	11.2.2	Recognition of Gain or Loss
	11.2.3	Consequences of Owning and Disposing of Instruments Issued Pursuant to the Plan
11.3	Tax Consequences to the Debtors
	11.3.1	Cancellation of Indebtedness
	11.3.2	Attribute Reduction
	11.3.3	Utilization of Net Operating Loss Carryovers

ARTICLE 12 REQUIREMENTS FOR CONFIRMATION OF PLAN
12.1	Confirmation Hearing
12.2	Feasibility of the Plan
12.3	Best Interests Test
12.4	Nonconsensual Confirmation
	12.4.1	No Unfair Discrimination
	12.4.2	Fair and Equitable Test

ARTICLE 13 ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
13.1	Continuation of the Chapter 11 Cases
13.2	Liquidation Under Chapter 7 or Chapter 11

ARTICLE 14 VOTING AND CONFIRMATION OF THE PLAN
14.1	Voting Deadline
14.2	Holders Of Claims and Interests Entitled To Vote
14.3	Vote Required for Acceptance by a Class
14.4	Voting Procedures

ARTICLE 15 CONCLUSION AND RECOMMENDATION

APPENDICES

APPENDIX A	Debtors’ Second Amended Joint Plan of Reorganization, dated April 25, 2006

APPENDIX B	Solicitation and Disclosure Statement Order

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DISCLAIMER

ALL CREDITORS AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT, INCLUDING THE FOLLOWING SUMMARY, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE PLAN SUPPLEMENT, ANY EXHIBITS ANNEXED TO THE PLAN, THE PLAN DOCUMENTS AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS NEITHER BEEN APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF THE BOYDS COLLECTION, LTD. OR ANY OF THE OTHER DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN SOLELY FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION, OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS.

EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

ARTICLE 1
INTRODUCTION AND SUMMARY

Pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., The Boyds Collection, Ltd.; The Boyds Collection, Ltd., LP; Boyds Operations Inc.; The Boyds Collection — Pigeon Forge, LLC; The Boyds Collection — Myrtle Beach, LLC; The Boyds Collection — Branson, LLC; J&T Designs and Imaginations, Inc.; HC Accents & Associates, Inc.; and Boyds Bear and Company, LP, debtors and debtors in possession in the above-captioned and numbered jointly-administered chapter 11 cases, hereby respectfully submit and file this Disclosure Statement (as amended, the “Disclosure Statement”) for use in the solicitation of votes on the Debtors’ Second Amended Joint Plan of Reorganization, filed along with the Disclosure Statement with the United States Bankruptcy Court for the District of Maryland (Baltimore Division) on April 25, 2006 (as may be further amended from time to time, the “Plan”). A copy of the Plan is annexed to this Disclosure Statement as Appendix A.

This Disclosure Statement sets forth certain information regarding the Debtors’ pre-petition history, the reasons behind the Debtors’ seeking chapter 11 protection, the significant developments during the Chapter 11 Cases, and the anticipated organization and operations of the Reorganized Debtors after consummation of the Plan. This Disclosure Statement also describes the Plan, certain effects of Confirmation of the Plan, certain risks that could affect the Reorganized Debtors going forward, and the nature and manner of distributions to be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests in Impaired Classes must follow for their votes to be counted.

This Introduction and Summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement.

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS THAT HAVE OCCURRED IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS, STATUTORY PROVISIONS, OR INFORMATION. EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED, THE DEBTORS’ SENIOR MANAGEMENT HAS PROVIDED FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE ENDEAVORED TO BE AS FACTUALLY ACCURATE AS POSSIBLE, THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

1.1          Recommendations

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THE HOLDERS OF CLAIMS. THE PLAN HAS BEEN DEVELOPED THROUGH NEGOTIATIONS WITH D. E. SHAW LAMINAR PORTFOLIOS, L.L.C. (TOGETHER WITH ITS AFFILIATE, D. E. SHAW LAMINAR LENDING, INC., “LAMINAR”), THE DEBTORS’ PRINCIPAL SECURED CREDITOR. LAMINAR HAS MADE SIGNIFICANT CONCESSIONS IN ORDER TO ENABLE THE DEBTORS TO REORGANIZE AS A GOING CONCERN AND TO PROVIDE DISTRIBUTIONS TO HOLDERS OF UNSECURED CLAIMS AND INTERESTS, WHICH THE DEBTORS BELIEVE WOULD BE UNAVAILABLE TO SUCH HOLDERS IF THE DEBTORS WERE LIQUIDATED.

THE DEBTORS, TOGETHER WITH THE CREDITORS’ COMMITTEE AND LAMINAR, RECOMMEND THAT EACH ENTITY ENTITLED TO VOTE ON THE PLAN ACCEPT THE PLAN.

The Debtors believe that:

•                                          the Plan provides the best recovery possible for the holders of Claims and Interests;

•                                          with respect to each Impaired Class of Claims and Interests, the Plan contemplates a greater potential recovery for such holders than would be received if the Debtors were liquidated either under chapter 7 or chapter 11 of the Bankruptcy Code;

•                                          acceptance of the Plan is in the best interests of holders of Claims and Interests.

1.2          Definitions

All capitalized terms used herein shall have the meanings set forth in the Plan, unless otherwise defined.

1.3          Summary Of Key Provisions Of The Plan

The Plan provides for the Debtors to continue to conduct their current business operations under a new capital structure. It embodies the agreement of Laminar, the Debtors’ principal secured creditor (together with other lenders under the Credit Agreement, dated February 23, 2005, the “Senior Secured Lenders”) to accept significant modifications to their current secured debt positions. Specifically, the Senior Secured Lenders will exchange their $57.7 million in Senior Secured Claims arising under the Debtors’ pre-petition credit facility agreement for 48.5% of the New Common Stock in Reorganized Boyds and $30 million in post-Confirmation secured debt securities of the Reorganized Debtors. This should afford the Reorganized Debtors substantial breathing space to implement their business plan and thereby permit larger Distributions to holders of Allowed General Unsecured Claims and to holders of Qualifying and Non-Qualifying Noteholder Claims (if the relevant Classes accept the Plan), as well as providing value to be distributed to holders of Interests in Boyds Collection, Ltd. (“Boyds”) in the form of 46.5% of the New Common Stock in Reorganized Boyds.

The Plan will permit the Debtors to reorganize as a going concern. This will result in a variety of advantages to the Debtors and their stakeholders that not only would be unavailable in a piecemeal liquidation, but that likely could not be secured even through a “going concern” sale of the Debtors’ entire enterprise. Among other things, the Debtors believe the Plan will improve their financial position, help enhance relationships with suppliers, customers, and other parties, preserve at least a portion of the Debtors’ tax attributes, and provide the opportunity for liquidity for future growth.

The Debtors propose to be substantively consolidated solely for purposes of administering the Plan. All Claims against each of the Debtors will be classified and treated under the Plan. Under the Plan, the principal Classes of Claims and Interests will be treated as follows:

•                                          Holders of Senior Secured Claims will receive for their claims of approximately $57.7 million:  senior secured promissory notes in the aggregate principal amount of $30 million, to be due in five years following the Effective Date; and New Common Stock representing approximately 48.5% of the New Common Stock issued on the Effective Date.

•                                          Each holder of an Allowed Qualifying Noteholder Claim shall receive Cash in the amount of 22% of the Allowed amount of such Allowed Qualifying Noteholder Claim, to be paid, if at all, on the date upon which a Future Transaction is consummated; plus its Pro Rata Share of 5% of the New Common Stock, plus its Pro Rata Share of 50% of the Reallocated Shares.

•                                          Each holder of an Allowed Non-Qualifying Noteholder Claim shall receive  Cash in the amount of 24% of the Allowed amount of such Allowed Non-Qualifying Noteholder Claim to be paid, if at all, on  the date upon which a Future Transaction is consummated.

•                                          Each holder of an Allowed General Unsecured Claim or Claims will receive Cash equal to 28% of its Allowed General Unsecured Claim or Claims.

•                                          Secured Claims other than those of the Senior Secured Claims (“Miscellaneous Secured Claims”) will be treated either as agreed by the parties or in a manner that reinstates the Secured Claim or provides for payment to the creditor equal to the value of such creditor’s collateral.

•                                          Each holder of an Allowed Other Priority Claim shall receive, on account of and in full and complete settlement, release and discharge of such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Reorganized Debtors and such holder shall have agreed upon in writing in an amount sufficient to render such Allowed Priority Claim not Impaired under section 1124 of the Bankruptcy Code, to be paid on the latest of (a) the Effective Date (or as soon thereafter as is reasonably practicable), (b) five Business Days after the Allowance Date for such Other Priority Claim, or (c) the date on which the Debtors and the holder of such Allowed Other Priority Claim otherwise agree.

•                                          Allowed Priority Tax Claims will either be paid, at the sole option of the Debtors, (a) on the latter of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) five Business Days after the Allowance Date with respect to such Allowed Priority Tax Claim; (b) beginning the first anniversary following the Effective Date, Cash payments to be made in equal annual installments, with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest on the unpaid balance of such claim calculated from the Effective Date through the date of payment at the Applicable Rate; or (c) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors.

•                                          Interests in, or consisting of, the current common stock of Boyds will be extinguished as of the Effective Date, and each holder of an Allowed Interest shall receive its Pro Rata Share of 46.5% of the New Common Stock.

1.4          Summary Of Classification And Treatment Of Claims And Interests

The Plan categorizes the Claims against and Interests in the Debtors that existed on the Commencement Date into Classes, as set forth below. In accordance with the Bankruptcy Code, the Plan does not classify, but does provide separately for, payment of Administrative Expense Claims and Priority Tax Claims.

The table below provides a summary of the classification, treatment, and Distributions to be made in respect of, Claims and Interests in each Class under the Plan.

CLASS	TYPE OF CLAIM OR INTEREST	TREATMENT
None	Administrative Expense Claims

Each Allowed Administrative Expense Claim, other than a Professional Fee Claim, will receive (a) Cash equal to the unpaid portion of such Allowed Administrative Expense Claim, or (b) such other treatment as to which the Debtors and the holder of the Claim shall have agreed upon in writing, except that ordinary course expenses will be paid in the ordinary course in accordance with any applicable agreements.

None	Professional Fee Claims	Allowed Professional Fee Claims, less payments already received of interim compensation, to be paid in Cash.

CLASS	TYPE OF CLAIM OR INTEREST	TREATMENT
None	DIP Facility Claims

The lenders under the DIP Facility Agreement (on a pro rata basis based on the amounts owed to them), and the DIP Agent, shall be paid 100% of any unpaid non-contingent amount of any DIP Facility Claim and any outstanding and unpaid fees and expenses owed to such lenders and Agent.

Upon payment in full of the DIP Facility Claims, such lenders and the DIP Agent shall release any and all Liens against and security interests in the Debtors’ (and the Estates’) property, the DIP Facility Agreement shall be deemed terminated (except for customary provisions that by their terms survive such termination) and the Reorganized Debtors’ obligations thereunder shall be canceled.

None	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, on account of and in full and complete settlement, release and discharge of such Allowed Priority Tax Claim, at the sole option of the Reorganized Debtors (exercisable upon written notice to the relevant Priority Tax Claim holder sent on or prior to the Effective Date): (a) on the latter of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) five Business Days after the Allowance Date with respect to such Allowed Priority Tax Claim, or (iii) the date on which the Debtors and the holder of such Allowed Priority Tax Claim otherwise agree, Cash in an amount equal to such Allowed Priority Tax Claim; (b) beginning on the first anniversary following the Effective Date or such earlier date as the Bankruptcy Court may order, Cash payments made in equal annual (or more frequent if the Bankruptcy Court so orders or the Debtors, with the consent of Laminar, agree) installments, with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim calculated from the Effective Date through the date of payment at the Applicable Rate; or (c) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Reorganized Debtors.

1	Other Priority Claims (Claims entitled to priority under the Bankruptcy Code, other than Priority Tax Claims)	Each Allowed Priority Claim will be paid in full in Cash, unless the Reorganized Debtors and the holder of such Claim agree otherwise.
2A	Senior Secured Claims

On the Effective Date (or as soon thereafter as is reasonably practicable), on account of and in full and complete settlement, release, and discharge, holders of Senior Secured Claims shall receive, their Pro Rata Share of (A) 48.5% of the New Common Stock, and (B) 100% of the New Senior Secured Notes in the aggregate principal amount of $30 million. The New Senior Secured Notes will be secured by Liens on all or substantially all of the assets of the Reorganized Debtors and their domestic subsidiaries, including Cash, and junior only to Liens granted under the Exit Facility.

2B	Miscellaneous Secured Claims

Each holder of an Allowed Miscellaneous Secured Claim will be entitled to receive one of the following treatments, at the Debtors’ option: (A) the legal, equitable and contractual rights to which the holder of such Allowed Miscellaneous Secured Claim is entitled shall remain unaltered, (B) such holder’s Allowed Miscellaneous Secured Claim shall be reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (C) such other treatment as mutually agreed to by the Debtors and such holder.

3	General Unsecured Claims (Unsecured Claims not otherwise classified)

On the later of (i) the Effective Date (or as soon as reasonably practicable thereafter), and (ii) the date on which such General Unsecured Claim becomes an Allowed Claim, each holder of an Allowed General Unsecured Claim shall receive, in Cash, 28% of the Allowed amount of such General Unsecured Claim.

CLASS	TYPE OF CLAIM OR INTEREST	TREATMENT
4A	Qualifying Noteholder Claims

Each holder of an Allowed Qualifying Noteholder Claim shall receive Cash in the amount of 22% of the Allowed amount of such Allowed Qualifying Noteholder Claim, to be paid on the date, if any, upon which a Future Transaction is consummated; plus its Pro Rata Share of 5% of the New Common Stock, plus its Pro Rata Share of 50% of the Reallocated Shares.

4B	Non-Qualifying Noteholder Claims

Each holder of an Allowed Non-Qualifying Noteholder Claim shall receive Cash in the amount of 24% of the Allowed amount of such Allowed Non-Qualifying Noteholder Claim to be paid, if at all, on the date upon which a Future Transaction is consummated.

5A	Interests

On the Effective Date, each holder of an Allowed Interest that is not an Allowed Equity Convenience Class Interest shall receive its Pro Rata Share of 46.5% of the New Common Stock, plus its Pro Rata Share of 50% of the Reallocated Shares.

5B	Equity Convenience Class Interests	On the Effective Date, each holder of an Allowed Equity Convenience Class Interest shall receive Cash in the amount of 15 cents per share of Boyds’ common stock held by such holder.

1.5          Summary of Terms of New Debt and Securities

Set forth below is a summary of the terms and conditions of the debt instruments and securities to be issued by the Reorganized Debtors under the Plan.

New Senior Secured Notes. The New Senior Secured Notes will be senior secured notes of the Reorganized Debtors, guaranteed by the other Reorganized Debtors, in substantially the form set forth in the Plan Supplement. The New Senior Secured Notes will be in the original principal amount of $30 million and will bear Cash interest at a rate based on LIBOR plus 5.0%. The New Senior Secured Notes will mature in five years from the Effective Date and will be due and payable in full at maturity and will not require any scheduled interim principal payments. The New Senior Secured Notes will be secured by Liens on all or substantially all of the assets of the Reorganized Debtors and their domestic subsidiaries, junior to Liens securing obligations under the Exit Facility.

Proposed forms of the New Senior Secured Note documents, together with the credit agreement for the Exit Facility, will be Filed with the Bankruptcy Court in the Plan Supplement, and served on counsel for the Creditors’ Committee by no later than the date that is ten calendar days prior to the Confirmation Hearing. Any party in interest wishing to obtain copies of these documents prior to the Confirmation Hearing may do so by so requesting either in writing to counsel to the Debtors, Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022, Attention:  Jill Baron, or by email, send to jbaron@kirkland.com.

Exit Facility. To provide the Reorganized Debtors with sufficient liquidity and working capital on a go-forward basis, on the Effective Date, the Reorganized Debtors will, subject to final negotiation and execution with the new lenders, enter into the Exit Facility in substantially the form set forth in the Plan Supplement. The Exit Facility will be comprised of an $11 million revolving credit facility with a $4 million sub-limit for letters of credit, and providing for over-advance borrowings for the months of July, August, September, and October. The Exit Facility will mature in three years and will bear Cash interest at a rate based on LIBOR plus 3.0%. The Exit Facility will be secured by a first priority, perfected security interest in all or substantially all of the assets of the Debtors and their domestic subsidiaries.

New Common Stock. Reorganized Boyds will have 10 million authorized shares of New Common Stock. At consummation, approximately 2 million shares are expected to be issued under the Plan.

ARTICLE 2
PLAN VOTING INSTRUCTIONS AND PROCEDURES

2.1          Notice To Holders Of Claims And Interests

The general and master ballots (which are collectively, and with their respective voting instructions, the “Ballots”) enclosed with this Disclosure Statement are for the use of Creditors and holders of Interests in voting on the Plan. Your vote is important. Non-acceptance of the Plan may lead to a chapter 7 liquidation, dismissal of the Chapter 11 Cases or the confirmation of another plan. The Debtors believe that these alternatives will not likely provide for any Distributions to holders of Allowed Qualifying Noteholder Claims, Allowed Non-Qualifying Noteholder Claims, Allowed General Unsecured Claims or Allowed Interests.

All holders of Impaired Claims and against and Interests in the Debtors should read (1) the Notice of Solicitation of Votes and Hearing on Confirmation of Plan, attached hereto as Prependix A (the “Confirmation Hearing Notice”); (2) the Disclosure Statement, together with the Plan, and (3) the applicable Ballot (including voting instructions) (collectively, the “Solicitation Materials”), in their entirety before voting on the Plan.

Pursuant to the provisions of the Bankruptcy Code, only Impaired Classes of Claims and Interests are entitled to accept or reject the Plan. The Debtors are seeking acceptance of the Plan from holders of these Claims and Interests.

The Classes of Claims Impaired and entitled to vote under the Plan consist of the Senior Secured Claims (Class 2A), General Unsecured Claims (Class 3), Qualifying Noteholder Claims (Class 4A), Non-Qualifying Noteholder Claims (Class 4B), Interests (Class 5A) and Equity Convenience Class Interests (Class 5B).

Other Priority Claims (Class 1) and Miscellaneous Secured Claims (Class 2B) are not Impaired by the Plan. Holders of Claims or Interests in Classes that are not Impaired are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. See Article 14.4 below.

Unless otherwise directed by the Bankruptcy Court, only votes cast by or at the direction of holders of Claims and Interests in accordance with the instructions set forth on the Ballot will be counted for purposes of voting on the Plan. See Article 14, entitled “Voting and Confirmation of the Plan.”

WHEN CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, WHETHER OR NOT THEY ARE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS, ALL HOLDERS OF IMPAIRED CLAIMS AND IMPAIRED INTERESTS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS SCHEDULES, EXHIBITS, ATTACHMENTS, AND APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR TO REJECT THE PLAN. THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE PLAN, CONSIDERATIONS PERTINENT TO ACCEPTANCE OR REJECTION OF THE PLAN, AND DEVELOPMENTS CONCERNING THE CHAPTER 11 CASES.

A VOTE IN FAVOR OF THE PLAN WILL BE TREATED AS AGREEMENT TO CERTAIN RELEASES CONTAINED IN THE PLAN, REGARDLESS OF WHETHER OR NOT THE CLASS AS A WHOLE CONTAINING SUCH CLAIMS ACCEPTS THE PLAN. SEE ARTICLE 5.10.3 BELOW AND ARTICLE 12.3 OF THE PLAN.

IF YOU DID NOT RECEIVE A BALLOT WITH THIS DISCLOSURE STATEMENT, OR IF YOU HAVE ANY QUESTIONS WITH RESPECT TO COMPLETING OR FILING YOUR BALLOT, YOU MAY CONTACT THE GARDEN CITY GROUP, INC. AT (800) 916-4890 OR AT ITS WEBSITE, www.gardencitygroup.com/cases/bbc/. THE FOREGOING IS A PRELIMINARY STATEMENT. THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO, INCLUDING THE PLAN, SHOULD BE

READ IN THEIR ENTIRETY BY ALL CREDITORS AND INTEREST HOLDERS BEFORE VOTING ON THE PLAN.

2.2          The Solicitation

On the Commencement Date, each of the Debtors filed separate petitions under chapter 11 of the Bankruptcy Code. On March 14, 2006, the Debtors filed the Plan with the Bankruptcy Court. On March 14, 2006, the Debtors first Filed the Disclosure Statement with the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and in connection with the solicitation of votes to accept or reject the Plan (the “Solicitation”). On April 17, 2006, and April 25, 2006, the Debtors filed amended versions of the Plan and Disclosure Statement.

On April 27, 2006, the Bankruptcy Court entered the Solicitation and Disclosure Statement Order, in which it determined that this Disclosure Statement contains “adequate information” in accordance with section 1125 of the Bankruptcy Code. Pursuant to section 1125(a)(1) of the Bankruptcy Code, “adequate information” is defined as “information of a kind, and in sufficient detail, as far as is reasonably practicable in light of the nature and history of the debtor and the condition of the debtor’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or Interests of the relevant class to make an informed judgment about the plan…” 11 U.S.C. §1125(a)(1).

2.3          Voting Procedures, Ballots and Voting Deadline

After carefully reviewing the materials in the Solicitation Package, please indicate your acceptance or rejection of the Plan by voting in favor of, or against, the Plan on the Ballot. Also, please note that holders of Senior Subordinated Notes who are eligible to have their Claims classified in Class 4A are subject to certain certification requirements and additional agreements, as set forth on the applicable Ballot, as a precondition for their placement in such Class. Please complete and sign the applicable Ballot and return the original in the manner directed in the voting instructions accompanying the applicable Ballot (the “Voting Instructions”) so that it is received by the Voting Deadline.

Pursuant to the Solicitation and Disclosure Statement Order, the solicitation will expire on the Voting Deadline, unless the Voting Deadline is extended or waived by the Debtors. To be counted, Ballots to accept or reject the Plan described herein must be submitted in accordance with the Voting Instructions (i.e., to The Garden City Group, or in the case of certain beneficial owners of Senior Subordinated Notes, to their nominee holder). After carefully reviewing this Disclosure Statement, the Plan and the other applicable materials in the Solicitation Package, each holder of a Claim or Interest in Class 2A, Class 3, Class 4A, Class 4B, Class 5A and Class 5B should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the appropriate Ballot(s) in accordance with the instructions set forth therein so they are received prior to the Voting Deadline. Pursuant to the Solicitation and Disclosure Statement Order, the Solicitation will expire on the Voting Deadline, unless the Voting Deadline is extended or waived by the Debtors. To be counted, your vote must be received at the applicable address listed below by 4:00 p.m., prevailing Eastern Time, on June 1, 2006 (the “Voting Deadline”):

If by hand delivery/overnight courier	The Garden City Group, Inc. Attention: Boyds Balloting Agent 105 Maxess Road Melville, New York 11747

If by mail:	The Garden City Group, Inc. Attention: Boyds Balloting Agent PO Box 9000 #6361 Merrick, New York 11566-9000

For further information, see Article 14, entitled “Voting and Confirmation of the Plan.”

2.4          Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan and the hearing on the proposed assumptions and rejections of executory contracts and unexpired leases pursuant to Article 8.1 of the Plan (the “Confirmation Hearing”) to commence on June 8, 2006 at 10:00 a.m., prevailing Eastern Time, or as soon thereafter as counsel can be heard, before The Honorable Duncan W. Keir, Chief United States Bankruptcy Judge, United States Bankruptcy Court for the District of Maryland, Baltimore Division, Edward A. Garmatz Federal Building and United States Courthouse, 101 West Lombard Street, Baltimore, Maryland 21201. The Confirmation Hearing, and any continuation thereof, may be adjourned from time to time, including without further notice other than by announcement in the Bankruptcy Court on the scheduled date of such hearing. The Bankruptcy Court, in its discretion and prior to the Confirmation Hearing, may put in place additional procedures governing the Confirmation Hearing. See Solicitation and Disclosure Statement Order.

The Plan may be altered, amended or modified pursuant to 11 U.S.C. § 1127 before, during, or as a result of the Confirmation Hearing, with the consent of the Debtors, and the Senior Secured Lenders, without further notice to parties in interest; provided that such modifications or amendments (1) do not materially and adversely affect any class of claims in the Plan or (2) otherwise comply with 11 U.S.C. § 1127.

Section l128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan. Pursuant to the Solicitation and Disclosure Statement Order, June 1, 2006 at 4:00 p.m., prevailing Eastern Time, is the deadline for filing and serving objections to confirmation of the Plan or to the proposed assumption and rejection of executory contracts and unexpired leases as provided in the Plan (the “Objection Deadline”). Objections must conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court for the District of Maryland, and in writing:  (a) set forth the name of the objector and the nature and amount of the claims or equity interests held or asserted by the objector and against the Debtors’ estates or property; and (b) state the basis for the objection and the specific grounds therefor. Objections must be filed before the Objection Deadline with the Clerk of the United States Bankruptcy Court for the District of Maryland, Baltimore Division, Edward A. Garmatz Federal Building and United States Courthouse, Suite 8308, 101 West Lombard Street, Baltimore, Maryland 21201 (the “Clerk of the Court”) and be served on the following persons and entities so as to be actually received by them on or before the Objection Deadline:

Co-Counsel to the Debtors:		United States Trustee:

Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, New York 10022-4611		Office of the U.S. Trustee Edward A. Garmatz Federal Bldg. 101 West Lombard Street Baltimore, Maryland 21201
Attn:	Lisa G. Laukitis Ryan Blaine Bennett	Attn:	Sandra A. Manocchio

and

Orrick, Herrington & Sutcliffe LLP The Washington Harbour 3050 K Street, N.W. Washington, DC 20007
Attn:	Monique D. Almy

Co-Counsel to the Official Committee of Unsecured Creditors:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064
Attn:	Andrew N. Rosenberg Lori E. Kata

and

Tydings & Rosenberg LLP 100 East Pratt Street Baltimore, Maryland 21202 Attn: Alan M. Grochal

Counsel to D. E. Shaw Laminar Portfolios, L.L.C. and D. E. Shaw Laminar Lending, Inc.		Counsel to Bank of America, N.A.:
Mayer, Brown, Rowe & Maw LLP
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 Attn: Steven Wilamowsky		1675 Broadway New York, New York 10019-5820 Attn: Frederick D. Hyman

ARTICLE 3
BACKGROUND

3.1                               Introduction

3.1.1                                          Corporate History

Boyds is a public corporation, incorporated in the State of Maryland, with its principal place of business located at 350 South Street, McSherrystown, Pennsylvania 17344. Together with its Debtor affiliates, Boyds is a leading designer, importer and distributor of high-quality, hand-crafted collectibles, gift and other specialty products.

Boyds was founded in 1979 by Gary and Justina Lowenthal as a small antique business in Boyds, Maryland. By 1984, Boyds had begun to reproduce and sell miniature houses, duck decoys and merino wool teddy bears to selected retail outlets. Boyds relocated from Maryland to southern Pennsylvania in 1987, and expanded its product line to include other plush animals and related accessories including miniature clothes, furniture and ornaments. Boyds began distributing its plush animal lines to department stores and gift retailers, opting against selling to mass merchandisers and major discount stores. In 1993, Boyds began selling cast resin figurines with the introduction of its Bearstones line. In 1998, Boyds acquired H.C. Accents, a home décor company. Also in 1998, Boyds was purchased by KKR Fund 1996 L.P. (“KKR”) and subsequently became a public company, listed on the New York Stock Exchange (NYSE) (FOB). In July 2002, Boyds deployed its first field sales force, consisting of over 100 field sales people. Prior to this change, Boyds made sales solely through its catalog sales and a small internal telephone-based sales team. In September 2002, Boyds opened its Boyds Bear Country — Gettysburg retail store in Gettysburg, Pennsylvania, and in November of 2004, Boyds opened its second retail location, Boyds Bear Country — Pigeon Forge, in Pigeon Forge, Tennessee. In October 2004, Boyds once again restructured its sales organization to be comprised of a direct sales force and third party telemarketing.

As the parent Debtor, Boyds holds direct or indirect ownership interests in its eight domestic and co-Debtor affiliates, The Boyds Collection, Ltd., LP, Boyds Operations, Inc., The Boyds Collection — Pigeon Forge, LLC, The

Boyds Collection — Myrtle Beach, LLC, The Boyds Collection — Branson, LLC, J&T Designs and Imaginations, Inc., HC Accents & Associates, Inc., and Boyds Bear and Company, LP.

Boyds also owns shares of the subsidiaries that are not Debtors (the “Non-Debtor Subsidiaries”) through which the Debtors operate their international businesses. The principal Non-Debtor Subsidiaries of Boyds are The Boyds Collection, Corp. (Canada); The Boyds Collection, GMBH (Germany); The Boyds Collection BV (Netherlands), and The Boyds Collection, UK (United Kingdom). As of the Commencement Date, the Non-Debtor Subsidiaries owed Boyds approximately $8.8 million. The Boyds Collection BV (Netherlands) is in administrative insolvency proceedings in the Netherlands, and The Boyds Collection, GMBH (Germany) is an inactive holding company without material assets or liabilities.

Boyds holds most of the Debtors’ domestic assets and employs all of Debtors’ domestic employees. As of the Commencement Date, Boyds employed approximately 340 full-time employees, and approximately 150 part-time employees. The employees perform a variety of functions for Boyds and its Debtor affiliates, including sales, design, marketing, shipping, administrative, accounting, supervisory, management, maintenance, cashier, food preparation, systems, human resources and other tasks.

3.1.2                                          Financial Information

On a consolidated basis, the Debtors and the Non-Debtor Subsidiaries generated revenues for the three-month period ended June 30, 2005, of $17.1 million, compared to $22.6 million for the three-month period ended June 30, 2004. Operating losses for the three-month period ended June 30, 2005, were $101.3 million compared to a profit of $0.5 million for the three-month period ended June 30, 2004. Of the $101.3 million loss in 2005, $94.6 million was comprised of a write-down of Boyds’ deferred tax asset. Information concerning Boyds’ historic financial performance and operating losses is included in Boyds’ Form 10-K for fiscal year ended December 31, 2004, which forms can be found at www.sec.gov or can be obtained upon written request addressed to counsel for the Debtors, Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022 Attention:  Jill Baron, or by e-mail sent to jbaron@kirkland.com. Additional financial information is available in the Schedules, Statement of Financial Affairs, and Monthly Operating Reports that the Debtors have Filed in the Chapter 11 Cases. Copies of these documents are available from either (i) the Clerk’s Office of the Bankruptcy Court, which is located at the Edward A. Garmatz Federal Building and United States Courthouse, Suite 8308, 101 West Lombard Street, Baltimore, Maryland 21201, or (ii) upon written request addressed to counsel for the Debtors, Kirkland & Ellis LLP, Citigroup Center, 153 East 53rd Street, New York, New York 10022 Attention:  Jill Baron, or by e-mail sent to jbaron@kirkland.com. In addition, the Debtors have filed their Monthly Operating Reports with the Securities and Exchange Commission (“SEC”) as part of Forms 8-K and these reports are available at www.sec.gov.

Boyds was, as of the Commencement Date, current in its SEC filings. However, Boyds has not remained current in its SEC filings during the pendency of these Chapter 11 Cases. Prior to the Effective Date, Boyds intends to file a Form 10-Q for the period ended September 30, 2005 and a Form 10-K for the fiscal year ended December 31, 2005.

For the fiscal year ending December 31, 2005, Boyds recorded (preliminary and unaudited) total assets of $66.2 million and total liabilities of $90.9 million. For the same period, Boyds recorded (preliminary and unaudited) revenue of $78.6 million and a net loss of $182.9 million (including a $166.2 million write-down of Boyds’ deferred tax asset and a $2.6 million charge for impairment of goodwill).

3.2    Pre-Petition Capital Structure

3.2.1            Equity

Boyds has 61,838,238 authorized shares of Boyds’ common stock (“Boyds’ Common Stock”), par value $0.0001 per share, of which 59,004,202 shares were issued and outstanding as of the Commencement Date.

Boyds’ Common Stock was previously listed on the New York Stock Exchange. On October 10, 2005, however, the stock was delisted.

3.2.2            Debt

As of the Commencement Date, the principal debt obligations of the Debtors were as follows:

(i)                                     In connection with its recapitalization in 1998, Boyds issued 9.0% Senior Subordinated Notes due 2008 in the amount of $165 million. As of the Commencement Date, Boyds had unsecured indebtedness under the Senior Subordinated Notes of approximately $34.4 million.

(ii)                                  Also in 1998, Boyds entered into a credit agreement providing for a $325 million senior secured term loan, and a senior secured revolving credit facility providing for borrowings up to $40.0 million. On February 23, 2005, Boyds entered into a new credit agreement (the “Pre-Petition Credit Agreement”) which replaced its 1998 term debt. Under the new agreement, Boyds received a $45 million term loan with a revolving credit facility of up to $20 million. As of the Commencement Date, Boyds owed approximately $56.5 million in aggregate principal amount under the Pre-Petition Credit Agreement.

3.3         Business and Properties

Business and Products

Boyds (together with its domestic subsidiaries, the “Company”) operates in two segments that consist of the Company’s wholesale gift business and the Company’s retail gift/entertainment business. The Company’s retail stores are in two locations, Boyds Bear Country — Gettysburg and Boyds Bear Country — Pigeon Forge. These retail stores are being used to generate income and expand the brand awareness and image of Boyds.

Since 1984, Boyds’ product lines have expanded from plush bears to include other plush animals such as hares, moose and cats, as well as resin figurines and other products.

The Company continues to expand its “giftable” product lines. These are products that are in the $5 to $20 price point and are either focused on women-to-women gifting or on gifts to babies and children. One of the most successful lines is the Company’s Message Bear line which debuted in 2001, and has expanded since then. More recently, in 2003, the Company introduced its Bears & Friends line which is an everyday affordable plush line targeted at children.

Retail prices for the plush animals range from $5 to $200. Animals in the plush animal category are made of various materials with outer coverings ranging from acrylic plush to custom-dyed chenille and wool. Interiors are filled with plastic pellets for the beanbag animals and 100% acrylic fiberfill for the other animals.

Boyds’ resin figurine category currently consists of the main collection, Bearstones, and sub-collections, Dollstones, Charming Angels, Shoebox Bears and Faeriessence. Together, these categories include over 300 styles of finely detailed, and hand-painted miniature cast resin bears, other animals and people. Prices in the resin figurine category are generally priced between $9 and $60 at retail. Each figurine is inscribed with Boyds’ distinctive symbol of authenticity, a hidden bear paw, and a bottom stamp indicating the name, edition, and piece number. Many figurines contain famous quotes which help the customer identify with the piece. The items are packaged individually with a certificate of authenticity describing the product.

The Company’s retail locations have built very successful interactive environments for adults, children and the entire family. Boyds Bear Factory enables to consumer to choose the desired animal, fill the animal with specially colored beans and bring it to life with a “magic” bean. After the animal comes to life, they may then choose a special outfit for it to wear home. Additionally, in the retail stores, Boyds has its Bear Nursery.

With respect to sales and marketing, Boyds generates its order volume through a nationwide direct and telemarketing sales force, catalogue mailings to its retailers, trade show sales, its business-to-business website, and its retail stores. Boyds sends catalogues and promotional mailings to retail customers at least twice a year for its spring and fall product offerings. In October of 2004, Boyds restructured its sales force so that it now operates with a more focused customer service/telemarketing group and interacts directly with customers, thereby strengthening relations with current customers and creating new customers.

Properties

Boyds leases approximately 209,000 square feet of distribution and warehouse space in McSherrystown, Pennsylvania. Boyds’ existing distribution center includes two loading docks, two automated conveyor systems and 180,000 square feet of storage area, which are in good operating condition. Boyds’ lease expires in 2009. Attached to the warehouse area is Boyds’ 24,000 square foot corporate headquarters which is subject to the same lease provisions. Boyds also leases showroom space in Atlanta. Management believes that its current facilities are suitable and adequate for Boyds’ planned growth needs for the next several years, and vacant land is available on-site for additional expansion, should it be necessary.

3.4         Competition

Boyds competes generally for the disposable income of consumers and, in particular, with other producers of fine quality collectibles, specialty giftware and home decorative products. The collectibles area, in particular, is affected by changing consumer tastes and interests. The giftware and collectibles industries are highly competitive, with a large number of both large and small participants. Boyds’ competitors distribute their products through independent gift retailers, department stores, mass merchandisers and catalogue retailers or through direct response marketing. Boyds believes the principal elements of competition in the giftware and collectibles industries are product design and quality, product and brand name loyalty, product display and price. Boyds believes its competitive position is enhanced by a variety of factors, including the innovativeness, quality and enduring themes of Boyds’ products, its reputation among retailers and consumers, its in-house design expertise, its sourcing and marketing capabilities and the pricing of its products. Some of Boyds’ competitors, however, are part of large, diversified companies having greater financial resources and a wider range of products than Boyds. In addition, this industry is subject to intense competition from small and large companies, each with the ability to create unique, appealing products at relatively low entry cost.

3.5         Events Leading to Chapter 11 Filing

During 2001, Boyds’ financial results began to deteriorate significantly as a consequence of industry-wide and company-specific factors. Over a period of several years, retail sales of plush toys shifted from small independent retailers, in which Boyds had a leading presence, to large regional and national retailers and mass merchandisers, in which Boyds did not have a meaningful presence. Moreover, the large retailers competed with Boyds’ product line at lower price points. This shift in distribution channels coincided with a general cooling of consumer demand for “collectible” products. As a result, the retail sales of Boyds and its direct industry competitors were negatively affected.

In response to the ongoing industry pressures and associated decline in independent retailers, during 2004 Boyds began to implement various operational restructuring and cost reduction programs. Such programs focused on (i) redirecting sales efforts towards larger regional and national channels, (ii) developing products specifically targeted to these channels, (iii) selectively expanding distribution to include direct in-home marketing initiatives, and (iv) developing co-branding campaigns with well-recognized brands such as NASCAR, Coca-Cola, Crayola, and M&Ms. The restructuring program and the efforts of Boyds’ management had a measurable impact, enabling Boyds to achieve a greater presence among regional and national retailers and to lower ongoing operating costs.

Unfortunately, despite the efforts of Boyds’ management to reposition the Company in response to the changing industry sales dynamics, Boyds was not able to increase sales in the new channels quickly enough to offset the dramatic decline in sales from the Company’s traditional, core-market of independent retailers. In 2004, Boyds saw its net sales decline by approximately 8% while net income declined by approximately 50%. During the twelve-months ending June 30, 2005, Boyds’ EBITDA declined to $0.4 million, as compared to $88.5 million for the twelve-months ending June 30, 2000. The decline in Boyds’ financial performance accelerated dramatically during the three quarters preceding the third quarter of 2005.

By the late summer of 2005, Boyds’ management recognized that the Company could no longer comply with the financial covenants in the Pre-Petition Credit Agreement. On August 11, 2005, in connection with the Company’s second quarter earnings release, Boyds disclosed that there was a significant likelihood that the Company would not be in compliance with one or more financial covenants as of the end of the third and fourth quarters of 2005.

Following Boyds’ announcement of second quarter results, Boyds’ primary senior lender, Laminar, requested a meeting with Boyds’ management to discuss its business plan, as well as its recent and projected financial results. Based in part upon Boyds’ second-quarter results, the Senior Secured Lenders believed, and Boyds confirmed, that the Company would not be able to comply with the financial covenants regarding ratios of outstanding debt to EBITDA and minimum EBITDA contained in Section 7.6 of the Pre-Petition Credit Agreement. A failure by Boyds to comply with the financial covenants would immediately trigger events of default under the Pre-Petition Credit Agreement, entitling the Lenders to accelerate the entire principal amount of indebtedness under the Pre-Petition Credit Agreement or impose a two per cent increase in the interest rate. At the meeting, which took place on August 24, 2005, Boyds requested that the Senior Secured Lenders waive Boyds’ anticipated breach of the financial covenants. Although the meeting did not yield an agreement, the Senior Secured Lenders agreed to continue negotiations. On September 13, 2005, representatives of Boyds met with Bank of America, holder of $5 million of the Company’s senior debt, to discuss the Company’s deteriorating financial situation.

Meanwhile, the share price for Boyds’ Common Stock, which had been declining since February 2005, fell below one dollar. On September 21, 2005, the New York Stock Exchange (NYSE) notified Boyds that it was not in compliance with the NYSE’s newly increased continued listing standards, as Boyds’ average market capitalization and shareholders’ equity over a 30 trading-day period had fallen below $75 million, and the average closing price of Boyds’ shares over a consecutive 30 trading-day period had fallen below $1.00. On October 10, 2005, Boyds’ shares were de-listed by the NYSE.

In late September 2005, Boyds confirmed to the Senior Secured Lenders that it had breached the financial covenants under the Pre-Petition Credit Agreement, and consequently that defaults had been triggered thereunder and were continuing (the “Existing Defaults”). On October 3, 2005, following weeks of negotiations, Boyds entered into a waiver agreement (the “Waiver”) with the Senior Secured Lenders. The Waiver provided for, among other things, the Senior Secured Lenders’ forbearance from exercising contractual remedies under the Pre-Petition Credit Agreement on account of the Existing Defaults through October 16, 2005. Although Boyds did not provide Cash to the Senior Secured Lenders in consideration for the Waiver, the Waiver provided that future interest under the Pre-Petition Credit Agreement would accrue at the two percent default rate. In addition, notwithstanding the Waiver, Boyds would not be permitted to incur additional indebtedness or issue letters of credit without the Senior Secured Lenders’ consent.

From October 3, 2005 through October 16, 2005, Boyds continued to engage in discussions with its Senior Secured Lenders regarding a comprehensive plan to restructure the Company’s operations and existing debt obligations. On the Commencement Date, the Debtors, in the exercise of their prudent business judgment, determined that it was in the best interest of all their stakeholders and for the maximization of the value of their businesses to commence the Chapter 11 Cases and to continue negotiations with their creditor constituencies and consummate a restructuring under the auspices of the Bankruptcy Court.

3.6         Debtors’ Business Plan

The Debtors are optimistic about their long-term prospects. Beginning in late 2003, the Debtors accelerated implementation of a new strategy to offset the decline in performance from the Debtors’ traditional retail customer base. Key components of the new strategy included repositioning the Debtors’ strong brand to increase penetration of new distribution channels and customers, and to significantly reduce operating costs to improve overall profitability.

The Debtors’ introduced more giftable product and introduced new product lines to drive revenue growth, including new products based on new licensing arrangements with brands relevant to the Debtors’ target consumers. The Debtors also added new regional and national wholesale distribution channels and accounts, including full-line grocery retailers, food and drug chains, general merchandise chains, and specialty retailers, including booksellers.

In addition, the Debtors have continued to bring innovation to their core collector base through new product lines like the “Signature”, “Bear of the Month” and “Patty Duke”, which are reengaging the collector and supporting the remaining traditional retailer base. Building on the recent successes with new products and customers, the Debtors are now exploring additional distribution alternatives, including a larger online presence that will include direct-to-consumer sales of certain selected specialized product offerings. To lower operating expenses, the Debtors took significant actions, including a restructuring of the sales force, reduction in corporate overhead, and closure of certain unprofitable international operations.

The Debtors believe that it is critical to significantly de-lever their balance sheet as they refocus and restructure operations to adapt to the changing marketplace. In the opinion of the Debtors’ management team, successful execution of the business plan and the restructuring contemplated in the Plan will enable the Debtors to achieve future growth for the benefit of the parties-in-interest in these Chapter 11 Cases.

ARTICLE 4
THE CHAPTER 11 CASES

4.1         Commencement of the Cases

On the Commencement Date, the Debtors commenced the Chapter 11 Cases. Since the Commencement Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court. Transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtors’ employment of attorneys and other Professionals. The Debtors retained the law firms Kirkland & Ellis LLP and Swidler Berlin LLP(1) as their bankruptcy counsel, and retained Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan”) as their financial advisors and investment bankers.

(1)           Effective February 6, 2006, the principal attorneys at Swidler Berlin LLP (“Swidler”) who act as co-counsel to the Debtors joined the law firm of Orrick, Herrington & Sutcliffe LLP (“Orrick”).  On February 28, 2006, Swidler filed a motion in the Chapter 11 Cases to withdraw as co-counsel to the Debtors.  On that same date, Orrick filed its application to substitute as co-counsel to the Debtors

The Debtors’ management has spent considerable time and energy responding to the many demands placed on the Debtors as debtors and debtors-in-possession. For example, the Debtors have (i) filed their schedules of assets, liabilities and executory contracts and their statements of financial affairs, (ii) caused notice of the Bar Date to be sent to all parties in-interest, and (iii) submitted monthly operating reports to the U.S. Trustee summarizing their post-petition operations and financial performance and conferred with representatives of the U.S. Trustee’s Office. The Debtors have negotiated and resolved a variety of issues that have arisen throughout the Chapter 11 Cases.

4.2         Appointment of Creditors’ Committee

On October 24, 2005, the United States Trustee appointed the Creditors’ Committee, which consists of the following members:  The Bank of New York (as indenture trustee), Receivables Management Services (as agent for UPS), The Capital Group, Dynamic Print Group, and Taiwan Merchant.

The Creditors’ Committee has retained the law firms of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Tydings and Rosenberg LLP as counsel. It has also retained FTI Consulting, Inc. as its financial advisors.

4.3         Other Significant Chapter 11 Events

4.3.1            The DIP Facility Agreement

On the Commencement Date, the Debtors Filed a motion seeking authority of the Bankruptcy Court to, among other things, enter into the DIP Facility Agreement. On October 19, 2005, the Bankruptcy Court approved the DIP Facility Agreement on an interim basis. On November 3, 2005, the Bankruptcy Court entered the Final DIP Order approving the DIP Facility Agreement.

The DIP Facility Agreement provides for an $8 million revolving credit facility to be available for the Debtors to pay fees and expenses associated with the DIP Facility Agreement as well as fund working capital and other general corporate purposes for the Debtors. The DIP Facility Agreement also allows the Debtors to obtain letters of credit in connection with the Debtors’ ongoing business obligations.

4.3.2            Schedules and Statements of Financial Affairs

Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007 direct that a debtor must prepare and file certain schedules of assets and liabilities, current income and current expenditures, executory contracts and unexpired leases and related information (the “Schedules”) and statements of financial affairs (the “Statements”) when a chapter 11 case is commenced. The purpose of filing the Schedules and Statements is to provide a debtor’s creditors, equity interest holders and other interested parties with sufficient information to make informed decisions regarding the debtor’s reorganization. On the Commencement Date, the Debtors requested, and were granted, an extension of time to File their Schedules and Statements. The Schedules and Statements were Filed with the Bankruptcy Court on December 14, 2005. See Article 3.2.2 for information regarding the Debtors’ debts and liabilities.

4.3.3            Bar Date

On or around December 22, 2005, in accordance with Local Rule 3003-1, the Bankruptcy Court fixed February 14, 2006, as the deadline by which all proofs of claim (other than by Governmental Units) were required to be Filed in the Chapter 11 Cases. All Claims by Governmental Units are required to be Filed by April 14, 2006. The Clerk’s Office of the Bankruptcy Court and the Debtors provided notice of the Bar Date to all known Creditors. The Debtors are currently reviewing, analyzing and reconciling the amounts estimated by the Debtors and Claims Filed by Creditors. However, the Bankruptcy Court will make a final determination of the allowability of Disputed Claims to which the Debtors may object. Accordingly, the ultimate amount of such liabilities is presently not determined.

4.3.4            Employee Claims

On the Commencement Date, the Debtors Filed a motion requesting authorization to pay pre-petition employee compensation, benefits, expenses and related items. The Bankruptcy Court issued a first-day Order on October 18, 2005, granting permission to pay such employee claims up to $4,925 per employee (the applicable limit under the Bankruptcy Code for priority treatment of employee Claims). Because no objections to the motion were Filed by the applicable deadline, the Bankruptcy Court entered a second and final order on October 24, 2005. The Debtors are not aware of any outstanding undisputed pre-petition Claims of the Debtors’ employees as of the Commencement Date related to employee compensation, benefits, expenses and related items.

4.3.5            Rejection of Executory Contracts

After the Commencement Date, the Debtors reviewed their unexpired leases and executory contracts to identify leases and contracts that were not favorable and that could be rejected, thereby reducing the Debtors’ administrative expenses. Although the Debtors have not rejected any executory contracts or leases yet in these Chapter 11 Cases, the Debtors may reject executory contracts or unexpired leases in connection with Confirmation of the Plan. See Article 5.6.2 below.

4.3.6            Insurance

On the Commencement Date, the Debtors sought and later obtained Bankruptcy Court approval to make various payments to maintain, on an uninterrupted basis, various insurance coverage, including directors’ and officers’ liability and other liability policies, and to enter into post-petition financing arrangements with respect to insurance premiums. The Debtors believe that substantially all of their insurance coverage as of the Commencement

Date remains in effect. Nothing in the Plan is intended to vitiate any such coverage or the Debtors’ rights thereunder.

4.3.7            Key Employee Retention Plan

On November 23, 2005, the Debtors sought and later obtained Bankruptcy Court approval to establish a key employee retention program (the “KERP”) for seven members of the Debtors’ senior management. Prior to receiving Bankruptcy Court approval, the terms of the KERP were heavily negotiated among, and ultimately agreed to by, the Creditors’ Committee and Senior Secured Lenders

Under the KERP, the covered employees are entitled to receive periodic retention payments during the Chapter 11 Cases equal to a fixed percentage of each employee’s salary. Further, the KERP includes additional performance-based compensation payments to such employees in the event to company meets certain EBITDA targets. In addition, in the event any of the covered employees are terminated without cause, the KERP entitles such employees to company-sponsored health care coverage for 12 months following termination, provided that the Debtors’ aggregate contributions for such coverage do not exceed $25,000 for all covered employees.

4.3.8            Events Leading To The Formulation Of The Plan

Under the Bankruptcy Code, the Debtors had the exclusive right to propose a plan of reorganization for the first 120 days after the Commencement Date and to solicit acceptances of a plan for the first 180 days after the Commencement Date. By Order entered on February 9, 2006, the Bankruptcy Court extended the Debtors’ exclusive period to File a plan until May 15, 2006, and to solicit acceptances until July 13, 2006, without prejudice to the Debtors’ right to seek further extension(s). The Debtors first Filed the Plan on March 14, 2006.

Since the Filing of the Bankruptcy Petitions on October 16, 2005, the Debtors have proceeded diligently to develop a Plan that would permit the Debtors to continue in business as going concerns under a new capital structure that would permit Distributions to unsecured creditors. The Debtors and their advisors continued to negotiate the terms of a potential plan of reorganization with the Senior Secured Lenders, including Laminar, as well as with the Creditors’ Committee and their advisors.

As a result of these negotiations, as set forth in the Plan, the Senior Secured Lenders have agreed to exchange most of their secured debt under the Pre-Petition Credit Agreement and DIP Facility Agreement for equity  in Reorganized Boyds and have agreed to new terms for the remainder of their debt.

The Debtors and Laminar have discussed certain of the terms of the restructured debt, new equity, employment arrangements with key management, and other matters. The Debtors and Laminar additionally exchanged drafts of the Plan and engaged in follow-up discussions with the Creditors’ Committee. Subsequently, the Debtors and Laminar engaged in further, spirited negotiations with the Creditors’ Committee, and agreed to certain modifications to the Plan in exchange for the Creditors’ Committee’s support.

On March 14, 2006, the Creditors’ Committee, together with Laminar, agreed to support the Debtors’ Plan.

4.3.9            Operations Since the Commencement Date

Prior to the Commencement Date, the Debtors reduced their workforce and took other actions to reduce costs. See Article 3.5 above. Since the Commencement Date, the Debtors have continued to reduce their workforce and have sought to stabilize and reassure their remaining employees, whom the Debtors believe are vital to the Debtors’ future. See Article 3.6 above. The Debtors believe they have largely been successful in these efforts and have had relatively few employee defections. The Debtors and their Non-Debtor Subsidiaries have for the most part continued to operate in the same businesses and markets as they did before the Commencement Date. The Debtors’ financial results since the Commencement Date are summarized in the Monthly Operating Reports they have submitted to the Office of the United States Trustee. Those reports are available as set forth in Article 3.1.2 above.

ARTICLE 5
SUMMARY OF THE PLAN

THIS ARTICLE PROVIDES A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN, AND OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS ANY EXHIBITS THERETO AND DEFINITIONS THEREIN), WHICH IS ANNEXED TO THIS DISCLOSURE STATEMENT AS APPENDIX A. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS. THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS AND THEIR ESTATES, AND OTHER PARTIES-IN-INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

5.1          Brief Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself and its creditors and stockholders.

The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the treatment of claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and except as provided in the plan itself or the confirmation order, confirmation discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan, and terminates all rights and interests of pre-petition equity security holders, unless otherwise provided in such plan.

5.2          Limited Substantive Consolidation for Plan Administration

The Plan is predicated upon the entry of an Order of the Bankruptcy Court substantively consolidating the Estates of all of the Debtors for the purposes specified in the Plan. Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by prior Order, the Plan will serve as, and will be deemed to be, a motion for entry of an Order substantively consolidating the Debtors’ Chapter 11 Cases in accordance with the terms of Article 9.8 of the Plan.

Under the Plan, as consolidated, (i) all claims by, between, and among the Debtors shall be eliminated; (ii) any obligation of a Debtor and all guarantees thereof by one or more of the other Debtors shall be deemed to be one obligation of the Debtors, collectively; and (iii) each Allowed Claim Filed or to be Filed against any Debtor shall be deemed a single Allowed Claim against, and a single obligation of, the Debtors collectively. Substantive consolidation (x) shall be solely for the purposes of determining the right to Distributions under the Plan, (y) shall not affect either the rights of any holder of a secured Claim with respect to the Collateral securing its Claim, or the terms and implementation of any settlement, and the rights and obligations of the parties thereto, entered into in connection with the Confirmation of the Plan, and (z) shall not, except as expressly provided in the Plan, be deemed to, prejudice any litigation rights or avoidance actions, which shall survive entry of the substantive consolidation

Order for the benefit of the Debtors and their Estates, as if there had been no substantive consolidation of the Debtors and their Estates.

Nothing in the Plan shall result in the consolidation of the Non-Debtor Subsidiaries with the Debtors or the Reorganized Debtors. Nor shall anything therein be construed to release or discharge any claims that any of the Reorganized Debtors has or may have against any Non-Debtor Subsidiary, all of which Claims shall be fully preserved. Nothing in the Plan, including any substantive consolidation of the Chapter 11 Cases for purposes of Distribution contemplated by Article 9.8 of the Plan, is intended or shall be construed to limit or otherwise affect any claims, defenses or rights of any Debtor with respect to setoff or recoupment. The Debtors expressly reserve all such claims, defenses and rights with respect to setoff and recoupment.

Notwithstanding such provisions of the Plan, each Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity from all other Reorganized Debtors and shall retain title to all the Assets such Debtor owned immediately prior to the Effective Date. Nothing in Article 9.8 of the Plan shall affect the legal and organizational structure of the Reorganized Debtors or limit, modify or otherwise affect the classification of Claims set forth in Article 4 of the Plan and the different Distributions each such Class is entitled to receive as set forth in Article 6 of the Plan.

The Debtors believe that the foregoing deemed substantive consolidation, for Plan purposes only, of the Debtors’ estates is warranted. It is well established that section 105(a) of the Bankruptcy Code empowers a bankruptcy court to authorize substantive consolidation. Courts in the Fourth Circuit, the federal judicial circuit in which the Chapter 11 Cases are pending, as well as many other circuits have followed the test articulated by Union Sav. Bank v. Augie/Restivo Baking Co. (In re Augie Restivo Baking Co.), 860 F.2d 515 (2d Cir. 1998), which is utilized to evaluate a request for substantive consolidation. See, e.g., In re FasMart Convenience Store, Inc., 320 B.R. 587 (Bankr. E.D. Va. 2004). The test, as formulated by the Second Circuit, considers (i) whether creditors dealt with the Debtors as a single economic unit and did not rely on their separate identity in extending credit, or (ii) whether the affairs of the Debtors are so entangled that consolidation will benefit all creditors. Id. at 518. With respect to the first factor, creditors who make loans on the basis of the financial status of a separate entity expect to be able to look to the assets of their particular borrower for satisfaction of the loan. The second factor involves whether there has been a commingling of assets and business functions and considers whether all creditors will benefit because untangling is either impossible or so costly as to consume the assets. If either factor is satisfied, substantive consolidation is appropriate.

In these Chapter 11 Cases, the first factor is satisfied. The facts supporting this include, but are not limited to, the following:

•                                          The Debtors’ trade creditors dealt with substantially all of the Debtors as a single economic unit and did not rely on their separate identity in extending credit;

•                                          The Debtors file consolidated federal income tax returns for all entities under The Boyds Collection, Ltd. and prepare financial statements, annual reports and other documents filed with the Securities and Exchange commission on a consolidated basis. The Debtors file a separate individual income tax return only for The Boyds Collection, Ltd., L.P.  Thus it is impossible for a trade creditor to obtain separate financial information regarding nearly all of the individual Debtors from the Debtors’ public filings;

•                                          All financial information the Debtors disseminated into the public, including to customers, suppliers, landlords and lenders, is prepared and presented on a consolidated basis;

•                                          The Debtors’ Cash is swept on a weekly basis into a concentration account held by one entity;

•                                          The Debtors share common directors and officers;

•                                          The vast majority of the Debtors exist solely to operate the Boyds business in an individual state;

•                                          The Debtors share overhead, management, accounting and other related expenses;

•                                          One entity pays the expenses and salaries of all of the Debtors; and

•                                          Other than with respect to the Debtors’ two retail locations, one of which is operated out of a separate location from the headquarters in Gettysburg, PA and the other of which is operated in Pigeon Forge, Tennessee, all of the Debtors act from the same business location.

In addition, there is no prejudice to unsecured creditors of any of the Debtors that would result from the proposed substantive consolidation. In fact, all unsecured creditors stand to substantially benefit. This is because the obligations to the Senior Secured Lenders are the joint and several liability of all of the Debtors, and are secured by the assets of all of the Debtors. The Debtors believe that the liquidation value of the Debtors, in the aggregate, is insufficient to satisfy the claims of the Senior Secured Lenders. Therefore, in the absence of the recoveries made available to unsecured creditors solely through the Debtors’ rehabilitation as contemplated by the Plan, none of the unsecured creditors of any of the Debtors stands to receive any value on account of their Claims.

Finally, pursuant to Bankruptcy Rule 9019 and any applicable state law, and as consideration for the Distribution, classification of Claims, and other benefits provided under the Plan, the provisions of Article 12.3 of the Plan shall constitute a compromise and settlement of any Cause of Action or dispute that could be brought by any holder of a Claim or Interest asserting that such holder’s Claim or Interest would have received more favorable treatment had substantive consolidation not been effected. Specifically, holders of Claims in Class 3 (General Unsecured Claims), the majority of which are against The Boyds Collection, Ltd., L.P., are receiving a higher recovery under the Plan than holders of Claims in Class 4A (Qualifying Noteholder Claims) and Class 4B (Non-Qualifying Noteholder Claims), whose Claims are also unsecured, but are against The Boyds Collection, Ltd, an entity with fewer assets than the Boyds Collection, Ltd., L.P. In addition, under the Plan, any claims against holders of Claims in Class 3 (other than insiders) arising under section 547 of the Bankruptcy code are being waived. This settlement, pursuant to Bankruptcy Rule 9019, provides holders of Class 3 Claims with a greater and more certain Distribution in exchange for reducing the risk that such holders may attempt to defeat substantive consolidation under the Plan. The Confirmation Order shall constitute the Bankruptcy Court’s approval of such settlement and compromise, and its findings that such is in good faith, pursuant to applicable law, given and made after due notice and opportunity for a hearing, and shall bar any Cause of Action by any holder of a Claim or Interest with respect to any matters described in Article 9 of the Plan.

5.3          Classification and Treatment of Claims and Interests

5.3.1       Generally

Section 1123 of the Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtors into separate classes based upon their legal nature. In accordance with section 1123 of the Bankruptcy Code, claims of a substantially similar legal nature are usually classified together, as are equity interests which give rise to the same legal rights.

Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” or “unimpaired” by the plan. If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no Distribution to the holders, in which case, the holder is deemed to reject the plan), and (if the holder of the claim does not accept the plan) the right to receive under the plan property of a value that is not less than the value the holder would receive if the debtor were liquidated under chapter 7. Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is “impaired” unless the plan (i) does not alter the legal, equitable, or contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case, or nonperformance of a non-monetary obligation), reinstates the maturity of the claims or equity interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, or contractual rights. Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

The Plan divides Claims and Interests into Classes and sets forth the treatment for each Class. In accordance with section l123(a) of the Bankruptcy Code, Administrative Expense Claims and Priority Tax Claims

have not been classified. The Debtors also are required, as discussed above, under section 1122 of the Bankruptcy Code, to classify Claims and Interests into Classes that contain Claims and Interests that are not dissimilar to the other Claims and Interests in such Classes. The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of section 1122 of the Bankruptcy Code, but it is possible that a holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit Confirmation and to use the Plan acceptances received in this Solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting holder is ultimately deemed to be a member.

The classification of Claims and Interests and the nature of Distributions to holders of Impaired Claims or Impaired Interests in each Class are summarized below. See Article 5.4 herein for a description of the manner in which the number of shares of New Common Stock will be determined and Article 9 below, entitled “Risk Factors to be Considered,” for a discussion of various other factors that could materially affect the value of the New Common Stock distributed pursuant to the Plan.

5.3.2       Unclassified Claims

The Bankruptcy Code does not require classification of certain priority claims against a debtor. In these Chapter 11 Cases, these unclassified Claims include Administrative Expense Claims, Professional Fee Claims, DIP Facility Claims, and Priority Tax Claims. Unless specifically provided, all Distributions referred to below that are scheduled for the Effective Date will be made on the Effective Date or as soon as practicable thereafter.

5.3.2.1    Administrative Expense Claims

Administrative Expense Claims arise from the actual and necessary costs and expenses of the Debtors’ Chapter 11 Cases that are Allowed under section 503(b) of the Bankruptcy Code. Those expenses will include post-petition salaries and other employee benefits, post-petition rents, amounts owed to vendors providing goods and services to the Debtors during the Chapter 11 Cases, tax obligations incurred after the Commencement Date, reasonable fees and expenses of the Indenture Trustee up to $80,000, and certain statutory fees and charges assessed under section 1930 of title 28 of the United States Code. The Debtors anticipate that most Administrative Expense Claims will be paid as they come due during the Chapter 11 Cases.

Pursuant to the Plan, at least two (2) weeks prior to the Effective Date, the Indenture Trustee shall provide counsel to the Debtors, Laminar and the Creditors’ Committee with documentation describing the Indenture Trustee Fees and Expenses (the “Payment Request”). Unless a written objection to the Payment Request is submitted by the Debtors, Laminar or the Creditors’ Committee prior to the Effective Date, which objection shall set forth with specificity the reasons therefor and state the amounts that are objectionable, and agreement cannot be reached to resolve such objections, the Indenture Trustee Fees and Expenses up to $80,000 shall be paid on the Effective Date, in full and in Cash, which payment shall not reduce the Distribution to holders of Senior Subordinated Noteholder Claims pursuant to Article 6.3.2 of the Plan. In the event the Debtors, Laminar or the Creditors’ Committee, on the one hand, and the Indenture Trustee, on the other, cannot reach agreement concerning the Payment Request, the amount of the Indenture Trustee Fees and Expenses shall be determined by the Bankruptcy Court pursuant to a motion filed by any of the parties, and shall be paid in full and in Cash, up to $80,000, as aforesaid, following entry of a Final Order by the Bankruptcy Court or an agreement between the parties resolving such motion. Such motion shall not be subject to Articles 2.1 and 2.2 of the Plan, nor shall the Indenture Trustee be required to satisfy the requirements of section 503 of the Bankruptcy Code in any such motion. Notwithstanding anything to the contrary herein or in Article 2.1 of the Plan, the Indenture Trustee shall be entitled to payment on the Effective Date of all Indenture Trustee Fees and Expenses, up to $80,000, not objected to by the Debtors, Laminar or the Creditors’ Committee. Pursuant to Article 2.1 of the Plan, upon receipt of payment by the Indenture Trustee of the Indenture Trustee Fees and Expenses as set forth herein, the Indenture Trustee Charging Lien shall automatically be deemed releases to the extent of such payment, but only to the extent thereof.

5.3.2.2    Professional Fee Claims

Professional Fee Claims include the actual, reasonable fees and expenses incurred during the Chapter 11 Cases of the Debtors’ Professionals and the Professionals retained by the Creditors’ Committee. All payments to Professionals for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Creditors’ Committee shall be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules relating to the payment of interim and final compensation and expenses. The Bankruptcy Court will review and determine all such requests. In addition to the foregoing, section 503(b) of the Bankruptcy Code provides for payment of compensation to creditors and other persons making a “substantial contribution” to a chapter 11 case, and to attorneys for, and other professional advisors to, such persons. Requests for such compensation must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties-in-interest may participate, and if appropriate, object to the allowance thereof.

Each Professional seeking any award in respect of a Professional Fee Claim incurred through and including the Confirmation Date shall be required to file and serve a final application for allowance of compensation and reimbursement of expenses on or before the date that is sixty days after the Effective Date. Within five Business Days after a Professional Fee Claim is Allowed by Final Order, the relevant Professional shall receive, on account of and in full and complete satisfaction, settlement, release and discharge of its Allowed Professional Fee Claim, (a) Cash equal to the amount awarded to such Professional by Final Order, less all amounts previously paid to such Professional pursuant to any order of the Bankruptcy Court providing for payment of interim compensation to Professionals, or (b) such other less favorable treatment as to which the Debtors and such Professional shall have agreed upon in writing.

Pursuant to Orders entered by the Bankruptcy Court, the Debtors have paid some Professional Fees incurred to date. While the extent of the remaining Professional Fees to be paid in these Chapter 11 Cases is likely to depend on a number of factors that are currently uncertain (including the extent of any objections to Confirmation of the Plan) and therefore cannot be projected with certainty, the Debtors estimate that the currently unpaid Professional Fees, incurred through Confirmation, could approximate or exceed $5.0 million. This estimate does not include Professional Fees paid to date, Professional Fees that may be incurred after Confirmation, amounts needed to cure defaults on executory contracts or unexpired leases to be assumed pursuant to the Plan, or other Administrative Expense Claims, including post-petition payables incurred in the ordinary course of the Debtors’ business operations.

5.3.2.3    Post-Effective Date Fees and Expenses

Any reasonable fees and expenses:  (a) of Professionals or other attorneys, accountants or other professionals retained by the Debtors or the Reorganized Debtors for services rendered after the Confirmation Date, including those for services rendered after the Effective Date relating to objections to Disputed Claims, the implementation of the Plan, and the Indenture Trustee’s Fees and Expenses; or (b) payable under the DIP Facility Agreement, but not satisfied on the Effective Date (because not yet invoiced by such date or otherwise) shall not require the filing of any applications with the Bankruptcy Court and may be paid by the Reorganized Debtors in the ordinary course of business and without further Bankruptcy Court approval.

5.3.2.4    DIP Facility Claims

The lenders under the DIP Facility Agreement (on a pro rata basis based on the amounts owed to them), and the DIP Agent, shall be paid 100% of any unpaid non-contingent amount of any DIP Facility Claim and any outstanding and unpaid fees and expenses owed to such lenders and DIP Agent, respectively, including but not limited to, the reasonable fees and expenses of counsel, in Cash on the Effective Date, and such DIP Facility Claims otherwise shall be treated in accordance with the DIP Facility Agreement. Upon payment in full of the DIP Facility Claims, such lenders and the DIP Agent shall release any and all Liens against and security interests in the Debtors’ (and the Estates’) property, the DIP Facility Agreement shall be deemed terminated (except for customary provisions that by their terms survive such termination) and the Reorganized Debtors’ obligations thereunder shall be canceled.

5.3.2.5    Priority Tax Claims.

Priority Tax Claims consist of unsecured Claims by federal, state and local Governmental Units for taxes specified in section 507(a)(8) of the Bankruptcy Code, such as certain income taxes, property taxes, and excise taxes. These unsecured Claims are given a statutory priority in right of payment.

Each holder of an Allowed Priority Tax Claim shall receive, on account of and in full and complete settlement, release and discharge of such Allowed Priority Tax Claim, at the sole option of the Reorganized Debtors (exercisable upon written notice to the relevant Priority Tax Claim holder sent on or prior to the Effective Date):  (a) on the latter of (i) the Effective Date (or as soon thereafter as is reasonably practicable), (ii) five Business Days after the Allowance Date with respect to such Allowed Priority Tax Claim, or (iii) the date on which the Debtors and the holder of such Allowed Priority Tax Claim otherwise agree, Cash in an amount equal to such Allowed Priority Tax Claim; (b) beginning on the first anniversary following the Effective Date or such earlier date as the Bankruptcy Court may order, Cash payments made in equal annual (or more frequent if the Bankruptcy Court so orders or the Debtors, with the consent of Laminar, agree) installments, with the final installment being payable no later than the sixth anniversary of the date of the assessment of such Allowed Priority Tax Claim, in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest on the unpaid balance of such Allowed Priority Tax Claim calculated from the Effective Date through the date of payment at the Applicable Rate; or (c) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Reorganized Debtors.

Although there can be no certainty about the dollar amount of Priority Tax Claims that will be Allowed, the Debtors estimate that the amount of Allowed Priority Tax Claims will be approximately $200,000 or less.

5.3.3       Classified Claims and Interests

5.3.3.1    Other Priority Claims (Class 1)

Other Priority Claims are Claims accorded priority under the Bankruptcy Code, other than Priority Tax Claims. On the latest of (a) the Effective Date (or as soon thereafter as is reasonably practicable), or (b) five Business Days after the Allowance Date for such Other Priority Claim, or (c) the date on which the Debtors and the holder of such Allowed Priority Claim otherwise agree, each holder of an Allowed Other Priority Claim shall receive, on account of and in full and complete settlement, release and discharge of such Allowed Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Reorganized Debtors and such holder shall have agreed upon in writing in an amount sufficient to render such Allowed Priority Claim not Impaired under section 1124 of the Bankruptcy Code.

The Debtors do not believe that there are any material amounts of Other Priority Claims. The Debtors believe that all employee Claims that otherwise might have been entitled to priority were paid pursuant to the Debtors’ first-day Order permitting payment of pre-petition employment obligations. See Article 4.3.4, above.

Class 1 is not Impaired and therefore shall be conclusively presumed to have accepted the Plan.

5.3.3.2    Senior Secured Claims (Class 2A)

The Senior Secured Claims arise from the pre-petition secured debt of the Debtors. Under the Plan, the Senior Secured Claims shall be Allowed in the amount of $57.7 million, which is the amount of unpaid principal and interest owed to the Senior Secured Lenders as of the Commencement Date.

On the Effective Date (or as soon thereafter as is reasonably practicable), on account of and in full and complete settlement, release, and discharge, holders of Senior Secured Claims shall receive, their Pro Rata Share of (A) 48.5% of the New Common Stock, and (B) 100% of the New Senior Secured Notes in the aggregate principal amount of $30 million. The New Senior Secured Notes will be secured by Liens on all or substantially all of the assets of the Reorganized Debtors and their domestic subsidiaries, including Cash, and junior only to Liens granted under the Exit Facility.

Class 2A is Impaired and is entitled to vote on the Plan.

5.3.3.3    Miscellaneous Secured Claims (Class 2B)

Miscellaneous Secured Claims are all Claims that are secured by property of the Debtors other than those described above.

Each Allowed Miscellaneous Secured Claim shall be deemed to be separately classified in a subclass of Class 2B and shall have all rights associated with separate classification under the Bankruptcy Code.

On the latest of (i) the Effective Date, (ii) the date on which a Miscellaneous Secured Claim becomes an Allowed Claim, and (iii) the date on which the Debtors and the holder of such Allowed Miscellaneous Secured Claim otherwise agree, at the election of the Debtors, each holder of an Allowed Miscellaneous Secured Claim shall be entitled to receive, on account of such holder’s Allowed Miscellaneous Secured Claim, one of the following treatments:  (A) the unaltered legal, equitable and contractual rights to which such holder of an Allowed Miscellaneous Secured Claim is entitled, (B) such holder’s Allowed Miscellaneous Secured Claim shall be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, or (C) such other treatment as mutually agreed to by such holder and the Debtors.

The Debtors believe there are few, if any, Miscellaneous Secured Claims other than rights of offset that some Creditors have asserted or may have. Under Article 10.15 of the Plan, unless the Bankruptcy Court orders otherwise, any holder of a pre-petition Claim against any of the Debtors who asserts a right of setoff against any debt owing to any of the Debtors that arose before the Filing Date must assert such right of setoff in a timely filed Proof of Claim or, to the extent such Proof of Claim is not required to preserve such right of setoff under applicable law, within ninety (90) days of the Effective Date, or such right of setoff shall be forever barred. See Article 5.8.10, below.

Class 2B is not Impaired and is conclusively presumed to have accepted the Plan.

5.3.3.4    General Unsecured Claims (Class 3)

Class 3 includes all General Unsecured Claims. General Unsecured Claims consist of any Claim against any of the Debtors that is not an Administrative Expense Claim, a Professional Fee Claim, a Priority Tax Claim, an Other Priority Claim, a Senior Secured Claim, a Miscellaneous Secured Claim, a Qualifying Noteholder Claim, a Non-Qualifying Noteholder Claim, an Intercompany Claim, or an Interest.

On the later of (i) the Effective Date (or as soon as reasonably practicable thereafter), and (ii) the date on which such General Unsecured Claim becomes an Allowed Claim, each holder of an Allowed General Unsecured Claim shall receive, in Cash, 28% of the allowed amount of such General Unsecured Claims.

Based on their Schedules, the Debtors estimate total Allowed General Unsecured Claims in this Class will be approximately $4.0 million (although the total dollar amount of the Proofs of Claim that, if Allowed, would be in this Class may exceed this amount and there can be no assurances of the total dollar amount of Claims that will be Allowed).

Class 3 is Impaired and is entitled to vote on the Plan.

5.3.3.5    Qualifying Noteholder Claims (Class 4A)

The Qualifying Noteholder Claims consist of any and all Claims of the Indenture Trustee and holders or beneficial owners of Senior Subordinated Notes arising under or relating to the Indenture, where the holders of Senior Subordinated Notes have held such Senior Subordinated Notes for more than 18 months prior to the Commencement Date through the Effective Date (solely with respect to such Senior Subordinated Notes).

Each holder of an Allowed Qualifying Noteholder Claim shall receive Cash in the amount of 22% of the Allowed amount of such Allowed Qualifying Noteholder Claim, to be paid on the date upon which a Future Transaction (if any) is consummated; plus, on the Effective Date, its Pro Rata Share of 5% of the New Common Stock, plus its Pro Rata Share of 50% of the Reallocated Shares.

Class 4A is Impaired under the Plan and is entitled to vote on the Plan.

5.3.3.6    Non-Qualifying Noteholder Claims (Class 4B)

The Non-Qualifying Noteholder Claims consist of any and all Claims of the Indenture Trustee and holders or beneficial owners of Senior Subordinated Notes arising under or relating to the Indenture, where the Claims of holders of Senior Subordinated Notes are not Qualifying Noteholder Claims.

Each holder of an Allowed Non-Qualifying Noteholder Claim shall receive Cash in the amount of 24% of the Allowed amount of such Allowed Non-Qualifying Noteholder Claim, to be paid on the date upon which a Future Transaction (if any) is consummated.

Class 4B is Impaired under the Plan and is entitled to vote on the Plan.

5.3.3.7    Interests (Class 5A)

This Class includes all Interests in Boyds’ Common Stock (other than stock held by Boyds in treasury) that is not an Equity Convenience Class Interest.

On the Effective Date, all Interests in Boyds will be extinguished and each holder of an Allowed Interest Claim shall receive, on account of its Interests, its Pro Rata Share of 46.5% of the New Common Stock, plus its Pro Rata Share of 50% of the Reallocated Shares.

Class 5A is Impaired and is entitled to vote on the Plan.

5.3.3.8    Equity Convenience Class Interests (Class 5B)

This Class includes all Interests in Boyds that are held of record by holders of not more than 200 shares of Boyds’ Common Stock as of the Distribution Record Date. Holders of Interests in this Class may not elect to be part of Class 5A instead of Class 5B.

On the Effective Date, each holder of an Allowed Equity Convenience Class Interest shall receive Cash in the amount of 15 cents per share of Boyds’ Common Stock held by such holder. This distribution amount is based on the average market price for such Interests during the 30 days prior to the initial Disclosure Statement, dated March 14, 2006.

Class 5B is Impaired and is entitled to vote on the Plan.

5.4          Terms of Debt and New Securities to be Issued under the Plan

New Senior Secured Notes. The New Senior Secured Notes will be senior secured notes of the Reorganized Debtors, guaranteed by the other Reorganized Debtors, in substantially the form set forth in the Plan Supplement. The New Senior Secured Notes will be in the original principal amount of $30 million and will bear Cash interest at the rate of LIBOR plus 5.0%. The New Senior Secured Notes will mature in five years from the Effective Date and will be due and payable in full at maturity and will not require any scheduled interim principal payments. The New Senior Secured Notes will be secured by Liens on all or substantially all of the assets of the Reorganized Debtors and their domestic subsidiaries, junior to Liens securing obligations under the Exit Facility.

Exit Facility. To provide the Reorganized Debtors with sufficient liquidity and working capital on a go-forward basis, on the Effective Date, the Reorganized Debtors will, subject to final negotiation and execution with the new lenders, enter into the credit agreement for the Exit Facility, in substantially the form set forth in the Plan Supplement. The Exit Facility will be comprised of an $11 million revolving credit facility with a $4 million sub-limit for letters of credit, and providing for over-advance borrowings for the months of July, August, September, and October. The Exit Facility will mature in three years and will bear Cash interest at a rate based on LIBOR plus 3.0%. The Exit Facility will be secured by a first priority, perfected security interest in all or substantially all of the  assets of the Reorganized Debtors and their domestic subsidiaries.

New Common Stock. Reorganized Boyds will have 10 million authorized shares of New Common Stock, par value $0.0001 per share. At consummation, approximately 2 million shares are expected to be issued under the Plan. Each share will have one vote on all matters submitted to the stockholders generally.

5.5          Sources of Cash to Make Plan Distributions

Except as otherwise provided in the Confirmation Order, Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from operating cash flow or from borrowings under the Exit Facility. Nothing in the Plan will preclude Laminar or any third party from providing additional funding (on a secured or other basis) on or after the Effective Date for capital items or other expenses of the Reorganized Debtors, subject to any restrictions that may be contained in the Plan Documents.

5.6          Unexpired Leases and Executory Contracts

5.6.1       Generally

Under section 365 of the Bankruptcy Code, the Debtors have the right, subject to Bankruptcy Court approval, to assume or reject executory contracts or unexpired leases. If an executory contract or unexpired lease entered into before the Commencement Date is rejected by the Debtors, it will be treated as if the Debtors breached such contract or lease on the date immediately preceding the Commencement Date, and the other party to the agreement may assert a General Unsecured Claim for damages incurred as a result of the rejection. In the case of rejection of real property leases and employment agreements, damages are subject to certain limitations imposed by sections 365 and 502 of the Bankruptcy Code.

5.6.2       Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, subject to Article 8.1 of the Plan, all executory contracts and unexpired leases to which any or all of the Debtors are a party shall be deemed assumed, except for any executory contracts or unexpired leases that (a) have already, by such date, been assumed or rejected pursuant to Final Order, (b) are designated as a contract or lease to be rejected on the Schedule of Rejected Contracts and Leases to the Plan Supplement, as such Schedule of Rejected Contracts and Leases may be amended from time to time on or prior to the Confirmation Date, or (c) are the subject of a separate motion by the Debtors to assume or reject pursuant to section 365 of the Bankruptcy Code. The Debtors may amend the Schedule of Rejected Contracts and Leases at any time on or prior to the Confirmation Date by filing such amendment with the Bankruptcy Court and serving it on the non-debtor parties to the executory contracts or unexpired leases added to or deleted from the Schedule of Rejected Contracts and Leases.

On the Effective Date, each executory contract or unexpired lease of any and all of the Debtors on the Schedule of Rejected Contracts and Leases, as it may be amended from time to time on or prior to the Confirmation Date, shall be rejected by the Reorganized Debtor identified in the Schedule of Rejected Contracts and Leases as the Debtor-party to such executory contract or unexpired lease.

Notwithstanding anything to the contrary contained in the Plan, the Debtors reserve the right, through the date that is 90 days after the Effective Date, to File a motion, complaint or other pleading with the Bankruptcy Court seeking to “recharacterize” any agreement in the form of a lease of personal or real property as, or declare such an agreement, a financing. To the extent that, in response to such a pleading, the Bankruptcy Court enters a Final Order, either before, on, or after the Effective Date, that any such agreement identified for assumption pursuant to the Plan is, in fact, a financing transaction, the non-debtor party to the Agreement shall have a Miscellaneous

Secured Claim to the extent that its Claim for the indebtedness resulting from the recharacterization is a Secured Claim secured by an unavoidable Lien and, to any other extent, a General Unsecured Claim.

5.6.3       Bar Date for Rejection Damages

Unless otherwise provided by a Final Order entered prior to the Confirmation Date, if the rejection of any executory contract or unexpired lease of any and all of the Debtors gives rise to any Claim against any of the Debtors, a Proof of Claim with respect to such Claim must be Filed (with a copy served on the Debtors) within sixty (60) days after the later of (i) the date of entry of an order of the Bankruptcy Court approving such rejection or (ii) the Confirmation Date. Any such Claims not filed within such times shall be forever barred from assertion against the respective Debtor, its Estate, and its property. All Claims arising from the rejection of executory contracts or unexpired leases shall be classified as a General Unsecured Claim; provided, however, with respect to any unexpired lease of equipment or other property that is rejected (and that is not “recharacterized” under Article 8.1(b) of the Plan or that is not otherwise addressed therein), the equipment shall be returned to the non-Debtor party to the lease.

5.6.4       Cure of Defaults

Except to the extent that different treatment has been agreed to by the non-Debtor party to any executory contract or unexpired lease to be assumed pursuant to the Plan, the Debtors shall, pursuant to sections 365, l123(a)(5)(G) and l123(b)(2) of the Bankruptcy Code, on the Effective Date (or such other date as the Bankruptcy Court may require), file with the Bankruptcy Court, and serve on the non-Debtor party to each such executory contract or unexpired lease to be assumed, a notice listing the monetary payment or other action the Debtors assert is needed under section 365 of the Bankruptcy Code to cure all defaults by the Debtors under the executory contract or unexpired lease to be assumed arising or accruing on or prior to the Effective Date. The non-Debtor party shall have fifteen days from the date of service of such notice to file with the Bankruptcy Court and serve on the Debtors any objection to the proposed monetary cure amount or other cure set forth in the notice served by the Debtors. If such an objection is not timely filed and served, the monetary cure amount or other cure set forth in the Debtors’ notice shall control, the Debtors shall pay any such monetary cure amount in Cash and promptly perform any such non-monetary cure (unless the Debtors and the non-Debtor party to the executory contract or unexpired lease have agreed to different treatment), and the non-Debtor party shall be forever barred from claiming that any additional monetary cure amount or other cure is owed by any of the Debtors under the executory contract or unexpired lease as a result of any default arising or accruing on or prior to the Effective Date. If an objection is timely filed and served by the non-Debtor party to the executory contract or unexpired lease, the Bankruptcy Court shall determine the proper monetary cure amount or other cure in accordance with section 365 of the Bankruptcy Code. Notwithstanding anything to the contrary contained in the Plan, at all times through the date that is five Business Days after the Bankruptcy Court enters a Final Order resolving and fixing any disputed cure or cure amount, the Debtors shall have the right to reject such executory contract or unexpired lease without further Bankruptcy Court Order by providing notice of the rejection to the non-Debtor party to the executory contract or unexpired lease.

5.7          Implementation of the Plan

5.7.1       Vesting of Property

Except as otherwise provided in the Plan, on the Effective Date, title to all property of the Debtors’ Estates shall pass to and vest in the applicable Reorganized Debtors, free and clear of all Claims, Interests, Liens, security interests, charges and other encumbrances. Confirmation of the Plan (subject to the occurrence of the Effective Date) shall be binding and all holders of a Claim or Interest in the Debtors, and the Debtors’ debts shall, without in any way limiting Article 12.1 of the Plan, be discharged, as and to the full extent provided in section 1141 of the Bankruptcy Code.

5.7.2       Corporate or Other Action for Reorganized Debtors

On the Effective Date (or as soon as reasonably practicable thereafter), Reorganized Boyds shall file with the Secretary of State of the State of Maryland, the Reorganized Boyds Certificate of Incorporation and such certificate shall be the certificate of incorporation for Reorganized Boyds. On the Effective Date, the Reorganized Boyds By-Laws shall become the By-Laws of Reorganized Boyds. On the Effective Date (or as soon as reasonably practicable thereafter), each of the Reorganized Debtors (other than Reorganized Boyds) shall file with the Secretary of State of their respective states of incorporation or organization their New Subsidiary Certificates of Incorporation (or other constituent documents) and such New Subsidiary Certificates of Incorporation shall be the certificates of incorporation (or other relevant documents) for the Reorganized Debtors (other than Reorganized Boyds). On the Effective Date, the By-Laws of each Subsidiary Debtor shall become the By-Laws of the respective Reorganized Debtors (other than Reorganized Boyds).

5.7.3       Implementation

Pursuant to the Confirmation Order and upon Confirmation of the Plan, the Reorganized Debtors shall be authorized to take all necessary or appropriate steps, and perform all necessary or appropriate acts, to consummate the terms and conditions of the Plan. The Reorganized Debtors shall be authorized to and shall execute all Plan Documents, instruments and such other documents, and take such other actions, as are necessary or appropriate to effectuate the transactions provided for in the Plan, without the need for any additional approvals, authorizations and consents.

5.7.4       Issuance of New Securities

The issuance and Distribution of the New Common Stock will be authorized and directed (by Confirmation of the Plan and the occurrence of the Effective Date) without the need for any further corporate or other action, under applicable law, regulation, order, rule or otherwise. In accordance with section l146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, including the granting or recording of any Lien (including a mortgage) on any property under the credit agreement for the Exit Facility and the New Senior Secured Note documents may not be taxed under any law imposing a stamp tax or similar tax, including a mortgage recording tax.

5.7.5       Cancellation of Existing Securities and Agreements

As of the Effective Date, the Certificates shall evidence solely the right to receive from the Debtors the Distributions of the consideration, if any, set forth in Article 6 of the Plan. On the Effective Date, except as otherwise provided for in the Plan, (i) the Extinguished Securities, to the extent not already cancelled, shall be deemed cancelled and of no further force or effect without any further action on the part of the Bankruptcy Court or any other Person and (ii) the obligations of the Debtors under the Extinguished Securities and under the Debtors’ certificates of incorporation, or other constituent documents, or any agreements, indentures, or certificates of designations, governing the Extinguished Securities shall be terminated and discharged; provided, however, that each indenture or other agreement that governs the rights of the holder of a Claim based on the Extinguished Securities and that is administered by an indenture trustee, agent, or servicer shall continue in effect solely for the purposes of (a) allowing such indenture trustee, agent, or servicer to make the Distributions to be made on account of such Claims and (b) permitting such indenture trustee, agent, or servicer to maintain any rights it may have for fees, costs, and expenses under such indenture or other agreement. Additionally, the cancellation of any indenture shall not impair the rights and duties under such indenture as between the indenture trustee thereunder and the beneficiaries of the trust created thereby. The Boyds Subsidiary Debtor Stock shall not be cancelled, but shall be reinstated and shall vest in Reorganized Boyds as of the Effective Date.

Any actions taken by an indenture trustee, agent or servicer that are not for the purposes authorized under the Plan shall not be binding upon the Debtors.  Except with respect to the making of Distributions, as provided in the preceding paragraph, the Reorganized Debtors may, with or without cause, terminate any indenture or other governing agreement and the authority of any indenture trustee, agent or servicer to act thereunder at anytime by giving five Business Days’ written notice of termination to the indenture trustee, agent or servicer. As of the Effective Date, all Liens, charges, encumbrances and rights related to any Claim or Interest, including, without limitation, those existing under the Indenture, the Senior Subordinated Notes, and any other documents, except to the extent specifically permitted under Article 9 of the Plan shall be terminated, null and void and of no effect; provided, however, that the Indenture and other agreements that govern the rights of the holders of Senior Subordinated Noteholder Claims shall continue in effect for the purpose of allowing the Indenture Trustee to make the Distributions under the Plan on account of such Claims and enforce the Indenture Trustee Charging Lien, at which point the Indenture shall be cancelled and discharged pursuant to section 1141 of the Bankruptcy Code.

5.7.6       Board of Directors and Officers of Reorganized Debtors

On the Effective Date, the term of each member of the current Board of Directors of Boyds shall automatically expire. The initial Board of Directors of Reorganized Boyds on and after the Effective Date shall consist of four members, consisting of the post-Effective Date Chief Executive Officer of Reorganized Boyds and three members to be designated by the Senior Secured Lenders. The Debtors shall identify the individuals proposed to serve as directors of Reorganized Boyds no later than May 15, 2006, however, such list may be subject to amendment thereafter. The list of proposed directors, together with background information regarding such proposed directors, will be made available on the website of the Solicitation Agent, www.gardencitygroup.com/cases/bbc, and will also be made available by written request to the Garden City Group, Inc., Attn. Boyds Balloting Agent, 105 Maxess Road, Melville, NY 11747 or by calling 1-800-916-4890. Such list will be included in the Plan Supplement, which shall be Filed with the Bankruptcy Court on or before the date that is ten calendar days prior to the Confirmation Hearing. The Board of Directors of Reorganized Boyds shall have the responsibility for the overall management, control, and operation of Reorganized Boyds on and after the Effective Date in accordance with applicable law. The members of the Debtors’ management team shall maintain their current positions as executive officers of the Reorganized Debtors on and after the Effective Date, unless otherwise provided in the Plan Supplement. The current officers and directors of each of the Boyds Subsidiaries shall also serve as the officers and directors of each of the Reorganized Boyds Subsidiaries, respectively, on and after the Effective Date unless otherwise provided in the Plan Supplement or otherwise determined by the Board of Directors of Reorganized Boyds.

5.7.7       Survival of Indemnification and Contribution Obligations

Notwithstanding anything to the contrary contained in the Plan, subject to and up to the amount of any available insurance coverage under the Debtors’ policies available to indemnify the Debtors for such obligations (subject to reduction as coverage may be used and reduced), the obligations of the Debtors to indemnify and/or provide contribution to their directors, officers, mangers, agents, employees and representatives who are serving in such capacity on the Confirmation Date, in respect of all past, present and future actions, suits, proceedings or claims against any of such directors, officers, managers, agents, employees and representatives, based upon any act or omission related to service with, for or on behalf of the Debtors, whether occurring before or after the Effective Date, shall not be discharged or impaired by Confirmation or Consummation of the Plan, but rather shall survive unaffected by the Plan and the Confirmation Order and be assumed by the Reorganized Debtors to the extent of such insurance coverage. To the extent that any such insurance coverage is insufficient to render Unimpaired any Claim for indemnity and/or contribution of any of the Debtors’ directors, officers, managers, agents, employees and representatives, such person shall be entitled to File a Proof of Claim or Interest for such indemnity and/or contribution, which will be treated in accordance with the applicable provisions of the Bankruptcy Code and the Plan. Any such Claim must be filed within thirty days of the Confirmation Date. Any such Claim not filed by that date shall be forever barred, and may not be asserted against any or all of the Debtors, the Reorganized Debtors, or the property or interests in property of the Debtors or the Reorganized Debtors.

5.7.8       Creditor Representative

By not later than May 15, 2006, the Creditors’ Committee shall designate the Creditor-Representative. The Creditor Representative shall have the right to attend and observe, but not vote at, any meeting of the Board of Directors of Reorganized Boyds, and shall be provided advance notice of any such meetings to the same extent provided to the members of the Board of Directors.

The Creditor Representative shall be provided any documents and information regarding the Reorganized Debtors as may be provided by the Reorganized Debtors to the members of the Board of Directors (in their capacities as such). For the avoidance of doubt, such information shall always include notice of any Transaction (other than a Transaction described in Article 1.1.63 of the Plan) and, upon the reasonable request of the Creditor Representative, shall include any additional financial or other information in the possession of, or reasonably available to, Reorganized Boyds and necessary, in the reasonable judgment of the Creditor Representative, to determine if such Transaction is a Future Transaction. In addition, the Creditor Representative shall be entitled to receive unaudited quarterly and annual financial statements for Reorganized Boyds (which shall include an income statement, balance sheet, and statement of cash flows), irrespective of whether the same is provided to the Board of Directors of Reorganized Boyds.

The Creditor Representative shall have a duty of confidentiality to Reorganized Boyds commensurate with that of the members of the Board of Directors and shall be prohibited from using confidential information obtained in its capacity as a Creditor Representative for any purpose other than for the purpose of exercising its rights and responsibilities accorded under this Plan. In furtherance of, and consistent with, Article 9.10(c) of the Plan, as of the Effective Date, Reorganized Boyds and the Creditor Representative shall enter into an agreement reasonably acceptable to Reorganized Boyds and the Creditor Representative with respect to such matters and to such other matters (including conflicts of interest, corporate opportunity and information about the Creditor Representative) customarily addressed in similar arrangements between a company and its non-employee directors. The Creditor Representative shall have no other duties or obligations to Reorganized Boyds except as set forth in Article 9.10 of the Plan and such agreement.

The Creditor Representative shall represent the interests of the holders of Allowed Claims in Classes 4A and 4B under Article 4.2 of the Plan; provided, however, that the Creditor Representative shall have no liability to such holders except in the event of the Creditor Representative’s willful misconduct. Specifically, the Creditor Representative shall be entitled to make his own independent judgment as to whether any Transaction qualifies as a Future Transaction. If there is a Disagreement, the Creditor Representative: (i) shall promptly notify Reorganized Boyds and holders of Allowed Claims in Classes 4A and 4B of such Disagreement; and (ii) shall have standing, on behalf of all such holders, to bring such Disagreement to the Bankruptcy Court for adjudication, by motion filed not 90 days after the date that the Creditor Representative first notified Reorganized Boyds in writing of the existence of a Disagreement. Notwithstanding the foregoing, in the event of a Disagreement, the Creditor Representative’s only duty shall be to provide notice in accordance with clause (i) hereof and the Creditor Representative shall have no obligation to bring any Disagreement to the Bankruptcy Court for adjudication.

In the event of a resignation of the Creditor Representative, the Creditor Representative shall name a successor Creditor Representative. In the event of a Vacancy, a successor Creditor Representative may be designated by the holder or holders of a majority of outstanding Allowed Claims in Classes 4A and 4B, collectively. Notice of a Vacancy shall be provided by the Reorganized Debtors solely by: (i) the posting of a notice of such Vacancy and the opportunity of a majority holder to fill such Vacancy on the Reorganized Debtors’ website; and (ii) the filing of such notice in the Bankruptcy Court, if the Chapter 11 Cases remain pending at the time of such Vacancy.

For the purposes of determining whether one or a group of holders that wish to remove or designate a successor Creditor Representative pursuant to Article 9.10(e) of the Plan hold a majority of the outstanding Allowed Claims in Classes 4A and 4B, Reorganized Boyds shall be entitled to conclusively rely upon sworn written certifications provided by the relevant holders.

The Creditor Representative shall not be entitled to any compensation, but shall be entitled to be reimbursed by Reorganized Boyds for its reasonable out-of-pocket expenses that may be incurred in connection with its attendance at meetings of the Board of Directors of Reorganized Boyds. The role of the Creditor Representative shall permanently terminate upon the earlier of: (i) the date upon which a Future Transaction is consummated; and (b) 36 months after the Effective Date (unless there is a Disagreement).

5.7.9       Reorganized Debtors’ Retention of Claims Against Other Persons or Entities

The Debtors are currently investigating whether to pursue potential Causes of Action against certain Persons or Entities. The investigation has not been completed to date, and the Reorganized Debtors shall retain all rights on behalf of the Debtors to commence and pursue any and all Causes of Action (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases) discovered in such an investigation to the extent the Reorganized Debtors deem appropriate. Potential Causes of Action currently being investigated by the Debtors, which may but need not be pursued by the Debtors prior to the Effective Date and by the Reorganized Debtors after the Effective Date to the extent warranted include, without limitation:

Any other Causes of Action, whether legal, equitable or statutory in nature, arising out of, or in connection with the Debtor’s businesses or operations, including, without limitation, the following:  possible claims against vendors, landlords, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/set-off issues, overpayment or duplicate payment issues and collections/accounts receivables matters; deposits or other amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, sublessee, assignee, or other entity; employee, management or operational matters; claims against landlords, sublessees and assignees arising from the various leases, subleases and assignment agreements relating thereto, including, without limitation, claims for overcharges relating to taxes, common area maintenance and other similar charges; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations; contract or tort claims which may exist or subsequently arise;

Any and all Avoidance Actions pursuant to any applicable section of the Bankruptcy Code, including, without limitation sections 544, 545, 547, 548, 549, 550, 551, 553(b) and/or 724(a) of the Bankruptcy Code, arising from any transaction involving or concerning any of the Debtors;(2) and

(2)           The Debtors have not yet analyzed the projected realizable value from the recovery of any preferential or otherwise voidable transfers.

Any and all Causes of Action listed in the Schedule of Causes of Action set forth in the Plan Supplement.

Notwithstanding anything in this Article to the contrary, and pursuant to Article 9.11 of the Plan, as a component of the Plan consideration negotiated with the Creditors’ Committee, the Debtors expressly waive their rights to pursue (including by way of counterclaim or setoff) any actions pursuant to section 547 of the Bankruptcy Code against holders of General Unsecured Claims (other than insiders).(3)

(3)           The Debtors estimate that an aggregate amount of $18 million was transferred by the Debtors to non-insiders within 90 days prior to the Commencement Date.  Some or all of these transfers might arguably be Avoidance Actions potentially recoverable by the Debtors.  However, the Debtors believe a substantial amount, if not all, of these transfers would not constitute actions under section 547 of the Bankruptcy Code or would be subject to substantial defenses for, among other things, payments made in the ordinary course of business, new value, and contemporaneous exchange of value.  As such, when considering the potential cost of litigation, the likely outcome of litigation, the time value of money, the Distributions under the Plan, and to achieve a consensual plan of reorganization, the Debtors’ have determined that they will not pursue Avoidance Actions against holders of General Unsecured Claims.

A list of potential Causes of Action (“List of Retained Causes of Action”) will be set forth in the Plan Supplement to the extent determined as of the date thereof.

In addition, there may be numerous other Causes of Action which currently exist or may subsequently arise that are not set forth herein, or in the List of Retained Causes of Action, because the facts upon which such Causes of Action are based are not currently or fully known by the Debtors and, as a result, can not be raised during the pendency of the Chapter 11 Cases (collectively, the “Unknown Causes of Action”). The failure to list any such Unknown Cause of Action herein, or in the List of Retained Causes of Action, is not intended to limit the rights of the Reorganized Debtors to pursue any Unknown Cause of Action to the extent the facts underlying such Unknown Cause of Action subsequently become fully known to the Debtors.

Unless Causes of Action against a Person or Entity are expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order, the Debtors expressly reserve all Causes of Action and Unknown Causes of Action, including the Causes of Action described herein and in the List of Retained Causes of Action, as well as any other Causes of Action or Unknown Causes of Action, for later adjudication and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the Confirmation or Consummation of the Plan. In addition, the Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs and co-defendants in such lawsuits.

Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b)(3) of the Bankruptcy Code, any claims, rights, and Causes of Action that the respective Debtors and their Estates may hold against any Person or Entity shall vest in the Reorganized Debtors, and the Reorganized Debtors shall retain and may exclusively enforce, as the authorized representatives of the respective Estates, any and all such claims, rights or Causes of Action. The Reorganized Debtors may pursue any and all such claims, rights, or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. The Reorganized Debtors shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such claims, rights, and Causes of Action without the consent or approval of any third party and without any further order of court. The Debtors are not aware of any material transactions with Insiders, as such term is defined in section 101(31) of the Bankruptcy Code.

5.7.10     Effective Date

The Plan provides that the Effective Date will be the first Business Day on or after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect (which date may be before the expiration of the 10-day period specified in Bankruptcy Rule 3020(e) if so requested by the Reorganized Debtors and ordered by the Bankruptcy Court); and (b) all conditions to the effectiveness of the Plan and Consummation specified in Article 13.2 of the Plan have been satisfied or waived, or such later date as the Debtors may determine prior to the entry of the Confirmation Order.

5.8          Provisions Covering Distributions

5.8.1       Cash Payments

Any Cash payment to be made pursuant to the Plan may be made, at the option of the Reorganized Debtors, by draft, check, wire transfer, or as otherwise required or provided in any relevant agreement or applicable law. Cash payments to foreign Creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Cash payments made pursuant to the Plan in the form of checks shall be null and void if not cashed within 120 days of the date of the issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtors as set forth in Article 10.12 of the Plan.

5.8.2       Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930 that are due through the Effective Date shall be paid by the Debtors and any such fees payable by the Reorganized Debtors thereafter shall be paid by the Reorganized Debtors as and when due.

5.8.3       No Interest

Except with respect to holders of unimpaired Claims or Administrative Expense Claims to the extent they are entitled to interest under applicable law or as otherwise expressly provided in the Plan, no holder of an Allowed Claim or Interest shall receive interest on the Distribution to which such holder is entitled under the Plan, regardless of whether such Distribution is made on the Effective Date or thereafter.

5.8.4       Fractional Securities

Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock will be issued or transferred, as the case may be, pursuant to the Plan. Reorganized Boyds will not distribute any fractional shares of New Common Stock under the Plan. For purposes of Distributions, fractional shares of New Common Stock shall be rounded up or down to the nearest share of New Common Stock, with ½ shares or greater being rounded up.

5.8.5       De Minimis Distributions

No Cash payment of less than $10 shall be required to be made to the holder of any Claim or Interest.

5.8.6       Withholding of Taxes

The Reorganized Debtors may withhold from any property distributable under the Plan to the extent required by applicable law. As a condition to making any Cash Distribution, the Reorganized Debtors may request that the holder of any Allowed Claim provide such holder’s taxpayer identification and such other certification as may be deemed necessary to comply with applicable tax reporting and withholding laws. As a condition to making any Distribution of New Common Stock, the Reorganized Debtors shall have received from the intended recipient of such Distribution, prior to the Effective Date, such forms and documentation as are necessary or appropriate to establish a complete exemption from withholding taxes. To the extent that such exemption is not established prior to the Effective Date, any shares that would have been distributed to such intended recipient shall instead become Reallocated Shares. Any amount to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as undeliverable pursuant to Article 5.8.8 hereof.

5.8.7       Surrender of Instruments

As a condition to receiving any Distribution under the Plan, at the election of the Reorganized Debtors, each holder of an Instrument evidencing a Claim or  Interest must surrender such Instrument to Reorganized Boyds or its designee. Except as may otherwise be agreed by the Reorganized Debtors, any holder of a Claim or Interest that fails to (a) surrender such Instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Reorganized Debtors or their designee before the later to occur of (i) one year following the Effective Date and (ii) six months following the date such holder’s Claim or Interest becomes an Allowed Claim or Allowed Interest, shall be deemed to have forfeited all rights, Claims, and/or Interests and may not participate in any Distribution under the Plan. Upon timely compliance with Article 10 of the Plan, the holder of a Claim or Interest evidenced by any such lost, stolen, mutilated or destroyed Instrument will, for all purposes under the Plan, be deemed to have surrendered such Instrument.

5.8.8       Undeliverable or Unclaimed Distributions

If a Distribution under the Plan is undeliverable and/or remains unclaimed twelve (12) months following the date of such Distribution, then the holder of the applicable Allowed Claim shall cease to be entitled to such Distribution and such Distribution shall, subject to applicable law, be retained by the Reorganized Debtor. Requests for re-issuance of any checks must be made to the Reorganized Debtors, in writing, within ninety days of the original date of issue of the check.

5.8.9       Effect of Foreign Proceedings

If any Entity receives, in a foreign proceeding, payment of, or a transfer of property on account of, an Allowed Claim, such Entity may not receive any payment under the Plan on account of such Claim until each of the other holders of Claims in the same Class has received under the Plan Distributions, based on such other holders’ Pro Rata Share, equal in value to the consideration received by such Entity in the foreign proceeding.

5.8.10     Distribution Record Date

Except as and to the extent otherwise required by the customary procedures of DTC, to the extent applicable, as of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtors, or their agents, will be deemed closed, and there will be no further changes in the record holders of any of the Claims or Interests. The Debtors and the Reorganized Debtors will have no obligation to recognize any transfer of Claims or Interests that occur on or after the Distribution Record Date. The Debtors and the Reorganized Debtors will be entitled to recognize and deal for all purposes under the Plan only with those record holders stated on the transfer ledgers as of the close of business on the Distribution Record Date, to the extent applicable. Notwithstanding the foregoing or anything to the contrary in the Plan, in connection with any Distribution under the Plan to be effected through the facilities of DTC (whether by means of book-entry exchange, free delivery, DTC’s procedure for Delivery/Withdrawal At Custodian (DWAC) or otherwise), the Debtors and the Reorganized Debtors will be entitled to recognize and deal for all purposes under the Plan with holders to the extent consistent with the customary practices of DTC used in connection with such Distribution.

5.8.11     Distributions to Holders of Claims in Class 4A and Class 4B

All Distributions (if any) on account of Claims in Class 4A or Class 4B shall be made as provided for in Article 10.10 of the Plan. Any such Distribution by the Indenture Trustee shall be made pursuant to the terms of the Plan and the Indenture. Subject to the Indenture Trustee’s receipt of Distributions from the Debtors, the Indenture Trustee shall be solely responsible for all Distributions to holders of Allowed Claims in Class 4A and Class 4B and no such holder shall have any Claim against the Reorganized Debtors for any act or omissions of the Indenture Trustee. Notwithstanding any provision in the Plan to the contrary, the Indenture shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make Distributions pursuant to the Plan on account Claims in Class 4A or Class 4B. Any actions taken by the Indenture Trustee on or after the Effective Date that are not consistent with the Plan and Indenture shall be null and void as against the Reorganized Debtors and (except as may otherwise be ordered by the Bankruptcy Court) the Reorganized Debtors shall have no obligations to the Indenture Trustee for any fees, costs and expenses incurred in connection with any such unauthorized action.

5.8.12     Setoffs

The Debtors may, but shall not be required to, set off against any Claim, and the payments or other Distributions to be made pursuant to the Plan in respect of such Claim, claims (whether arising before, on or after the Commencement Date or the Effective Date) of any nature whatsoever that the Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

Nothing within the Plan, including any limited substantive consolidation of the Chapter 11 Cases for purposes of Distribution contemplated by Article 9.8 of the Plan, is intended or shall be construed to limit or otherwise affect any claims, defenses or rights of any Debtor with respect to setoff or recoupment. The Debtors expressly reserve all such claims, defenses and rights with respect to setoff and recoupment.

UNLESS THE BANKRUPTCY COURT ORDERS OTHERWISE, ANY HOLDER OF A PRE-PETITION CLAIM AGAINST ANY OF THE DEBTORS WHO ASSERTS A RIGHT OF SETOFF AGAINST ANY DEBT OWING TO ANY OF THE DEBTORS THAT AROSE BEFORE THE COMMENCEMENT DATE MUST ASSERT SUCH RIGHT OF SETOFF IN A TIMELY FILED PROOF OF CLAIM OR, TO THE EXTENT SUCH PROOF OF CLAIM IS NOT REQUIRED TO PRESERVE SUCH RIGHT OF SETOFF UNDER APPLICABLE LAW, WITHIN NINETY (90) DAYS OF THE EFFECTIVE DATE, OR SUCH RIGHT OF SETOFF SHALL BE FOREVER BARRED.

5.9          Procedures For Resolving Disputed Claims

5.9.1       Objections to Claims

After the Effective Date, only the Reorganized Debtors shall have the authority to (in their sole discretion) File, settle, compromise, withdraw or litigate to judgment objections to Claims. The Reorganized Debtors may object to a Claim by filing an objection with the Bankruptcy Court and serving such objection upon the holder of such Claim on or before the Claims Objection Deadline, which, as to any pre-petition Claim, shall be the date that is (90) days after the Effective Date or ninety (90) days after the Filing of the Proof of Claim for such Claim, whichever is later, or such other date determined by the Bankruptcy Court by Final Order.

5.9.2       Litigation and Settlement of Objections

Unless otherwise ordered by the Bankruptcy Court or agreed to by written stipulation of the Debtors or the Reorganized Debtors, or until an objection thereto by the Debtors or by Reorganized Debtors is withdrawn, the Debtors or the Reorganized Debtors shall litigate the merits of each Disputed Claim until determined by a Final Order; provided, however, that, (a) prior to the Effective Date, the Debtors, subject to the approval of the Bankruptcy Court, and (b) after the Effective Date, the Reorganized Debtors, without approval of the Bankruptcy Court, may compromise and settle or withdraw any objection to any Claim, including any Administrative Expense Claims.

5.9.3       Payments and Distributions With Respect to Disputed Claims

No payments or Distributions shall be made in respect of any Disputed Claim (or any disputed Administrative Expense Claim) until such Disputed Claim (or disputed Administrative Expense Claim) becomes an Allowed Claim (or any Allowed Administrative Expense Claim). Distributions to each holder of a Claim, to the extent that such Claim ultimately becomes an Allowed Claim (or Allowed Administrative Expense Claim), will be made, without interest, in accordance with the provisions of the Plan.

5.9.4       Disputed Claim Reserve

On the Effective Date (or as soon thereafter as is practicable) the Reorganized Debtors shall establish the Disputed Claim Reserve and shall reserve in respect of each Disputed Claim, Cash in an amount required by order of the Bankruptcy Court (including, without limitation, any Claims Estimation Order) or, in the absence of such order, an amount of Cash that would have been distributed to the holder of such Disputed Claim on the Effective Date (or as soon thereafter as is practicable) if such Disputed Claim had been an Allowed Claim on the Effective Date in an amount equal to the least of (i) the amount of the Claim filed with the Bankruptcy Court, or, if no amount was specified, an amount reasonably determined by the Debtors, (ii) if no Claim was filed, the amount listed by the Debtors in the Schedules as not disputed, contingent or unliquidated, or (iii) the amount, if any, estimated by the Bankruptcy Court pursuant to section 502(c) of the Bankruptcy Code. Any Cash reserved by the Reorganized Debtors on account of such Disputed Claims shall be set aside, segregated and held in interest-bearing accounts or certificates of deposit. Notwithstanding anything else to the contrary contained in the Plan, the amount of Cash (plus interest payments and other payments and distributions in respect thereof and any interest actually earned thereon) reserved in respect of any Disputed Claim pursuant to Article 11.5 of the Plan shall constitute the maximum amount of Cash to be distributed to the holder of such Disputed Claim (except with respect to any payments due upon the occurrence of a Future Transaction).

5.9.5       Estimation

For purposes of effectuating the Plan (including Article 11.4 of the Plan) and the allocations and Distributions to holders of Allowed Claims and Allowed Interests, the Bankruptcy Court may, pursuant to section 502 of the Bankruptcy Code, by estimation or otherwise, fix or liquidate the amount of any contingent or unliquidated Claim, in which event the amount so fixed will be deemed the Allowed amount of such Claim for purposes of the Plan or, in lieu thereof, the Bankruptcy Court may determine the maximum contingent or unliquidated amount for such Claim, which amount shall be the maximum amount in which such Claim ultimately may be Allowed under the Plan, if such Claim is Allowed in whole or part. The Bankruptcy Court’s determination may limit the Distribution to be made on individual Disputed Claims, regardless of the amount finally Allowed on account of such Disputed Claims, and no holder shall have recourse against the Debtors or the Reorganized Debtors or any of their respective professional consultants, attorneys, advisors, officers, directors, managers or members or their successors or assigns, or any of their respective property on account thereof.

5.10        EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

5.10.1     DISCHARGE OF ALL CLAIMS AND INTERESTS AND RELEASES

(a)           EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN, CONFIRMATION OF THE PLAN (SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE) SHALL DISCHARGE AND RELEASE THE DEBTORS, THE REORGANIZED DEBTORS, THEIR SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE ASSETS AND PROPERTIES FROM ANY DEBT, CHARGE, CAUSE OF ACTION, LIABILITY, LIEN, ENCUMBRANCE, SECURITY INTEREST, CLAIM, INTEREST, OR OTHER CAUSE OF ACTION OF ANY KIND, NATURE OR DESCRIPTION (INCLUDING ANY CLAIM OF SUCCESSOR LIABILITY) THAT AROSE BEFORE THE CONFIRMATION DATE, AND ANY DEBT OF THE KIND SPECIFIED IN SECTIONS 502(g), 502(h) OR 502(i) OF THE BANKRUPTCY CODE, WHETHER OR NOT A PROOF OF CLAIM OR INTEREST IS OR COULD HAVE BEEN FILED, OR IS DEEMED FILED, WHETHER OR NOT SUCH CLAIM OR INTEREST IS OR COULD HAVE BEEN ALLOWED, AND WHETHER OR NOT THE HOLDER OF SUCH CLAIM OR INTEREST VOTED OR COULD HAVE VOTED TO ACCEPT OR REJECT THE PLAN.
(b)           EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, EFFECTIVE AS OF THE EFFECTIVE DATE, NONE OF THE DEBTOR RELEASEES SHALL HAVE ANY RESPONSIBILITY, OR HAVE OR INCUR ANY LIABILITY, TO ANY ENTITY WHATSOEVER (I) FOR ANY MATTER EXPRESSLY APPROVED OR DIRECTED BY THE CONFIRMATION ORDER OR (II) UNDER ANY THEORY OF LIABILITY (EXCEPT FOR ANY CLAIM BASED UPON WILLFUL MISCONDUCT OR GROSS NEGLIGENCE) FOR ANY ACT TAKEN OR OMISSION MADE IN GOOD FAITH DIRECTLY RELATED TO FORMULATING, IMPLEMENTING, CONFIRMING, OR CONSUMMATING THE PLAN, THIS DISCLOSURE STATEMENT, OR ANY PLAN DOCUMENT; PROVIDED, HOWEVER, THAT NOTHING IN ARTICLE 12.1 OF THE PLAN SHALL LIMIT THE LIABILITY OF ANY ENTITY FOR BREACH OF ANY EXPRESS OBLIGATION IT HAS UNDER THE PLAN, THE PLAN DOCUMENTS, OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION THEREWITH OR PURSUANT THERETO, OR UNDER ANY OTHER AGREEMENT OR DOCUMENT ENTERED INTO BY SUCH ENTITY IN ACCORDANCE WITH OR PURSUANT TO THE TERMS OF THE PLAN, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN THE PLAN.  DEBTOR RELEASEES ARE THE DEBTORS’ CURRENT OFFICERS, DIRECTORS, SHAREHOLDERS, MEMBERS, MANAGERS, EMPLOYEES, CONSULTANTS, ATTORNEYS, ACCOUNTANTS, FINANCIAL ADVISORS AND OTHER REPRESENTATIVES (SOLELY IN THEIR CAPACITY AS SUCH), AS OF THE CONFIRMATION DATE.
(c)           EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, ON THE EFFECTIVE DATE, EACH OF THE DEBTORS SHALL RELEASE UNCONDITIONALLY, AND HEREBY IS DEEMED TO RELEASE UNCONDITIONALLY EACH OF THE DEBTOR RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR AFTER THE COMMENCEMENT DATE AND UP TO AND INCLUDING THE EFFECTIVE DATE IN ANY WAY RELATING TO THE CHAPTER 11 CASES, THE PLAN OR THIS DISCLOSURE STATEMENT; PROVIDED, HOWEVER, NOTHING IN THE PLAN SHALL  LIMIT ANY RIGHT TO OBJECT TO ANY PROFESSIONAL FEE CLAIM.

(D)          NOTWITHSTANDING ANYTHING IN THE PLAN TO THE CONTRARY, AND SOLELY WITH RESPECT TO THE UNITED STATES (WHICH TERM SHALL INCLUDE FOR PURPOSES OF THE PLAN, ALL AGENCIES OF THE UNITED STATES), THE DISCHARGE PROVISIONS SET FORTH IN THE PLAN SHALL NOT OPERATE TO EXPAND THE DEBTORS’ DISCHARGE BEYOND THOSE ESTABLISHED BY THE BANKRUPTCY CODE, UNLESS OTHERWISE AGREED TO IN WRITING BY THE UNITED STATES AND THE DEBTORS OR THE REORGANIZED DEBTORS, AS THE CASE MAY BE. THE DISCHARGE PROVISIONS SET FORTH IN THE PLAN ARE NOT INTENDED, AND SHALL NOT BE CONSTRUED, TO BAR THE UNITED STATES FROM PURSUING ANY POLICE OR REGULATORY ACTION AGAINST THE DEBTORS TO THE EXTENT EXCEPTED FROM THE AUTOMATIC STAY PROVISIONS OF SECTION 362 OF THE BANKRUPTCY CODE.

5.10.2     INJUNCTION

THE RELEASE AND DISCHARGE PURSUANT TO ARTICLE 12 OF THE PLAN SHALL ACT AS AN INJUNCTION AGAINST ANY ENTITY COMMENCING OR CONTINUING, AGAINST THE DEBTORS, THE REORGANIZED DEBTORS, OR THEIR SUCCESSORS, OR THE PROPERTIES OF ANY OF THE FOREGOING, ANY ACTION, EMPLOYMENT OF PROCESS, OR ACT TO COLLECT, OFFSET OR RECOVER ANY CLAIM OR CAUSE OF ACTION SO RELEASED OR DISCHARGED. THE INJUNCTION, DISCHARGE AND RELEASES DESCRIBED IN ARTICLE 12 OF THE PLAN SHALL APPLY REGARDLESS OF WHETHER OR NOT A PROOF OF CLAIM OR INTEREST BASED ON ANY CLAIM, DEBT, LIABILITY OR INTEREST IS FILED OR WHETHER OR NOT A CLAIM OR INTEREST BASED ON SUCH CLAIM, DEBT, LIABILITY OR INTEREST IS ALLOWED, OR WHETHER OR NOT SUCH ENTITY VOTED TO ACCEPT OR REJECT THE PLAN. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ALL INJUNCTIONS OR STAYS ENTERED IN THESE CHAPTER 11 CASES AND EXISTING IMMEDIATELY PRIOR TO THE CONFIRMATION DATE SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

5.10.3     RELEASE/EXCULPATION

AS OF THE CONFIRMATION DATE, BUT SUBJECT TO THE OCCURRENCE OF THE EFFECTIVE DATE, AND IN CONSIDERATION OF THE DISTRIBUTIONS TO BE RECEIVED UNDER THE PLAN, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED BY THE PLAN OR THE CONFIRMATION ORDER, (I) EACH HOLDER OF A CLAIM OR INTEREST WHO HAS VOTED TO ACCEPT THE PLAN SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE DEBTOR RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER WHICH ANY SUCH HOLDER MAY BE ENTITLED TO ASSERT, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE FROM THE BEGINNING OF TIME UP TO AND INCLUDING THE EFFECTIVE DATE IN ANY WAY RELATING TO THE CHAPTER 11 CASES, THE PLAN OR THIS DISCLOSURE STATEMENT, EXCEPTING, HOWEVER, FROM SUCH RELEASE ANY OBLIGATION OWING TO A HOLDER OF AN ALLOWED CLAIM OR INTEREST ARISING UNDER THE PLAN, AND FURTHER EXCEPTING ANY ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; AND (II) EACH HOLDER OF A CLAIM OR INTEREST SHALL BE DEEMED TO HAVE UNCONDITIONALLY RELEASED THE DEBTOR RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, RIGHTS, CAUSES OF ACTION AND LIABILITIES WHATSOEVER WHICH ANY SUCH HOLDER MAYBE ENTITLED TO ASSERT, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, BASED IN WHOLE OR IN PART UPON ANY ACT OR OMISSION, TRANSACTION, EVENT OR OTHER OCCURRENCE TAKING PLACE ON OR AFTER THE COMMENCEMENT DATE AND UP TO AND INCLUDING THE EFFECTIVE DATE FOR WHICH RELEASED RIGHTS THE HOLDER IS ENTITLED TO A CLAIM THAT RECEIVES OR RETAINS VALUE AS PROVIDED IN THE PLAN, EXCEPTING ANY ACT OF GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT, PROVIDED, HOWEVER, THAT NOTHING IN THE PLAN SHALL LIMIT ANY RIGHT TO OBJECT TO ANY PROFESSIONAL FEE CLAIM.

ARTICLE 6
FINANCIAL PROJECTIONS AND VALUATION

The Debtors determined that it was necessary to estimate the post-confirmation reorganization values of the Reorganized Debtors’ enterprise and equity in order to equitably allocate distributions among the various Classes of Claims and Interests. Accordingly, the Debtors directed Houlihan Lokey to prepare a valuation analysis of the Reorganized Debtors (including their non-debtor subsidiaries). That valuation is set forth in Article 6.2 below.

In order to assess the Reorganized Debtors’ value generally and specifically to determine the reorganization value of the New Common Stock to be distributed under the Plan, the Debtors developed a set of financial projections, summarized below and in Exhibit A attached hereto (the “Projections”). In addition, the Debtors have developed a Liquidation Analysis set forth in Exhibit B attached hereto describing the estimated recoveries to Holders of certain Allowed Claims and Allowed Interests. The recoveries and projections set forth below and in the attached exhibits are based on a number of significant assumptions including, among other things, the Debtors’ successful reorganization, an assumed Effective Date of June 30, 2006, their ability to achieve the operating and financial results included in the Projections, their ability to maintain adequate liquidity to fund operations and the assumption that capital and equity market conditions remain consistent with current conditions. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS. ACTUAL OPERATING RESULTS AND VALUES MAY VARY SIGNIFICANTLY FROM THESE PROJECTIONS.

6.1          Financial Projections

As a condition to plan confirmation, the Bankruptcy Code requires, among other things, the Bankruptcy Court to find that confirmation is not likely to be followed by either a liquidation or the need to further reorganize the debtor. In connection with developing the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors’ management has, through the development of the Projections, analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct their businesses. The Projections will also assist each Holder of a Claim or Equity Interest in determining whether to accept or reject the Plan.

The Debtors prepared the Projections in good faith, based upon estimates and hypothetical assumptions made by the Debtors’ management. These include, but are not limited to, estimates and assumptions with respect to product sales volume and pricing by market and segment, cost and timing of product sourcing, foreign exchange rates, production costs logistics, costs, capital spending and working capital levels, some of which are described in more detail in Exhibit A attached hereto. The Debtors developed the Projections over the fourth quarter of 2005. The Debtors believe that EBITDA from continuing operations before reorganization costs, fresh start adjustments, and other unusual items for 2005 may be approximately $5.9 million.(4)

The Projections’ estimates and assumptions, while considered reasonable by management, may not be realized, and are inherently subject to uncertainties and contingencies. They are also based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the Projections. No representations can be made as to the accuracy of the Projections or the Reorganized Debtors’ ability to achieve the projected results. Therefore, the Projections may not be relied upon as a guaranty or other assurance of the actual results that will occur. The inclusion of the Projections herein should not be

(4)             Fiscal year 2005 results have not yet been audited. The Debtors project that EBITDA from continuing operations before reorganization costs, fresh start adjustments and other unusual items for 2006 may be approximately $6.4 million.

regarded as an indication that the Debtors considered or consider the Projections to reliably predict future performance. The Projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the Projections to reflect the occurrence of future events, even in the event that assumptions underlying the Projections are not borne out.

The Projections should be read in conjunction with the assumptions and qualifications set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and other information set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2006, which the Debtors expect to file on or before May 15, 2006.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS’ INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW SENIOR SECURED NOTES, NEW COMMON STOCK OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

6.2          Valuation

The Debtors have been advised by Houlihan Lokey with respect to the range of estimated reorganization value of the Reorganized Debtors. Houlihan Lokey estimates that the midpoint of the total reorganization value range, which includes all of Boyds’ operating businesses and other assets, will be approximately $52.5 million as of an assumed Effective Date of June 30, 2006. Houlihan Lokey further estimates that the midpoint of the reorganization common equity value range, which takes into account the estimated average debt balances (5), will be approximately $15.3 million as of an assumed Effective Date of June 30, 2006. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors discussed below, current financial market conditions and the inherent uncertainty as to the achievement of the Projections.

Based on the assumed reorganization common equity value set forth above, the midpoint value of the approximately 7 million shares of New Common Stock to be issued to the holders of Allowed Claims under the Plan is estimated to be approximately $2.18 per share. The foregoing valuations also reflect a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, the forecasts reflected in the Projections, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein.

In preparing the estimated reorganization equity value, Houlihan Lokey: (a) reviewed certain historical financial information of Boyds for recent years and interim periods; (b) reviewed certain internal financial and operating data of Boyds; (c) analyzed and reviewed the Projections provided by Boyds (d) met with certain members

5                     Estimated debt balance is composed of the $30.0 million New Senior Secured Notes, Exit Revolver balance of $7.8 million, and cash of $0.6 million.

of senior management of Boyds to discuss Boyds’ operations and future prospects; (e) reviewed publicly available financial data and considered the market values of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of Boyds; (f) reviewed the financial terms, to the extent publicly available, of certain acquisitions of companies that Houlihan Lokey believes were comparable to the operating businesses of Boyds; (g) considered certain economic and industry information relevant to Boyds’ operating businesses; and (h) reviewed certain analyses prepared by other firms retained by the Debtors and conducted such other analyses as Houlihan Lokey deemed appropriate. Although Houlihan Lokey conducted a review and analysis of Boyds’ businesses, operating assets and liabilities and business plans, Houlihan Lokey assumed and relied on the accuracy and completeness of all (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information. In addition, Houlihan Lokey did not independently verify the assumptions underlying the Projections in connection with such valuation. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.

The estimates of reorganization equity value prepared by Houlihan Lokey assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets. Such estimates were developed solely for purposes of formulation and negotiation of a plan of reorganization and analysis of implied relative recoveries to creditors thereunder. Such estimates do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different from the amounts set forth herein. Such estimates reflect computations of the estimated reorganization equity value of Boyds through the application of various valuation techniques, including, among others: (a) a comparable company analysis, in which Houlihan Lokey analyzed the enterprise value of public companies that Houlihan Lokey deemed generally comparable to the operating businesses of Boyds as a multiple of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and then applied multiples provided by such analysis to the projected EBITDA of Reorganized Boyds; (b) a discounted cash flow analysis, in which Houlihan Lokey, using a weighted average cost of capital, computed the present value of free cash flows and terminal value of Boyds; and (c) a comparable acquisitions analysis, in which Houlihan Lokey analyzed the financial terms of certain acquisitions of companies that Houlihan Lokey believed were comparable to the operating businesses of Boyds and then applied the EBITDA multiples provided by such analysis to the projected EBITDA of Reorganized Boyds. In addition, Houlihan Lokey valued the tax assets that will be available to Reorganized Boyds. This value was added to the values implied under the methodologies listed as (a) through (c) above. An estimate of reorganization equity value is not entirely mathematical, but rather it involves complex considerations and judgments concerning various factors that could affect that value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of reorganization equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, none of Boyds, Houlihan Lokey or any other person assumes responsibility for their accuracy. Depending on the results of the Debtors’ operations or changes in the financial markets, Houlihan Lokey’s valuation analysis as of the Effective Date may differ from that disclosed herein.

In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holding of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in chapter 11, conditions affecting the Debtors’ competitors or the industry generally in which the Debtors participate or by other factors not possible to predict. Accordingly, the reorganization equity value estimated by Houlihan Lokey does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges associated with Houlihan Lokey’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.

Furthermore, in the event that the actual Distributions to holders of Allowed Claims and Interests differ from those assumed by the Debtors in their recovery analysis, the actual recoveries realized by holders of Claims and Interests in those Divisions could be significantly higher or lower than estimated by the Debtors.

Set forth below is a summary of the projected recoveries to Holders of Claims and Interests that result from such reorganization values and projected recoveries to Holders of Claims and Interests pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

		Under the Plan
			Including(1)
		At	a Future	Chapter 7
Description	Class No.	Emergence	Transaction	Midpoint
Administrative Expense Claims		100%	100%	0%
Professional Fee Claims		100%	100%	100%
Priority Tax Claims		100%	100%	0%
Other Priority Claims	1	100%	100%	0%
Senior Secured Claims	2A	66%	66%	14%
Miscellaneous Secured Claims	2B	100%	100%	100%
General Unsecured Claims	3	28%	28%	0%
Qualifying Noteholder Claims	4A	3%	25%	0%
Non-Qualifying Noteholder Claims	4B	0%	24%	0%
Interests	5A	NA	NA	NA
Equity Convenience Class Interests	5B	NA	NA	NA

(1) Includes the impact of a Future Transaction as defined in the Plan of Reorganization. Recovery based on nominal dollar amounts and does not adjust for timing of the Distribution and therefore the present value of such Distribution.

THE ESTIMATED REORGANIZATION VALUE DEPENDS HIGHLY UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS THAT ARE NOT GUARANTEED.

THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE ESTIMATED EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH A MARKET TRADING VALUE, IF ANY, MAY DIFFER MATERIALLY FROM THE ESTIMATED REORGANIZATION EQUITY VALUE ASSOCIATED WITH THE VALUATION ANALYSIS.

ARTICLE 7
CONDITIONS PRECEDENT
TO CONFIRMATION ORDER AND EFFECTIVE DATE

7.1          Conditions Precedent to Entry of the Confirmation Order

The Confirmation Order must be, in form and substance, acceptable to the Debtors, Laminar and the Creditors’ Committee before the Plan can be confirmed on the Confirmation Date.

7.2          Conditions Precedent to the Effective Date

Pursuant to the Plan, the following conditions must occur and be satisfied or waived by the Debtors, and Laminar, on or before the Effective Date for the Plan to become effective on the Effective Date.

(a)           Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court and no stay of the Confirmation Order shall have been entered and remain in effect.
(b)           Authorizations, Consents and Approvals. All authorizations, consents and regulatory approvals from any Governmental Unit required to be obtained by the Debtors, if any, in connection with the Plan’s effectiveness shall have been obtained.
(c)           Exit Financing. The Debtors shall have obtained the Exit Facility, or otherwise have available sufficient Cash and liquidity to make the payments and distributions contemplated by the Plan on or about the Effective Date.
(d)           Plan Documents. The Plan Documents must be reasonably acceptable to the Debtors, Laminar and the Creditors’ Committee.

7.3          Effect of Failure of Conditions

If all the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or waived by the Debtors and the Creditors’ Committee in a writing Filed with the Bankruptcy Court on or before the first Business Day that is more than 120 days after the Confirmation Date, then, at the election and upon motion of the Debtors made before the time that all of the conditions have been satisfied or so duly waived, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to Consummation set forth in Article 13.2 of the Plan are either satisfied or duly waived before the Bankruptcy Court enters an Order granting the relief requested in such motion.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1          Bankruptcy Court to Retain Jurisdiction

The business and Assets of the Debtors shall remain subject to the jurisdiction of the Bankruptcy Court until the Effective Date. From and after the Effective Date, the Bankruptcy Court shall retain and have jurisdiction of all matters arising out of, and related to the Chapter 11 Cases of the Debtors or the Plan pursuant to, and for purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

•                                          To hear and determine applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of Claims resulting therefrom.

•                                          To determine any motion, adversary proceeding, avoidance action, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date.

•                                          To ensure that Distributions to holders of Allowed Claims and Interests are accomplished as provided in the Plan.

•                                          To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any pre-petition Claim or other Claim, Administrative Expense Claim, or Interest.

•                                          To consider any objections to a Claim asserted against any of the Debtors and any counterclaims asserted by the Reorganized Debtors thereto.

•                                          To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated.

•                                          To issue injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Person with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court.

•                                          To hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, the Disclosure Statement, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof.

•                                          To hear and determine all Professional Fee Claims.

•                                          To hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, or any agreement, instrument, or other document governing or relating to any of the foregoing.

•                                          To take any action and issue such orders as may be necessary to construe, enforce, implement, execute, and consummate the Plan, including any release or injunction provisions set forth in the Plan, or to maintain the integrity of the Plan following consummation.

•                                          To resolve any disputes concerning any release under the Plan of a non-debtor or the injunction under the Plan, or in the Confirmation Order, against actions against such non-debtor.

•                                          To resolve any disputes concerning whether an Entity had sufficient notice of, among other things:  (i) the Chapter 11 Cases; (ii) the applicable Bar Date; (iii) the hearing on the approval of the Disclosure Statement as containing adequate information; or (iv) the hearing on confirmation of the Plan for the purposes of determining whether a Claim is discharged hereunder.

•                                          To correct any defect, cure any omission or reconcile any inconsistency in the Plan, Confirmation Order, organizational documents of the Debtors or any other documents relating to the Plan, as may be necessary to carry out the purposes or intent of the Plan.

•                                          To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

•                                          To hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code.

•                                          To hear any Causes of Action preserved under Article 9.11 of the Plan asserted by the Reorganized Debtors, to the extent permitted by law.

•                                          To hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code.

•                                          To enter a final decree closing the Chapter 11 Cases.

•                                          To recover all Assets of the Reorganized Debtors and property of their Estates, wherever located.

•                                          To resolve any disputes concerning whether a transaction qualifies as a Future Transaction or any dispute concerning payments under a Future Transaction.

8.2          Nonvoting Stock

In accordance with section l123(a)(6) of the Bankruptcy Code, the Reorganized Boyds Certificate of Incorporation shall contain a provision prohibiting the issuance of nonvoting equity securities.

8.3          Withdrawal of the Plan

The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke or withdraw the Plan. If the Debtors revoke or withdraw the Plan, if the Confirmation Date does not occur, if the Confirmation Order is vacated pursuant to Article 13.2 of the Plan, or if the Effective Date does not occur, then (i) the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or Interests), the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; (ii) the Plan shall be of no effect and shall be deemed vacated, and the Chapter 11 Cases shall continue as if the Plan had never been Filed and, in such event, the rights of any holder of a Claim or Interest shall not be affected nor shall such holder be bound by, for purposes of illustration only, and not limitation, (a) the Plan, (b) any statement, admission, commitment, valuation or representation contained in the Plan or this Disclosure Statement or (c) the classification and proposed treatment (including any allowance) of any Claim in the Plan; and (iii) nothing contained in the Plan or in this Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against any Debtor or any other Entity or to prejudice in any manner the rights of any Debtor or any Entity in any further proceedings involving any Debtor or any Entity.

8.4          Dissolution of Creditors’ Committee

On the Effective Date, as to the Chapter 11 Cases of the Debtors, the Creditors’ Committee shall cease to exist and its members and employees or agents (including attorneys, investment bankers, financial advisors, accountants and other Professionals employed) shall cease from further duties, responsibilities and obligations relating to and arising from and in connection with these Chapter 11 Cases and shall have no right to compensation for any further actions taken; provided, however, that following the Effective Date, the responsibilities of the Creditors’ Committee and its members and employees or agents shall be limited to the preparation of their respective fee applications, if any.

8.5          Amendments and Modifications of the Plan

The Plan may be altered, amended or modified by the Debtors, before or after the Confirmation Date, as provided in section 1127 of the Bankruptcy Code, with the consent of the Debtors, and the Senior Secured Lenders. Without limiting the generality of the foregoing, to the extent that the Bankruptcy Court determines that any provision of the Plan must be modified, deleted, or added to obtain Confirmation, the Debtors reserve the right to make such modification, deletion, or addition pursuant to Order of the Bankruptcy Court.

8.6          Exemption from Securities Registration

To the maximum extent provided by the Bankruptcy Code and applicable non-bankruptcy laws, the issuance of any securities pursuant to the Plan, including the New Senior Secured Notes and the New Common Stock, will be exempt from registration under the Securities Act of 1933.

ARTICLE 9
RISK FACTORS TO BE CONSIDERED

HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED HEREWITH AND/OR INCORPORATED HEREIN BY REFERENCE), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS ASSOCIATED WITH THE PLAN AND ITS IMPLEMENTATION.

9.1          Certain Risks of Non-Confirmation and Non-Consummation

Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A party in interest or the U.S. Trustee might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to Confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation of a plan. See Article 12 below, entitled “Requirements For Confirmation of Plan.” Although the Debtors believe that the Plan complies with all provisions of the Bankruptcy Code, there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met.

Additionally, even if the required acceptances of each of Class 2A, Class 3, Class 4A, Class 4B, Class 5A and Class 5B are received, the Bankruptcy Court might find that the solicitation of votes or the Plan did not comply with the solicitation requirements made applicable by section 1125 of the Bankruptcy Code. In such an event, the Debtors may seek to resolicit acceptances, but Confirmation of the Plan could be substantially delayed and possibly jeopardized. The Debtors believe that their solicitation of acceptances of the Plan complies with the requirements of section 1125 of the Bankruptcy Code, that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court.

The Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code section l129(b). Section l129(b) permits Confirmation of the Plan despite rejection by one or more Impaired Classes if the Bankruptcy Court finds that the Plan “does not discriminate unfairly” and is “fair and equitable” as to the non-accepting Class or Classes.

The Debtors will seek Confirmation of the Plan over the objections of any other non-accepting Class, pursuant to section l129(b) of the Bankruptcy Code. For a more detailed description of the requirements for acceptance of the Plan and of the criteria for Confirmation notwithstanding rejection by certain Classes, see section 7.2 of the Plan.

Even if all of the conditions to Confirmation are satisfied, the Plan may not be consummated if any of the conditions to Consummation are not met. See Article 7 above, entitled “Conditions Precedent to Confirmation Order and Effective Date.”

If the Plan, or a plan determined by the Bankruptcy Court not to require resolicitation of acceptances by Classes, were not to be confirmed, it is not clear that a reorganization could be implemented. If an alternative reorganization could not be agreed to and promptly confirmed, it is possible that the Debtors would have to liquidate Assets, in which case the Debtors believe that the holders of Claims and Interests would receive less than they would have received pursuant to the Plan and that holders of General Unsecured Claims, Qualifying Noteholder Claims, Non-Qualifying Noteholder Claims, and Interests would likely receive nothing.

The effect, if any, that the continuation of these Chapter 11 Cases in the absence of Confirmation of the Plan may have upon the operations of the Debtors cannot be accurately predicted or quantified, but could adversely affect Boyds’ relationships with its customers, suppliers and employees, resulting in a material adverse impact on the Debtors’ operations. The pendency of the Chapter 11 Cases has increased the administrative expenses of the Debtors and adversely affected the Debtors’ ability to obtain financing and capital. The Debtors do not believe that they can remain in chapter 11 indefinitely.

9.2          Business Risk Factors

9.2.1       Competitive Conditions

The markets in which the Debtors provide products and services continue to be extremely competitive. If the Plan is confirmed, the Reorganized Debtors will likely compete with numerous competitors, certain of whom are financially stronger and capable of competing effectively with the Reorganized Debtors. Certain competitors may be willing to further reduce prices and accept lower profit margins to compete with the Reorganized Debtors. As a result, the Reorganized Debtors may be unable to gain sufficient market share to support their working capital needs, which could have a material adverse effect on the Reorganized Debtors’ future performance.

9.2.2       Customers

The future success of the Reorganized Debtors will depend, in large part, on their ability to retain a significant portion of their existing customer base, expand the business relationships with such customers and attract and retain new customers. There can be no assurance that the Reorganized Debtors will be able to maintain a significant portion of the current customer base, increase the amount of business done with some or all these customers or grow the existing customer base. Failure by the Reorganized Debtors to maintain a significant portion of their existing customer base and to grow that base would have a material adverse effect on their future performance.

9.2.3       New Product Development/Offerings

The future success of the Reorganized Debtors will also depend on their ability to offer products and services not previously offered by the Company. The ability of the Reorganized Debtors to successfully offer new products and services will depend upon, among other things, their ability to:  (i) enhance their billing, back-office and information systems to accommodate these new products and services; and (ii) generate customer acceptance of the new product design and service offerings. Failure of the Reorganized Debtors to successfully launch new products would have a material adverse effect on their future performance.

9.2.4       New Customers/Distribution Systems

The future success of the Reorganized Debtors will also depend on their ability to successfully penetrate and sustain business with new customer accounts, including full line supermarkets, convenience, drug, and mass merchandise retailers which are a key part of the Reorganized Debtors’ business plan. In addition, the future success of the Reorganized Debtors will depend on the Reorganized Debtors’ ability to establish new direct-to-consumer sales via the Internet and the Company’s redesigned website. To achieve success in these new initiatives the Reorganized Debtors will need to create and deliver appropriate product offerings at competitive prices, as well as develop and implement new systems and processes to support the new distribution channels. Failure or a significant delay in achieving success in these endeavors would have a material adverse effect on the performance of the Reorganized Debtors.

9.2.5       International Operations

The operations of the Reorganized Debtors and the Non-Debtor Subsidiaries will be conducted in part in foreign jurisdictions. These foreign operations are subject to special risks, including:  (i) uncertain political and economic environments; (ii) foreign currency fluctuations; (iii) civil disturbances; and (iv) labor strikes. Events outside the control of the Reorganized Debtors may limit or disrupt operations, result in the deprivation of contract rights and increase foreign taxation.

9.2.6       Fluctuation in Operating Results

The future operating results of the Reorganized Debtors are likely to be subject to substantial fluctuations as a result of a variety of factors, including:  (i) general economic conditions; (ii) the conditions of the collectible industry in general; (iii) the ability of the Reorganized Debtors to introduce new products and competitive products, and (iv) timing and implementation of marketing and sales initiatives. Variability in the operating results of the Reorganized Debtors could have a material adverse effect on their business, financial condition and results of operations.

9.2.7       Reliance on Key Personnel

The operations and prospects of the Reorganized Debtors will depend, in large part, on the retention and performance of their senior management and design team. There can be no assurance that the Reorganized Debtors will be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of the senior management team and certain other key personnel could have a material adverse effect on the business, financial condition and operating results of the Reorganized Debtors.

9.2.8       Adverse Publicity

Adverse publicity or news coverage relating to the Reorganized Debtors, in connection with the Chapter 11 Cases, may have negatively impacted the Debtors’ ability, and may continue to impact after the Effective Date the Reorganized Debtors’ ability, to establish and promote name recognition and a positive image. It could also affect the Reorganized Debtors’ ability to obtain credit from vendors and other contractors on customary terms.

9.3          Risks Associated with the New Common Stock

9.3.1       Debt and Common Stock

If the Plan is confirmed, there will be substantial secured debt ahead of the New Common Stock. The Plan contemplates that indebtedness under the Exit Facility will be secured by Liens on all or substantially all of the assets of the Reorganized Debtors. The Reorganized Debtors will also be obligated on the $30 million New Senior Secured Notes, which will be secured by junior Liens on such assets. Further, the Reorganized Debtors may, from time to time, incur or otherwise become liable for, other secured or unsecured indebtedness and obligations, without the approval of holders of the New Common Stock.

Reorganized Boyds does not anticipate paying dividends on the New Common Stock in the foreseeable future. It will be precluded from doing so by the terms of the Exit Facility, until this debt is paid in full.

9.3.2       Assets Subject to Security Interests

Substantially all cash, receivables, inventory and other assets of the Reorganized Debtors and their domestic subsidiaries will be subject to Liens and security interests after the Effective Date. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to the Reorganized Debtors or to their creditors, except to the extent, if any, that such other creditors had superior or equal security interests in the affected collateral or the value of the affected collateral exceeded the amount of indebtedness in respect of which such foreclosure rights are exercised.

9.3.3       Control by Laminar

On the Effective Date, it is anticipated that Laminar will own a majority of the outstanding shares of the New Common Stock. The shares so to be owned by Laminar will be those acquired by Laminar, pursuant to the provisions of the Plan, as a holder of Class 2A Claims, and as a holder of 11,795,725 shares of old common stock. As a result, Laminar will be in a position to control the outcome of actions requiring shareholder approval, including the election of directors (subject to provisions of Article 9.9 of the Plan regarding the initial Board of Directors). Furthermore, because Laminar will be able to cause the election of a majority of directors of Reorganized Boyds, it will have the ability to cause Reorganized Boyds and its management to take or omit to take corporate and other action, which, could have either a position or negative impact upon the value of the New Common Stock.

9.3.4       Absence of Public Market

The Debtors anticipate that there will not be a trading market for the New Common Stock or that any trading market will be limited. Reorganized Boyds does not intend to seek to have the New Common Stock listed or admitted for trading on the NYSE, NASDAQ or any other securities exchange or trading system. Accordingly, there can be no assurance that holders of New Common Stock will be able to dispose of the New Common Stock they receive under the Plan at any price or at any time. Recipients of New Common Stock should view these shares essentially as a right to participate in any ultimate liquidity event by Reorganized Boyds such as a sale of the company or public offering. There is no assurance that any such event will ever occur, or, if it does occur, when it will occur and what the value of the New Common Stock will be at the time.

9.3.5       Exchange Act Listing — Reporting Obligations

The common stock of Boyds is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). If, upon effectiveness of the Plan, the number of holders of record of the New Common Stock is less than 300, Reorganized Boyds could, subject to certain conditions, seek to terminate such registration, and Reorganized Boyds presently expects that, in such event, it would seek to do so. If such termination occurred, holders of the New Common Stock would not be entitled to receive the periodic reports mandated by the Exchange Act. If Reorganized Boyds continued to be so registered, compliance with the Exchange Act’s reporting requirements would result in added expense  and could be administratively burdensome for Reorganized Boyds. Further, should Reorganized Boyds continue to be so registered and to report under the Exchange Act, there can be no guarantee that it would be able to satisfy the SEC’s disclosure requirements.

Boyds was, as of the Commencement Date, current in its SEC filings. However, Boyds has not remained current in its SEC filings during the pendency of these Chapter 11 Cases. Prior to the Effective Date, Boyds intends to file a Form 10-Q for the period ended September 30, 2005 and a Form 10-K for the fiscal year ended December 31, 2005.

9.3.6       SEC Reporting Delinquencies

As a result of its ongoing restructuring, Boyds did not file its required quarterly report with the SEC for the quarter ended under September 30, 2005, nor did it file its required annual report for the fiscal year ended December 31, 2005, and there can be no assurance that Reorganized Boyds will be able to file reports required in the future or to file such reports on a timely basis. Reorganized Boyds may be subject to adverse regulatory or other consequences, which could include administrative, enforcement or other proceedings brought by the SEC, related to its prior or any future delinquencies.

9.3.7       Additional Financing Risk

The Debtors estimate that, as of the Effective Date (assuming an Effective Date of June 30, 2006), the Reorganized Debtors will have sufficient Cash and financing available to fund their future operations after payment of all Administrative Expense Claims, cure amounts for assumed executory contracts and unexpired leases, and other amounts necessary to fund the Plan. Nevertheless, the ability of the Reorganized Debtors to fund operations through December 2006 is subject to a number of uncertainties beyond the control of the Reorganized Debtors.

9.3.8       New Common Stock Dilution Risk

The Reorganized Debtors may seek additional financing, possible acquisitions, mergers or other transactions. Any such transactions could entail, among other things, the issuance of additional common stock or preferred stock, and/or the incurrence of debt, including secured debt. The Reorganized Boyds Certificate of Incorporation authorizes Reorganized Boyds to issue 10 million shares of New Common Stock, which is 8 million more than will be issued under the Plan. If Reorganized Boyds issues additional New Common Stock, the interests of the holders of New Common Stock will be diluted at that time. If Reorganized Boyds issues preferred stock or incurs additional debt, the interests of the holders of the New Common Stock will be effectively subordinated to such preferred stock or debt.

ARTICLE 10
APPLICATION OF SECURITIES ACT TO THE ISSUANCE AND
RESALE OF NEW SECURITIES UNDER THE PLAN

10.1.1     New Securities

The Plan provides for the issuance of the New Senior Secured Notes and the New Common Stock to certain Creditors in exchange for Claims against the Debtors. Other than as set forth herein or in the Plan, the Debtors do not believe there will be any restriction on the transferability of the new securities.

10.2        Section 1145 of the Bankruptcy Code

Section 1145 of the Bankruptcy Code generally exempts the issuance of a security (including the offer of a security through any warrant, option, or right to subscribe, or the sale of a security upon the exercise of such warrant, option, or right) from registration under the Securities Act (and any equivalent state securities or “blue sky” laws) if the following conditions are satisfied:  (i) the security is issued by a debtor (or its successor) under a chapter 11 plan, (ii) the recipient of the security holds a claim against, an interest in, or a claim for an administrative expense against, the debtor and (iii) the security is issued entirely in exchange for such claim or interest, or is issued “principally” in exchange for such claim or interest and “partly” for Cash or property. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the initial offer and distribution of the New Senior Secured Notes and the New Common Stock under the Plan from U.S. federal and state securities registration requirements.

Securities exempt from registration under section 1145 of the Bankruptcy Code generally may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) or other federal securities laws pursuant to the exemption provided by section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in the Bankruptcy Code. In addition, while such securities generally may be resold without registration under state securities laws pursuant to various exemptions provided by the laws of the several U.S. states, the Debtors have not sought the views of the relevant agencies of the various U.S. stats and can provide no assurance that any such exemptions would be available to holders of securities issued under the Plan. The Debtors do not anticipate an active market for any of the securities issued pursuant to the Plan.

Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:

(a)           persons who purchase a claim against, an interest in, or a claim for administrative expense against, the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);
(b)           persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”)
(c)           persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (i) made under a distribution agreement; and
(d)           a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.

Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with the issuer. Under section 2(12) of the Securities Act, a ‘dealer’ is any person who engages in part or in whole, directly or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an ‘underwriter’ or an ‘affiliate’ with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.

The Debtors express no view as to whether any person would be deemed to be an ‘underwriter’ or an ‘affiliate’, or an accumulator, distributor or dealer, with respect to any security to be issued pursuant to the Plan.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF DETERMINING WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. MOREOVER, SUCH SECURITIES, OR THE DOCUMENTS THAT ESTABLISH THE TERMS AND PROVISIONS THEREOF, MAY CONTAIN TERMS AND LEGENDS THAT RESTRICT OR INDICATE THE EXISTENCE OF RESTRICTIONS ON THE TRANSFERABILITY OF SUCH SECURITIES. THE DEBTORS RECOMMEND THAT RECIPIENTS OF SECURITIES UNDER THE PLAN CONSULT WITH LEGAL COUNSEL CONCERNING THE LIMITATIONS ON THEIR ABILITY TO DISPOSE OF SUCH SECURITIES.

ARTICLE 11
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

11.1        Certain U.S. Federal Income Tax Consequences of the Plan

11.1.1     Introduction

The following discussion summarizes certain U.S. federal income tax consequences of the Plan to certain holders of Claims and Interests that are entitled to vote on the Plan and to the Debtors. This discussion does not address the tax consequences to the Senior Secured Lenders. A description of the tax consequences to the Senior Secured Lenders is not included because such parties have advisors that can inform them of such tax consequences.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), the Treasury regulations (including temporary and proposed regulations) promulgated thereunder (the “Regulations”), judicial authorities, and current administrative rulings and practice, all of which are subject to change or differing interpretations (possibly with retroactive effect). The U.S. federal income tax consequences of certain aspects of the Plan are uncertain because of the lack of applicable legal authority and may be subject to administrative or judicial interpretations that differ from the discussion below. The Debtors have not requested and do not intend to request a ruling from the Internal Revenue Service (“IRS”) with respect to these matters, and no opinion of counsel has been or will be sought or obtained by the Debtors with respect thereto. The following discussion does not apply to holders of Claims and Interests that are not “U.S. Persons” (as such phrase is defined in the Tax Code). Further, the following discussion does not address all matters that may be relevant to particular holders of Claims and Interests that are subject to special rules under the Tax Code, including, but not limited to, regulated investment companies, financial institutions, life insurance companies, tax-exempt organizations, and foreign individuals and entities and does not address any tax consequences other than U.S. federal income tax consequences.

THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OF CLAIMS AND INTERESTS MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE U.S. FEDERAL TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, HOLDERS OF CLAIMS AND INTERESTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN TO THEM AND TO THE DEBTORS.

IRS CIRCULAR 230 DISCLOSURE:  TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, ANY TAX ADVICE CONTAINED IN THIS SUMMARY (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE. TAX ADVICE CONTAINED IN THIS SUMMARY (INCLUDING ANY ATTACHMENTS) IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR

MATTERS ADDRESSED BY THE SUMMARY. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

11.2        Tax Consequences to Holders of Claims and Interests

11.2.1     In General

The U.S. federal income tax consequences of the Plan to a holder of a Claim or Interest may vary depending upon whether (i) the holder reports income for federal income tax purposes using the cash or accrual method, (ii) the Claim constitutes a claim for principal or interest, and (iii) the holder has taken a bad debt or worthless security deduction with respect to its Claim. Holders of Claims and Interests should evaluate the U.S. federal income tax consequences of the Plan to them based on their own particular circumstances and should not rely solely on the general discussion herein.

In addition, the U.S. federal income tax consequences of the Plan to holders of Claims and Interests may depend in part on whether their Claims or Interests and any debt obligations issued as consideration for their Claims or Interest under the Plan constitute “securities” for purposes of the reorganization provisions of the Tax Code. The determination of whether a debt obligation constitutes a security depends upon an evaluation of that debt obligation. Factors to be considered include, among other things, the term of the debt obligation, the degree of continuing interest in the issuer, the similarity of the debt obligation to a cash payment, and the purpose of the borrowing. Generally, trade claims and corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities.

The Debtors intend to take the position, and the discussion herein assumes, that the Senior Subordinated Notes constitute securities for federal income tax purposes, and that no other Claims against the Debtors discussed herein qualify as securities. The foregoing treatment is, however, uncertain with respect to certain of these Claims, Interests and debt obligations, and holders of Claims should consult their own tax advisors as to whether their Claims and any debt obligations received in respect of their Claims constitute securities for U.S. federal income tax purposes. If any of the Claims, or the debt obligations received in respect of those Claims, are not classified in the manner described above, the tax consequences of an exchange of those Claims pursuant to the Plan may be significantly different from those set forth herein.

The U.S. federal income tax consequences of the Plan to a holder of a Claim or Interest may also depend on whether the Claim or Interest consists of a debt obligation arising from a qualifying installment sale of property that is being reported in accordance with the installment method for federal income purposes, or whether the consideration issued in respect of the Claim pursuant to the Plan is eligible for installment method reporting. The following discussion does not discuss the impact of the installment sale rules, and holders of Claims for which the installment sale rules may be relevant should consult their tax advisors concerning the operation and effects of these rules.

11.2.2     Recognition of Gain or Loss

11.2.2.1         Claims and Interests Other Than Claims Arising from Senior Subordinated Notes

In the case of Claims other than Claims arising from the Senior Subordinated Notes, a holder’s exchange of a Claim for the consideration distributed in respect of such Claim pursuant to the Plan should be treated as a taxable exchange, resulting in gain or loss to the holder. Such gain or loss will be measured by the difference between (i) the holder’s tax basis in its Claim (adjusted to take into account the amount of any bad debt deduction previously taken with respect to such Claim) and (ii) the sum of the amount of cash, the issue price of any debt instruments, the value of any contingent future right to receive cash, and the fair value of the New Common Stock received, exclusive of the amount (if any) of such consideration, received in respect of accrued interest. A holder’s ability to deduct a loss resulting from the exchange of its Claim may be subject to generally applicable loss limitation rules.

Because the determination of the issue price of the various debt obligations issued under the Plan is not certain and may depend on facts in existence at or about the time of the Effective Date, holders of Claims should consult their own tax advisors concerning the determination of the issue price of any debt instruments they receive under the Plan.

Except as discussed below with respect to accrued interest and market discount, if a holder’s Claim is held as a capital asset, any gain or loss recognized by the holder on the exchange of its Claim pursuant to the Plan will be capital gain or loss. The capital gain or loss generally will be long-term capital gain or loss if the Claim has been held for more than one year as of the Effective Date. Claims arising out of the extension of trade credit or the performance of services generally are not held as capital assets by their original holders. Each holder of a Claim should consult its own tax advisor as to whether its Claim qualifies as a capital asset.

In the case of holders of Interests in Boyds, a holder who exchanges its Interests for New Common Stock should be deemed to have exchanged the Interests for stock in a recapitalization under Section 368(a)(1)(E) of the Tax Code and should not therefore be deemed to recognize any gain or loss on such exchange. The holder’s tax basis should equal its tax basis in its Interests prior to the exchange and the holding period for such New Common Stock should include the period during which the Interests were held. A holder of Interests who exchanges its Interests for cash will recognize gain or loss on such exchange in an amount equal to the difference between its tax basis in the Interests and the amount of cash received.

11.2.2.2         Qualifying Noteholder Claims

The Debtors believe that the exchange of Qualifying Noteholder Claims for New Common Stock should qualify as a recapitalization under section 368(a)(l)(E) of the Tax Code. In such case, a holder of such Claim will recognize gain (but not loss) only to the extent of the lesser of (i) the amount of gain realized and (ii) any cash (or other “boot”) received. The holder’s tax basis in the New Common Stock received in the exchange generally will equal the holder’s adjusted tax basis in its Qualifying Noteholder Claims increased by any gain recognized and decreased by the amount of cash (or other “boot”) received. The holder’s holding period for the New Common Stock will include the holding period of its Qualifying Noteholder Claims.

Under the “market discount” provisions of Sections 1276 through 1278 of the Tax Code, some or all of the gain realized by a holder exchanging debt instruments constituting its Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instrument constituting the surrendered Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument at the time of acquisition is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a holder on the taxable disposition of debt instruments that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued). To the extent that the surrendered debt instruments that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the holder may be required to be carried over to the property received therefor and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instruments.

Holders of  Qualifying Noteholder Claims may also receive cash from the Debtors for their Claims upon the occurrence of a Future Transaction. The tax consequences of the receipt of such cash, if any, are complex and are not clear under existing law. In particular, the tax treatment of such cash my depend on whether the overall transaction with respect to a holder of Qualifying Noteholder Claims is treated as a “closed” transaction or an

“open” transaction. The tax consequences may also depend on whether the right to receive such future payment is treated as a contract payment or as a debt instrument. In general, the Debtors expect to report the transaction as a “closed” transaction and do not expect to treat the right to the future payment as a debt instrument. If the transaction is treated as a closed transaction, holders of Qualifying Noteholder Claims who receive the right to the future payment should treat such right as “boot” and should therefore recognize gain (but not loss) with respect to such right equal to the lesser of the fair market value of such right or the total amount of gain recognized. Such holder may then recognize gain or loss at a future time when a Future Transaction does (or does not) occur. Some portion of the cash received may also constitute imputed interest under Section 483 of the Tax Code. Holders should consult with their own tax advisors regarding the tax consequences of the right to receive the potential future payments on the occurrence of a Future Transaction.

11.2.2.3   Non-Qualifying Noteholder Claims

Holders of  Non-Qualifying Noteholder Claims will receive a fixed amount of cash from the Debtors for their Claims if a Future Transaction occurs.  The tax consequences of this exchange for contingent future cash are complex and are not clear under existing law. In particular, the tax treatment of such payments may depend on whether the overall transaction with respect to holders of Non-Qualifying Noteholder Claims is treated as a “closed” transaction or an “open” transaction. The tax consequences may also depend on whether the right to receive the contingent future payment is treated as a contract payment or as a debt instrument. In general, the Debtors expect to report the transaction as a “closed” transaction and do not expect to treat the right to the future contingent payment as a debt instrument.

Assuming that the transaction is a closed transaction for U.S. federal income tax purposes, holders of Non-Qualifying Noteholder Claims should recognize gain or loss upon the exchange of a Claim for the consideration distributed in respect of such Claim. Such gain or loss will be measured by the difference between (i) the holder’s tax basis in its Claim (including any adjustments for bad debts) and (ii) the fair value of the right to the future continent payment, exclusive of the amount (if any) of such consideration received in respect of accrued interest. To the extent that a holder has a gain with respect to such exchange, the holder (depending on its tax status) may be entitled to report such gain as an installment sale. A holder’s ability to deduct a loss resulting from the exchange of its Claim may be subject to generally applicable loss limitation rules.

Based on how a holder of a Non-Qualifying Noteholder Claim treats for U.S. federal income tax purposes the right to receive the contingent future payment upon the occurrence of a Future Transaction, such Holder may subsequently recognize gain or loss based on whether a Future Transaction does (or does not) occur, some of which may be treated as imputed interest under Section 483 of the Tax Code. Holders of such Claims should consult their own tax advisors regarding the consequences to them of holding the right to receive future payments issued to them under the Plan.

Except as discussed below with respect to accrued interest and market discount, if a holder’s Non-Qualifying Noteholder Claim is held as a capital asset, any gain or loss recognized by the holder on the exchange of its Claim pursuant to the Plan will be capital gain or loss. The capital gain or loss generally will be long-term capital gain or loss if the Claim has been held for more than one year as of the Effective Date.

Under the “market discount” provisions of Sections 1276 through 1278 of the Tax Code, some or all of the gain realized by a holder of a Non-Qualifying Noteholder Claim may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the debt instrument constituting the surrendered Claim.

In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument at the time of acquisition is less than (i) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or, (ii) in the case of a debt instrument issued with OID, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the debt instrument, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).

Any gain recognized by a holder on the taxable disposition of debt instruments that it acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such debt instruments were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued). To the extent that the surrendered debt instruments that had been acquired with market discount are exchanged in a tax-free or other reorganization transaction for other property (as may occur here), any market discount that accrued on such debts but was not recognized by the holder may be required to be carried over to the property received therefore and any gain recognized on the subsequent sale, exchange, redemption or other disposition of such property may be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged debt instruments.

11.2.2.4         Allocation of Consideration Received

Under the Plan, the aggregate consideration to be distributed to holders of Allowed Claims and Interests in each Class will be treated as first satisfying an amount equal to the stated principal amount of the Allowed Claim for such holders and any remaining consideration as satisfying accrued but unpaid interest, if any. However, there is no assurance that such allocation would be respected by the IRS for U.S. federal income tax purposes. Holders of Claims should consult their own tax advisors regarding the proper allocation of the consideration received by them under the Plan.

11.2.2.5         Accrued Interest

Assuming the allocation of consideration described above is respected, holders of Claims on which interest has accrued that have included the accrued interest in taxable income generally may take an ordinary deduction up to the amount of such accrued and previously included interest to the extent that such Claim is not fully satisfied under the Plan, even if the underlying Claim is held as a capital asset. Holders of Claims that receive consideration under the Plan in respect of accrued interest not previously included in income must generally include such amounts as ordinary income.

11.2.3     Consequences of Owning and Disposing of Instruments Issued Pursuant to the Plan

11.2.3.1         New Common Stock

Distributions. Distributions, if any, on the New Common Stock that are paid out of the current or accumulated earnings and profits (as defined for U.S. federal income tax purposes) of the Reorganized Debtors will generally be treated as dividends includible in income by the holder when received or accrued in accordance with the holder’s method of accounting for U.S. federal income tax purposes. To the extent, if any, that a holder receives a distribution on its New Common Stock and the amount of the distribution exceeds the Reorganized Debtors’ current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder’s basis in its New Common Stock. Any distribution in excess of the holder’s basis in its New Common Stock will be treated as capital gain.

Dispositions. A sale, exchange or other disposition of the New Common Stock generally will result in taxable gain or loss to the holder equal to the difference between the amount received and the holder’s adjusted tax basis in New Common Stock. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holding period for such New Common Stock exceeds one year at the time. However, a holder of a Qualifying or Non-Qualifying Noteholder Claim that purchased its Senior Subordinated Note at a market discount and receives New Common Stock pursuant to the Plan may be required to treat all or a portion of its gain on the disposition of such New Common Stock, if any, as ordinary income pursuant to the market discount rules.

11.3        Tax Consequences to the Debtors

11.3.1     Cancellation of Indebtedness

In connection with the Plan, the amount of the Debtors’ aggregate outstanding indebtedness will be substantially reduced. In general, the Debtors will realize cancellation of debt (“COD”) income to the extent that holders of Claims receive from the Debtors pursuant to the Plan consideration in respect of their Claims that is less than the amount of such Claims. The amount of COD income that the Debtors will realize with respect to each individual Claim will generally be equal to the excess, if any, of (i) the adjusted issue price of the Claim (generally, the amount received upon incurring the obligation plus accrued but unpaid interest or original issue discount) over (ii) the amount of consideration distributed to the holder of such Claim. The amount of consideration distributed to a holder of a Claim will equal the amount of any cash, the fair market value of New Common Stock, the issue price of any debt instruments, as the case may be, received by such holder with respect to such Claim, and the fair value of other consideration provided to the holder, including the right to receive future cash payments upon the occurrence of a Future Transaction.. However, no COD income will generally be realized with respect to certain Claims, including Claims the payment of which would have given rise to a deduction.

To the extent the Debtors have taken deductions with respect to Claims for accrued interest and such Claims are not fully satisfied under the Plan, the Debtors will realize COD income in an amount equal to the unsatisfied portion of such Claims. If the Debtors have not taken deductions for these accrued interest Claims, the Debtors will not recognize income with respect to such Claims and they will be allowed a deduction equal to the value of any consideration treated as satisfying such interest Claims.

11.3.2     Attribute Reduction

Because the Debtors will be in a title 11 case at the time the COD income is realized, they will not be required to include COD income in their taxable income. Rather, pursuant to section 108(b) of the Tax Code, the Reorganized Debtors will be required to reduce their tax attributes (including net operating losses, certain credits, net capital loss carryovers, and the tax basis of their assets) by the amount of the COD income. The Reorganized Debtors may elect under section 108(b)(5) of the Tax Code to reduce the basis of their depreciable assets prior to reducing other tax attributes. Otherwise, accumulated net operating losses must be reduced prior to reducing net capital loss carryovers, asset basis, and other attributes. The Debtors are considering whether it would be advantageous to make the election to reduce the basis of their depreciable assets first under section 108(b)(5).

11.3.3     Utilization of Net Operating Loss Carryovers

Section 382 of the Tax Code generally imposes an annual limitation on a corporation’s use of its net operating losses and certain other tax attributes (“NOLs”) (and may limit a corporation’s use of certain built-in losses if such built-in losses are recognized within a five-year period following an ownership change and the corporation is in a “net unrealized built in loss” position at the time it undergoes the ownership change) if a corporation undergoes an “ownership change.” This discussion describes the limitation determined under Section 382 of the Tax Code in the case of an “ownership change” as the “Section 382 Limitation.”  The annual Section 382 Limitation on the use of pre-change losses (the NOLs and built-in losses recognized within the five year post-ownership change period) in any “post change taxable year” is generally equal to the product of the fair market value of the loss corporation’s outstanding stock immediately before the ownership change multiplied by the long term tax-exempt rate in effect for the month in which the ownership change occurs. The long-term tax-exempt rate is published monthly by the IRS and is intended to reflect current interest rates on long-term tax-exempt debt obligations. Section 383 of the Tax Code applies a similar limitation to capital loss carryforward and tax credits. As discussed below, however, special rules may apply in the case of a corporation which experiences an ownership change pursuant to a bankruptcy proceeding.

In general, an ownership change occurs when the percentage of the corporation’s stock owned by certain “5 percent shareholders” increases by more than 50 percentage points in the aggregate over the lowest percentage owned by those shareholders at any time during the applicable “testing period” (generally, the shorter of (a) the 36-month period preceding the testing date or (b) the period of time since the most recent ownership change of the corporation). A “5 percent shareholder” for this purpose includes, generally, an individual or entity that directly or indirectly owns 5% or more of a corporation’s stock during the relevant period and one or more groups of shareholders that own less than 5% of the value of the corporation’s stock. Under applicable Treasury Regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated NOLs is generally measured by changes in stock ownership of the parent corporation of the group.

The issuance under the Plan of the New Common Stock, along with the cancellation of existing Interests through the Plan, is expected to cause an ownership change to occur with respect to the Debtors’ consolidated group on the Effective Date. As a result, except as described below, Section 382 of the Tax Code would apply to limit the Debtors’ use of their consolidated NOLs after the Effective Date. This limitation is independent of, and in addition to, the reduction of tax attributes described in the preceding Section resulting from the exclusion of CODI. Similarly, except as described below, the ability of the Debtors’ consolidated group to use any remaining capital loss carryforwards and tax credits would also be limited.

Section 382(l)(5) of the Tax Code provides a special rule applicable in the case of a bankruptcy reorganization (the “Section 382(l)(5) Rule”). If a corporation qualifies for the Section 382(l)(5) Rule, the annual Section 382 Limitation will not apply to the corporation’s NOLs on account of an ownership change occurring as a result of the bankruptcy reorganization. The Section 382(l)(5) Rule does, however, require that the corporation’s NOL and credit carryovers be computed without taking into account the aggregate amount of all interest deductions during the three prior taxable years and the portion of the current taxable year ending on the date of the ownership change in respect of debt exchanged for the corporation’s stock (such interest hereinafter called “Disqualified Interest”). The corporation will qualify under the Section 382(l)(5) Rule if the corporation’s shareholders and holders of certain debt (the “Qualifying Debt”) own at least 50% of the stock of the corporation after the bankruptcy reorganization, and the corporation does not elect not to apply the Section 382(l)(5) Rule. Qualifying Debt is a claim which (i) was held by the same creditor for at least 18 months prior to the bankruptcy filing or (ii) arose in the ordinary course of a corporation’s trade or business and has been owned, at all times, by the same creditor. Indebtedness will be treated as arising in the ordinary course of a corporation’s trade or business if such indebtedness is incurred by the corporation in connection with the normal, usual or customary conduct of the corporation’s business. For the purpose of determining whether a claim constitutes Qualifying Debt, special rules may in some cases apply to treat a subsequent transferee as the transferor creditor.

If the exchanges contemplated by the Plan qualify for U.S. federal income tax treatment under the Section 382(l)(5) Rule and the Debtors do not elect out of the Section 382(l)(5) Rule, the Debtors’ NOL carryover will be available for future use without any Section 382 Limitation (after reduction of the Debtors’ NOLs by Disqualified Interest). However, under the Section 382(l)(5) Rule, if there is a second ownership change during the two-year period immediately following consummation of the Plan, the Section 382 Limitation after the second ownership change will be zero. The Debtors expect to qualify for the Section 382(1)(5) Rule, although no assurances can be made in this regard. If the Debtors do so qualify, they do not currently intend to elect out of the Section 382(1)(5) Rule.

If the exchanges do not qualify for tax treatment under the Section 382(l)(5) Rule or the Debtors elect not to apply the Section 382(l)(5) Rule, the Debtors’ use of NOLs to offset taxable income earned after an ownership change will be subject to the annual Section 382 Limitation. Since the Debtors are in bankruptcy, however, Section 382(l)(6) of the Tax Code will apply. Section 382(l)(6) of the Tax Code provides that, in the case of an ownership change resulting from a bankruptcy proceeding of a debtor, the value of the debtor’s stock for the purpose of computing the Section 382 Limitation will generally be calculated by reference to the net equity value of debtor’s stock taking into account the increase of the value of the corporation as a result of the surrender or cancellation of creditors’ claims in the transaction (rather than the value without taking into account such increases, as is the case under the general rule for non-bankruptcy ownership changes). Accordingly, under this rule the Section 382 Limitation would generally reflect the increase in the value of a debtor’s stock resulting from the conversion of debt to equity in the proceeding.

ARTICLE 12
REQUIREMENTS FOR CONFIRMATION OF PLAN

12.1        Confirmation Hearing

Objections to Confirmation of the Plan are governed by the Solicitation and Disclosure Statement Order. Unless an objection to Confirmation is timely served and Filed, it may not be considered by the Bankruptcy Court. For more information, see Article 2.4 of this Disclosure Statement, the Solicitation and Disclosure Statement Order, and the Confirmation Hearing Notice.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the following requirements of section l129(a) of the Bankruptcy Code are met:

•                                          The Plan complies with the applicable provisions of the Bankruptcy Code.

•                                          The Debtors have complied with the applicable provisions of the Bankruptcy Code.

•                                          The Plan has been proposed in good faith and not by any means forbidden by law.

•                                          Any payment made or to be made by the Debtors, or by an entity issuing securities, or acquiring property under the plan, for services or for costs and expenses in, or in connection with, the Chapter 11 Cases or in connection with the plan and incident to the Chapter 11 Cases has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•                                          The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, or a successor to the Debtors under the Plan, and the appointment to or continuance in such office by such individual must be consistent with the interests of Creditors and holders of Interests and with public policy. The Debtors have disclosed the identity of any “insider” who will be employed or retained by the Reorganized Debtors and the nature of any compensation for such “insider.”

•                                          With respect to each Impaired Class of Claims or Interests, each holder of a Claim or Interest in such Class has either accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.

•                                          With respect to each Class of Claims or Interests, such Class has either accepted the Plan or is not Impaired by the Plan. If this requirement is not met, the Plan may still be confirmed pursuant to section l129(b) of the Bankruptcy Code. See Article 12.4, below.

•                                          Except to the extent that the holder of a particular Claim has agreed to a different treatment of its Claim, the plan provides that (i) Allowed Administrative Expense Claims will be paid in full in Cash on the Effective Date, (ii) Allowed Other Priority Claims will be paid in full in Cash on the Effective Date, or if the Class of such Claims accepts the Plan, the Plan may provide for deferred Cash payments, of a value as of the Effective Date, equal to the Allowed amount of such Claims, and (iii) the holder of an Allowed Priority Tax Claim will receive on account of such Claim deferred Cash payments over a period not exceeding six years after the date of assessment of such Claim, of a value, as of the Effective Date, equal to the Allowed amount of such Claim.

•                                          If a Class of Claims is impaired under the Plan, at least one Class of Claims that is Impaired by the Plan has accepted the Plan, determined without including any acceptance of the Plan by any “insider.”

•                                          Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor of the Debtors under the Plan, unless proposed by the Plan.

•                                          All fees payable under section 1930 of title 28 as determined by the Bankruptcy Court at the Confirmation Hearing have been paid or the Plan provides for the payment of all such fees on the Effective Date.

The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors has obligated itself to provide such benefits.

The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code. Certain of these requirements are discussed in more detail below.

12.2        Feasibility of the Plan

In connection with confirmation of a plan, section l129(a)(11) requires that the Bankruptcy Court find that confirmation of the plan is not likely to be followed by liquidation or the need for further financial reorganization of the debtor (unless such liquidation or reorganization is proposed under the plan). This is known as the “feasibility” test. To support their belief in the feasibility of the Plan, the Debtors have prepared projections (the “Projections”) for the fiscal years 2006 through 2008. These Projections are described in Exhibit A hereto.

The Projections indicate that the Reorganized Debtors should have sufficient cash flow and borrowing availability under the Exit Facility to make the payments required under the Plan on the Effective Date and, thereafter, to repay and service their debt obligations and to maintain their operations for at least a three year period. Accordingly, the Debtors believe that the Plan complies with the standard of section l129(a)(ii) of the Bankruptcy Code. The decrease in the amount of debt on the Debtors’ balance sheet will improve the Debtors’ cash flow and reduce interest expense payments. Moreover, the Debtors will benefit from the fact that there is no required amortization under the New Senior Secured Notes. Further, the Debtors believe that they have reached agreements as to cure amounts with most non-debtor parties to the executory contracts and unexpired leases that they need to assume for the Reorganized Debtors to be able to operate and that the Reorganized Debtors will be able to make all such payments.

The Projections have been prepared by, and are the responsibility of, the Debtors’ management. As noted in therein, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors’ ability to achieve the projected results. The Projections are the result of the Debtors’ management’s estimates. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions may not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results. As discussed elsewhere in this Disclosure Statement, there are numerous circumstances that may cause actual results to vary from the projected results, and the variations may be material and adverse. See Article 9 above, entitled “Risk Factors to be Considered” for a discussion of certain risk factors that may affect financial feasibility of the Plan.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, NO INDEPENDENT CERTIFIED ACCOUNTANTS HAVE AUDITED THE PROJECTIONS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS AND ESTIMATES, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

12.3        Best Interests Test

The Bankruptcy Code requires that each holder of an impaired Claim or Interest either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for Distribution, the Debtors have determined that Confirmation of the Plan will provide each creditor and holder of Interests with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Indeed, the Debtors believe that it is highly unlikely that a liquidation would result in any Distribution to the holders of General Unsecured Claims, Qualifying Noteholder Claims and Non-Qualifying Noteholder Claims, or Interests.

The Debtors believe that any liquidation analysis is speculative because such an analysis is necessarily premised upon assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that the Bankruptcy Court would accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.

12.4        Nonconsensual Confirmation

In the event that any Impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan if all other requirements under section 1129(a) of the Bankruptcy Code are satisfied, and if, with respect to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to such Class. Confirmation under section 1129(b) of the Bankruptcy Code requires that at least one Impaired Class of Claims accepts the Plan, excluding any acceptance of the Plan by an “insider” (as that term is defined in section 101 of the Bankruptcy Code). The Debtors expect that there will be at least one accepting Impaired Class. The Debtors intend to seek Confirmation of the Plan notwithstanding the non-acceptance of one or more Impaired Classes.

12.4.1     No Unfair Discrimination

A plan of reorganization does not “discriminate unfairly” with respect to a non-accepting Class if the value of the Cash and/or securities to be distributed to the non-accepting Class is equal or otherwise fair when compared to the value of Distributions to other Classes whose legal rights are the same as those of the non-accepting Class. The Debtors believe that the Plan does not discriminate unfairly against any non-accepting Class of Claims or Interests.

12.4.2     Fair and Equitable Test

The “fair and equitable” test of section 1129(b) of the Bankruptcy Code requires absolute priority in the payment of claims and equity interests with respect to any non-accepting class or classes. The “fair and equitable” test established by the Bankruptcy Code is different for secured claims, unsecured claims and equity interests, and includes the following treatment:

Secured Claims. A plan is fair and equitable with respect to a non-accepting class of secured claims if (1) the holder of each claim in such class will retain its lien or liens and receive deferred Cash payments totaling the allowed amount of its claim, of a value, as of the effective date of the plan, equal to the value of such holder’s interest in the collateral, (2) the holder of each claim in such class will receive the proceeds from the sale of such collateral or (3) the holder of each claim in such class will realize the indubitable equivalent of its allowed secured claim. The Debtors believe the treatment of each Class of Secured Claims, except to the extent that the holders thereof have agreed to lesser treatment, complies with these requirements.

Unsecured Claims. A plan is fair and equitable with respect to a non-accepting class of unsecured claims if (1) the holder of each claim in such class will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the allowed amount of its claim, or (2) holders of claims or equity interests that are junior to the claims of such creditors will not receive or retain any property under the plan on account of such junior claim or interest. The Debtors believe this requirement is satisfied. With respect to Priority Claims, the Plan provides for such Claims to be paid in full. With respect to Claims in Classes 3, 4A, and 4B, although the Plan does provide for a distribution of New Common Stock or a small amount of Cash to holders of Interests in Classes 5A and 5B, respectively, the Debtors nonetheless believe that the Plan likely would not run afoul of section 1129(b) if any of

Classes 3, 4A, or 4B voted to reject the Plan. Because the Senior Secured Lenders hold perfected liens in all or substantially all of the Debtors’ assets, the Bankruptcy Code’s distribution provisions are not implicated unless and until the Claims of the Senior Secured Lenders are satisfied in full. However, under the Plan, the Claims of the Senior Secured Lender (Class 2A) will not be fully satisfied. Therefore, the fact that holders of Interests are receiving Distributions should not be cause for permitting the unsecured creditor Classes to effectively veto the Plan pursuant to section 1129(b) particularly, where, as here, Plan provides for a substantially better result for those Classes than that available in a chapter 7 liquidation.

Interests. A plan is fair and equitable with respect to a non-accepting class of interests if holders of equity interests receive or retain property of a value of any fixed liquidation preference or redemption price to which they otherwise would be entitled. Alternatively, the holders of any interests junior to such dissenting class of holders must receive nothing pursuant to the plan. The Debtors believe each of the alternative requirements can be satisfied with respect to holders of Interests in Class 5A and Class 5B Interests. First, there is no liquidation preference or redemption price that is applicable to Interests in Class 5A or Class 5B. Second, there are no Classes of Interests junior to Classes 5A and 5B.

ARTICLE 13
ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

If the Plan is not confirmed, the possible alternatives include (a) continuation of the Chapter 11 Cases and formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

13.1        Continuation of the Chapter 11 Cases

If the Plan is not confirmed and the Debtors remain in chapter 11, the Debtors might be able to continue to operate their businesses and manage their properties as debtors-in-possession for a short period of time. It is not clear, however, whether the Debtors could continue as viable going concerns in protracted chapter 11 cases. The Debtors could have difficulty sustaining the high costs (both operating and financing), and the confidence of the Debtors’ and their subsidiaries’ customers and trade vendors, of the Debtors remaining in chapter 11.

13.2        Liquidation Under Chapter 7 or Chapter 11

If the Plan is not confirmed, the Debtors’ Chapter 11 Cases could be converted to liquidation cases under chapter 7 of the Bankruptcy Code. In chapter 7, a trustee would be appointed to promptly liquidate the Assets of the Debtors.

The Debtors believe that in liquidation under chapter 7, before creditors received any Distributions, additional administrative expenses involved in the appointment of a trustee and attorneys, accountants, and other professionals to assist such trustee, along with an increase in expenses associated with an increase in the number of unsecured claims that would be expected, would cause a substantial diminution in the value of the Estates. The Assets available for Distribution to creditors would be reduced by such additional expenses and by claims, some of which might be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Debtors’ operations and the failure to realize the greater going concern value of the Debtors’ Assets.

The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of reorganization. In a chapter 11 liquidation, it might be possible for the Debtors’ Assets to be sold in a more orderly fashion over a longer period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in Distributions could result in lower present values received and higher administrative costs.

THE DEBTORS’ LIQUIDATION ANALYSIS INCLUDED IN EXHIBIT B TO THIS DISCLOSURE STATEMENT IS PREMISED UPON A HYPOTHETICAL LIQUIDATION IN CHAPTER 7

CASES. THE DEBTORS DO NOT BELIEVE THAT THE LIQUIDATION VALUE OF THEIR ASSETS EXCEEDS THE CLAIMS OF THEIR PRINCIPAL SECURED CREDITORS, THE SENIOR SECURED LENDERS. THE DEBTORS, THEREFORE, BELIEVE THAT ALL UNSECURED CLAIMS AND INTERESTS WOULD NOT RECEIVE ANY DISTRIBUTION UNDER A LIQUIDATION SCENARIO. THE DEBTORS BELIEVE THAT THE PLAN AFFORDS SUBSTANTIALLY GREATER BENEFITS TO CREDITORS THAN WOULD A LIQUIDATION UNDER CHAPTER 7 OR CHAPTER 11 OF THE BANKRUPTCY CODE.

ARTICLE 14
VOTING AND CONFIRMATION OF THE PLAN

14.1        Voting Deadline

It is important that the holders of Claims and Interests in each Class exercise their rights to vote to accept or reject the Plan. All known holders of Claims entitled to vote on the Plan have been sent a Ballot (printed on colored paper) together with this Disclosure Statement. Such holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement. If you did not receive a separate Ballot but nevertheless believe that you are entitled to vote, you may obtain a Ballot or Ballots by contacting the Debtors’ Solicitation Agent (defined below) at 1-800-916-4890 or by mail at the address listed below.

The Debtors have engaged The Garden City Group, Inc. (the “Solicitation Agent”) as their solicitation agent to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. For your vote to count, your vote must be actually received at the following applicable addresses of the Solicitation Agent before the Voting Deadline of 4:00 p.m., prevailing Eastern Time, on June 1, 2006:

If by hand delivery or overnight courier:	The Garden City Group, Inc. Attention: Boyds Balloting Agent 105 Maxess Road Melville, New York 11747

If by mail:	The Garden City Group, Inc. Attention: Boyds Balloting Agent PO Box 9000 #6361 Merrick, New York 11566-9000

IF YOU ARE THE BENEFICIAL OWNER OF SENIOR SUBORDINATED NOTES AND HOLD THOSE NOTES THROUGH A BANK, BROKER, OR OTHER NOMINEE (THE “NOMINEE”) AND THE NOMINEE HAS INSTRUCTED YOU TO RETURN A BALLOT TO THE NOMINEE, YOU MUST RETURN YOUR BALLOT TO THE NOMINEE (AND NOT TO THE SOLICITATION AGENT, AS DESCRIBED ABOVE) IN SUFFICIENT TIME FOR THE NOMINEE TO PROCESS IT AND TRANSMIT YOUR VOTE TO THE SOLICITATION AGENT BEFORE THE VOTING DEADLINE.

IF A BALLOT IS DAMAGED OR LOST, OR FOR ADDITIONAL COPIES OF THIS DISCLOSURE STATEMENT, YOU MAY CONTACT THE DEBTORS’ SOLICITATION AGENT, THE GARDEN CITY GROUP, INC., AT THE ADDRESS, PHONE NUMBER AND WEBSITE SPECIFIED ABOVE OR IN ARTICLE 2.1. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE VOTING AGENT AT THE ADDRESS SPECIFIED ABOVE. A CREDITOR SHOULD CONSULT ITS OWN ATTORNEY REGARDING ANY OTHER INQUIRIES.

14.2        Holders Of Claims and Interests Entitled To Vote

The Claims and Interests in the Classes that may vote are described above in Article 2.1 and below in Article 14.4.

14.3        Vote Required for Acceptance by a Class

The Bankruptcy Code defines acceptance of a plan by a class of claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class which cast ballots for acceptance or rejection of the plan. Thus, acceptance by a class of claims occurs only if holders of at least two-thirds in dollar amount and a majority in number of the claims in such class that actually vote cast their Ballots in favor of acceptance.

A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

14.4        Voting Procedures

The Debtors are providing copies of this Disclosure Statement, the Plan, and where appropriate, Ballots to holders of Claims and Interests in Class 2A, Class 3, Class 4A, Class 4B, Class 5A and Class 5B. Holders of Claims and Interests may include brokers, banks, and other nominees. If such holders do not hold for their own accounts, they or their agents must provide copies of this Disclosure Statement and appropriate Ballots to their customers and to beneficial owners as directed by the Bankruptcy Court in the Solicitation and Disclosure Statement Order. Any beneficial owner who has not received a Ballot should contact his, her, or its nominee, or the Solicitation Agent. See also applicable Voting Instructions as included in the Solicitation and Disclosure Statement Order and the Ballots.

(continued on next page)

ARTICLE 15
CONCLUSION AND RECOMMENDATION

Based on all of the facts and circumstances, the Debtors believe that Confirmation of the Plan is in the best interests of the Debtors, their Creditors, Interest holders, and their Estates. The Plan provides for an equitable and early Distribution to Creditors and Interest holders, and preserves the going concern value of the Debtors. The Debtors believe that alternatives to Confirmation of the Plan could result in significant delays, litigation, and costs, as well as a reduction in, or elimination of, the going concern value of the Debtors, no Distribution to holders of General Unsecured Claims or holders of Senior Subordinated Notes, and a loss of jobs by many of the Debtors’ employees. For these reasons, the Debtors urge you to return your Ballot and vote to accept the Plan.

Dated:	McSherrystown, Pennsylvania
April 25, 2006

Respectfully submitted,

BOYDS COLLECTION, LTD.; THE BOYDS
COLLECTION LTD, LP; BOYDS OPERATIONS INC.;
THE BOYDS COLLECTION—PIGEON FORGE, LLC; THE
BOYDS COLLECTION—MYRTLE BEACH, LLC; THE
BOYDS COLLECTION—BRANSON, LLC; J&T DESIGNS
AND IMAGINATIONS, INC., HC ACCENTS &
ASSOCIATES, INC.; and BOYDS BEAR AND COMPANY,
LP

Debtors and Debtors -In-Possession

By: /s/ JAN MURLEY
Name: Jan Murley
Title: President and Chief Executive Officer

KIRKLAND & ELLIS LLP
Counsel for the Debtors and Debtors-in-Possession
Citigroup Center
153 East 53rd Street
New York, New York 10022-4611
(212) 446-4800

By: /s/ MATTHEW A. CANTOR
Matthew A. Cantor
Lisa G. Laukitis
Ryan Blaine Bennett

EXHIBIT A TO DISCLOSURE STATEMENT

Consolidated Pro Forma Balance Sheets Giving

Effect to the Plan or Reorganization Projections

The following Consolidated Pro Forma Balance Sheets for the Debtors and the Non-Debtor Subsidiaries (collectively, the “Company”) as of June 30, 2006 reflect the effects of certain transactions that are anticipated to occur at the consummation of the Plan. For purposes of the following Consolidated Pro Forma Balance Sheets, the assumed Effective Date of the Plan is June 30, 2006. Other significant assumptions on which the pro forma adjustments are based are set forth in the notes to the Consolidated Pro Forma Balance Sheets.

THE PRO FORMA BALANCE SHEETS SET FORTH IN THIS SECTION ILLUSTRATE THE EFFECT ON THE COMPANY’S BALANCE SHEETS OF CONSUMMATION OF THE PLAN. THESE BALANCE SHEETS, BOTH PRE-PETITION AND POST-PETITION, HAVE NOT BEEN PREPARED IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. THE PROJECTIONS HAVE NOT BEEN AUDITED OR COMPILED BY THE COMPANY’S INDEPENDENT AUDITORS.

Pursuant to the Guidance provided by SOP 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Debtors will adopt “fresh start” accounting upon emergence from bankruptcy. Under fresh start accounting, the reorganization value of the entity (generally representing its fair value) is allocated to the entity’s assets in conformity with FAS 141, “Business Combinations.”  For purposes of completing the following Consolidated Pro Forma Balance Sheets, the Debtors did not attempt to apply FAS 141 guidelines, and instead have created an adjustment to Goodwill in order to bring Total Assets in-line with the reorganization value. A proper allocation of this adjustment will be conducted after emergence from bankruptcy.

For the purpose of the following Consolidated Pro Forma Balance Sheets, management has estimated the reorganization value of the Company as of the Effective Date at approximately $52.5 million. This estimated reorganization value of the Company is partly based on the Debtors’ estimate and partly on the preliminary assessments of Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), the Debtors’ financial advisor and investment banker. This estimate assumes (among other things) that the Effective Date occurs by June 30, 2006 and that there are no significant unanticipated costs, losses or other adverse developments between the date hereof and the Effective Date. This estimated reorganization value, as well as its allocation to the specific assets and liabilities, may be significantly different from the final amounts that will be determined upon the Debtors’ emergence from bankruptcy. The Debtors believe that this estimated reorganization value is substantially higher than the value that would likely by realized for the Company’s assets if the Company were to be liquidated.

The fresh-start accounting assumptions and resulting computations were made solely for the purposes of preparing the Projections. The Projections presented are not based on management’s estimate of how the Debtors would apply “fresh-start accounting” under the requirements of Statement of Position 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (SOP 90-7), issued by the American Institute of Certified Public Accountants. Instead, an adjustment to Goodwill was created in order to bring Total Assets in-line with the reorganization value. Upon emergence from the Chapter 11 Cases, the Reorganized Debtors would be required to determine the amount by which the effective reorganization value as defined by SOP 90-7 exceeds, or is less than the fair value of its assets as of the Effective Date of the Plan. Such determination would be based upon the fair values at that time, which may be based on, among other things, a different methodology with respect to the valuation of the Debtors. In any event, such valuations, as well as the determination of the fair value of the Debtors’ assets and the determination of its actual liabilities, would be made as of the Effective Date of the Plan, and the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

This analysis and the valuation are also based in part on preliminary assessments of Houlihan Lokey, the financial advisors and investment bankers the Debtors have been authorized by the Bankruptcy Court to retain. The Debtors anticipate at the confirmation hearing presenting testimony by Houlihan Lokey on valuation.

1

Projected Financial Information

Introduction

As a condition to confirmation of a plan of reorganization, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the Company (unless the Plan so provides). In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Company’s management analyzed the ability of the Company to meet its obligations under the Plan with sufficient liquidity and capital resources to conduct its businesses. In connection with this, the Company’s management developed and prepared the Projections of the Company’s operating profit, cash flow and certain other items for the period from December 31, 2006 through December 31, 2008 (the “Projection Period”).

The Company does not, as a matter of course, publish its business plans, budgets or strategies or make external projections or forecasts of its anticipated financial position or results of operations. Accordingly, the Company does not anticipate that it will, and disclaims any obligation to, furnish updated business plans, budgets or Projections to Holders of Claims or Equity Interests in the Debtors prior to the Effective Date or to stockholders or debt holders (with the exception of Laminar, its principal secured lender) after the Effective Date. During the Chapter 11 Cases, the Debtors will continue to file with the Office of the U.S. Trustee monthly operating reports concerning their ongoing operations and financial performance. These reports are available for review upon request from the Debtors.

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth herein.

General Assumptions

The Projections reflect numerous assumptions, including various assumptions with respect to the anticipated future performance of the Company, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Company. In addition, unanticipated events and circumstances may affect the actual financial results of the Company. Therefore, although the Projections are necessarily presented with numerical specificity, the actual results achieved throughout the Projection Period may vary from the projected results. Accordingly, no representations can be made or are made with respect to the accuracy of the Projections or the ability of the Company to achieve the projected results. See Article 9 of the Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Company and of the various risks associated with the securities of the Company.

Principal Assumptions

The Projections have been prepared by the Company’s management, and while they believe that the assumptions underlying the Projections for the Projection Period, are reasonable in light of current circumstances, no assurance can be given or is given that the Projections will be realized. The business plan on which the Projections are based assumes, among other things, improvements in the Company’s results of operations during fiscal year 2006 as compared to fiscal year 2005 and continued improvements during the remainder of the Projection Period. The projected improvements are reflective of implementation of certain sales channel initiatives and cost reduction programs discussed in more detail herein. The Debtors believe that the pendency of the Chapter 11 Cases has adversely affected their ability to grow their business and that emergence from Chapter 11 will have a positive effect. The Projections do not assume, however, that the Company will make any significant acquisitions.

Holders of Claims and Interests must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections in reaching their determinations of whether to accept or reject the Plan.

The description below summarizes the operating and financial information that management believes is significant and upon which the financial results of the Company will depend during the Projection Period.

Effective Date:  The Projections assume that the Plan will be confirmed and all transactions contemplated by the Plan will be consummated by June 30, 2006. The actual Effective Date could be before or after June 30, 2006.

2

Balance Sheet:  The Projected Balance Sheet data reflects debt discharge adjustments and entries required for the adoption of fresh start accounting as presented in the Consolidated Pro Forma Balance Sheet section. The Projected Balance Sheet information is presented as of June 30, 2006, and as of the end of each year ending December 31.

Days of sales outstanding used to calculate accounts receivable balances are projected to go down from approximately 35 days of Consolidated sales in 2005 to 27 days of Consolidated sales in 2008. Given that nearly all product purchases are made by the Company via wire transfer and letter of credit, the vast majority of the Company’s trade debt and accrued liabilities arise from SG&A costs and not cost of goods sold. As a result, the Company calculates days payable outstanding using SG&A versus cost of goods sold. Days payable outstanding used to calculate accounts payable balances (excluding $4.5 million of amounts subject to compromise) is projected to go down from 25 days of Consolidated SG&A in 2005 to 32 days in 2008. Other current assets are assumed to be unchanged over the Projection Period. Accrued expenses (excluding $0.4 million of amounts subject to compromise) are assumed at 9.6%, 11.6%, 10.4% and 9.7% of SG&A for the fiscal years 2005 through 2008, respectively. Depreciation and amortization as a percentage of revenue is projected at 3.2%, 3.2%, 3.1%, and 2.9% for the fiscal years 2005 through 2008, respectively.

Revenues:  The Projections were created though a build up of the Company’s two operating segments, Wholesale operations and Retail operations.

Wholesale Operations:  Wholesale sales reflect the view that the market for smaller, local retailers continues to decline at 20% to 25% per year. The decline at Boyds is expected to be less than that for the overall market in 2006 due to issues that negatively impacted 2005 results being corrected in 2006. These corrections will provide an additional “one-time” lift to Boyds’ market share in this segment. One such initiative addressing these issues includes the Company’s plans to transition out of its third party call center/small account sales force and replace it with additional “feet on the street” and an in-house customer service team. Although sales are declining over the Projection Period with the Company’s traditional customers and channels, new accounts and growth segments represent incremental revenue in 2006 and become more meaningful over time as they replace lost business. New growth accounts include large format mass retailers, grocery channels, and drug chains. Other growth programs being implemented by management include:  (i) the build-out of an online transactional site that will allow consumers to purchase the full breadth of the Boyds line from a select number of independent retailers, (ii) refinement and build-out of an independent sales force network working in connection with local retailers by hosting in-home events (called “Home Reunions”), selling direct to consumers, and (iii) increased Canadian sales due to improved penetration of plush products into the market as well as growth in national accounts in that market. Sales in the United Kingdom are projected to grow due to that entity beginning to service continental Europe after the closure of the Company’s operations in the Netherlands which had previously provided this function.

Retail Operations:  The flat Retail sales forecast for 2006 reflects some cannibalization from a new online program (discussed below) and continued negative trends in the Company’s existing retail locations, offset by increased traffic from the promotion of affinity group events hosted at the stores. The forecast in 2007 and 2008 includes a benefit from partnerships with other retail concepts to bring their products along side Boyds’ in order to mutually improve traffic and revenue. Growth in the Retail segment over the Projection Period is also driven by a number of other initiatives including:  (i) development in 2006, of an online retail transactional website capability whereby Boyds will sell customized product direct to consumers, in a similar manner to the Company’s competitors, (ii) opening small format Bear Factory locations within other retailers, utilizing their traffic and space, and (iii) moderate growth with FAO Schwarz catalogue and store sales.

Cost of Sales:  Cost of sales is projected at $37.0 million, $39.9 million and $43.7 million for the fiscal years 2006 through 2008, respectively, or 48.3%, 47.2% and 45.5% of revenue. Cost of sales as a percentage of total higher sales reflect Management’s belief that wholesale margins will decline due to customer and product mix changes, logistics and freight costs as well as increased licensing expense driven by higher demand for licensed products. Retail cost of sales is projected to decline due to a reduction in food costs as the Company changes its menu and portion sizes, helping to offset the lower Wholesale profitability in the near term. The Company has also identified material cost savings opportunities related to warehouse costs and logistics process improvements which will be implemented over the Projection Period.

3

SG&A:  Consists of selling, general and administrative costs directly and indirectly associated with operation of the Company’s sales and back office functions. SG&A is projected at $35.8 million, $39.2 million and $44.1 million for the fiscal years 2006 through 2008, respectively, or 46.7%, 46.4%, 46.0% of revenue. Wholesale SG&A as percentage of revenue improves in 2006 versus 2005 based on headcount reductions taken in 2005. Incentive wages to employees are anticipated to increase in 2006 as no payments were made in 2005 due to under performance compared to budgeted targets. Profitability in the Retail division improves in 2007 and 2008 as new initiatives take hold, primarily in online/direct and the Bear Factory initiatives (channels with higher margins). Also contributing to Retail profitability improvements are reductions in professional fees related to the outsourced re-merchandising of the stores for holidays and other in-store events.

Interest Income/Expenses:    Net interest expense is projected based on the costs associated with the Company’s Exit Facility and New Senior Secured Notes. The expense includes interest, amortization of deferred financing fees, and other related fees (i.e. Commitment Fees). For purposes of the Projections, the Company has assumed a constant LIBOR of  4.94%. Interest rates on the Company’s post-emergence debt obligations are as follows:

Exit Facility:	LIBOR + 300bps

New Senior Secured Notes:	LIBOR + 500bps

Capital Expenditure:  Capital expenditures are projected to be $2.1 million, $2.7 million, and $2.8 million during the fiscal years 2006 through 2008, respectively. The expenditure is projected to provide adequate capacity for provision of services to the extent contemplated through the Projection Period. The increased expense reflects build out of the Company’s contemplated online initiatives as well as the costs of making improvements to Retail locations to support expanded in-store events and partnerships.

Cash Balance:  The Company is projected to have approximately $0.6 million of cash on hand and $3.0 million of DIP borrowings on the Effective Date before payment of administrative expenses, cure costs, priority claims, and claims in the convenience class assumed to be payable by such date. Although no assurances can be provided, management believes there will be sufficient cash and availability to pay all administrative and priority Claims and cure costs anticipated under the Plan, including any administrative expenses and reorganization costs payable after the Effective Date, and to pay all ongoing expenses of the Company through 2008. The Plan provides the Company with access to additional liquidity from Laminar under the Exit Financing Facility to fund payments under the Plan, providing an additional source of cash at Confirmation. The Debtors believe it is likely that they will need to borrow a substantial portion of this additional amount. By the end of 2006, however, management believes the Company will be able to pay down the outstanding amounts under the Exit Financing Facility. For purposes of the pro forma analysis, the following assumptions have been made regarding costs incurred upon exit:

Transaction Costs: $3.5 million

Cash Payments to Holders of Claims and Interests: $1.3 million

Currency:  The Projections assume that the respective exchange rates among the U.S. Dollar, Canadian Dollar, British Pound and other currencies do not fluctuate significantly during the Projection Period.

4

The Boyds Collection, LTD and Subsidiaries
Consolidated Pro Forma Balance Sheet as at June 30, 2006

			Restructuring
	March 31,	Cash Sources	of Other	Fresh Start
($ in Thousands)	2006	& Uses	Claims	Adjustments	Pro Forma

Current Assets
Cash	$600	$0	$0	$0	$600
Accounts Receivable, net	9,156	0	0	0	9,156
Inventory, net	13,671	0	0	0	13,671
Deferred Tax Asset (current)	0	0	0	0	0
Other Current Assets	1,039	0	0	0	1,039
Total Current Assets	24,465	0	0	0	24,465

Net Property Plant and Equipment (net)	31,827	0	0	0	31,827

Other Assets
Deferred Tax Asset (long term)	0	0	0	0	0
Goodwill	0	0	0	(10,417)	(10,417)
Other	3,624	0	0	0	3,624
Total Other Assets	3,624	0	0	(10,417)	(6,792)

Total Assets	$59,917	$0	$0	($10,417)	$49,500

Current Liabilities
Accounts Payables	$5,248	$0	($4,485)	$0	$763
Accrued Expenses	5,423	(3,500)	(447)	0	1,476
Accrued Taxes	467	0	0	0	467
Short Term Debt	0	0	0	0	0
Other Current Liabilities	2,586	0	0	0	2,586
Total Current Liabilities	13,723	(3,500)	(4,932)	0	5,291

Long Term Debt
DIP Revolver	3,006	(3,006)	0	0	0
Pre-Petition Term Loan	56,500	0	(56,500)	0	0
9.00% Senior Subordinated Notes	34,392	0	(34,392)	0	0
New Revolver	0	7,890	0	0	7,890
New Secured Term Loan	0	0	30,000	0	30,000
New Notes	0	0	0	0	0
Long Term Debt	93,898	4,884	(60,892)	0	37,890

Equity
Capital Stock	(68,640)	0	0	68,640	0
Preferred Equity	0	0	0	0	0
Retained Earnings	20,936	(1,384)	65,824	(79,057)	6,319
Total Equity	(47,704)	(1,384)	65,824	(10,417)	6,319

Total Liabilities and Equity	$59,917	$0	$0	($10,417)	$49,500

5

The Boyds Collection, LTD and Subsidiaries
Consolidated Pro Forma Balance Sheet as at June 30, 2006

	Projected
($ in Thousands)	2006E	2007E	2008E

Sales
Wholesale	$53,515	$53,879	$55,779
Retail	23,358	30,661	40,239
Total Sales	$76,873	$84,540	$96,018

Cost of Sales	(37,038)	(39,882)	(43,728)

Gross Profit	$39,836	$44,658	$52,290

SG&A	(35,919)	(39,200)	(44,138)

Other Operating Income	0	0	0

Income from Operations	$3,917	$5,458	$8,152

Other Income	(5,993)	0	0
Interest Expense	(1,942)	(3,063)	(3,044)
Tax Provision	0	0	0
Reorganization Fees
Net Income	($4,017)	$2,394	$5,108

EBITDA Reconciliation
Income from Operations	$3,917	$5,458	$8,152

D&A	2,441	2,617	2,793
Adjustments	0	0	0

EBITDA	$6,358	$8,075	$10,945

6

The Boyds Collection, LTD and Subsidiaries
Consolidated Pro Forma Balance Sheet as at June 30, 2006

	Preliminary	Pro Forma	Projected December 31,
($ in Thousands)	2005	30-Jun-06	2006E	2007E	2008E

Current Assets
Cash	$8,748	$600	$5,928	$7,617	$13,265
Accounts Receivable, net	7,348	9,156	5,747	6,727	6,987
Inventory, net	13,541	13,671	14,000	13,680	13,593
Deferred Tax Asset (current)	0	0	0	0	0
Other Current Assets	1,039	1,039	1,039	1,039	1,039
Total Current Assets	30,676	24,465	26,714	29,063	34,884

Net Property Plant and Equipment (net)	31,875	31,827	31,483	31,566	31,573

Other Assets
Deferred Tax Asset (long term)	0	0	0	0	0
Goodwill	0	(7,417)	(7,417)	(7,417)	(7,417)
Other	3,624	3,624	3,624	3,624	3,624
Total Other Assets	3,624	(3,792)	(3,792)	(3,792)	(3,792)

Total Assets	$66,176	$52,500	$54,405	$56,837	$62,666

Current Liabilities
Accounts Payables	$6,233	$763	$3,204	$3,313	$3,828
Accrued Expenses	5,015	1,476	4,159	4,087	4,292
Accrued Taxes	467	467	467	467	467
Short Term Debt	0	0	0	0	0
Other Current Liabilities	2,586	2,586	2,586	2,586	2,586
Total Current Liabilities	14,300	5,291	10,415	10,452	11,173

Long Term Debt	90,892	37,890	30,000	30,000	30,000

Equity
Capital Stock	(68,640)	0	0	0	0
Preferred Equity	0	0	0	0	0
Retained Earnings	29,624	9,319	13,990	16,385	21,493
Total Equity	(39,016)	9,319	13,990	16,385	21,493

Total Liabilities and Equity	$66,176	$52,500	$54,405	$56,837	$62,666

7

The Boyds Collection, Ltd. and Subsidiaries

Consolidated Cash Flow Statements

	Preliminary	Projected
($ in Thousands)	2005	2006E	2007E	2008E

Cash Flows From Operating Activities:
Net income/ (loss)	($182,937)	($4,017)	$2,394	$5,108
Depreciation and amortization	2,520	2,441	2,617	2,793
Write-off of deferred debt issuance costs	1,282	0	0	0
Other Changes	169,260	0	0	0
Changes in assets and liabilities:
Accounts receivable - net	1,231	1,601	(980)	(260)
Inventory - net	1,410	(459)	320	88
Other current assets	1,176	0	0	0
Other assets	(179)	0	0	0
Accounts payable	(114)	1,456	109	515
Accrued expenses	1,812	3,091	(72)	206
Accrued taxes	(651)	0	0	0
Other current liabilities	(7)	0	0	0
Interest payable/PIK Interest	1,953	0	0	0
Net cash used in operating activities	($3,244)	$4,114	$4,389	$8,449

Cash Flows From Investing Activities:
Purchase of property and equipment	($986)	($2,050)	($2,700)	($2,800)
Net cash used in investing activities	($986)	($2,050)	($2,700)	($2,800)

Cash Flows From Financing Activities:
Borrowings/(payments) under revolver	$15,750	($3,500)	$0	$0
Other	(3,126)	0	0	0
Net cash used in financing activities	$12,624	($3,500)	$0	$0

Net cash flow	$8,394	($1,436)	$1,689	$5,649

Cash
Beginning balance	$354	$8,748	$5,928	$7,617
Net cash flow	8,394	(1,436)	1,689	5,649
Ending balance	$8,748	$7,311	$7,617	$13,265

1

EXHIBIT B TO DISCLOSURE STATEMENT

LIQUIDATION ANALYSIS

The Bankruptcy Code requires that each holder of an Allowed Claim or Interest either (a) accepts the Plan or (b) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the amount that would be generated from the liquidation of the Debtors’ Assets and properties in a chapter 7 liquidation case. The net cash available in such a liquidation would be the sum of the proceeds from the disposition of the Debtors’ Assets and the cash held by the Debtors immediately prior to the Effective Date as reduced by the amount of any Allowed Claims secured by such Assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict accordance with the order of priority of claim; required by section 726 of the Bankruptcy Code.

A general summary of the assumptions used by management in preparing the liquidation analysis follows.

Estimate of Proceeds Available for Distribution

Estimates were made of the cash proceeds that might be realized from the liquidation of the Debtors’ Assets. The liquidation process assumed would entail the shutdown of the Debtors’ operations and an orderly sale of the Debtors’ assets over a 6-month period. While some of the Debtors’ Assets might be liquidated in less than six months, other Assets could be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of Assets and the winding down of daily operations. However, it is unclear whether, in light of the Liens on all of the Debtors’ Assets, a chapter 7 trustee would be afforded this much time. Liquidation values were assessed for general classes of Assets by estimating the percentage recoveries that the Debtors might achieve through their disposition.

Estimate of Costs

The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those that might be payable to attorneys and other professionals a trustee could engage. Further, costs of liquidation could include any obligations and unpaid expenses incurred by the Debtors during the Chapter 11 Cases and Allowed in a chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, and other professionals, and costs and expenses of members of the Creditors’ Committee. Moreover, additional claims could arise by reason of the breach or rejection of obligations incurred and contracts or leases entered into by the Debtors during the pendency of the Chapter 11 Cases.

The foregoing type of claims, costs, expenses, and fees and such other claims that could arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay secured and unsecured claims and interests. Under the absolute priority rule, no junior creditor would receive any Distribution until all senior creditors are paid in full, and no equity interest holder would receive any Distribution until all creditors are paid in full.

Distribution of Net Proceeds under Absolute Priority Rule

AS DETAILED ON THE FOLLOWING SCHEDULE, THE DEBTORS’ MANAGEMENT ESTIMATES THAT GROSS LIQUIDATION PROCEEDS (REFERRED TO AS TOTAL DISTRIBUTABLE VALUE) WOULD RANGE BETWEEN $11.6 MILLION AND $25.6 MILLION. THIS AMOUNT, LESS PAYMENT OF LIQUIDATION EXPENSES, IS INSUFFICIENT TO PAY SECURED AND ADMINISTRATIVE EXPENSE CLAIMS IN FULL. ACCORDINGLY, IN A CHAPTER 7 LIQUIDATION, THE DEBTORS BELIEVE THERE WOULD BE NO RECOVERY FOR UNSECURED CREDITORS.

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Exhibit B to Disclosure Statement — 2

The Debtors’ liquidation analysis is an estimate of the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Assets of the Debtors. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Debtors or a chapter 7 trustee. Additionally, various liquidation decisions on which certain assumptions are based are subject to change.

THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS AND ESTIMATES EMPLOYED IN DETERMINING THE LIQUIDATION VALUES OF THE DEBTORS’ ASSETS WOULD BE REALIZED IF THE DEBTORS WERE TO ACTUALLY UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The actual amounts of Allowed Claims against the Estates could vary significantly from the Debtors’ estimates, depending on the claims asserted during the pendency of the chapter 7 case. This analysis also does not include potential recoveries from avoidance actions or additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation proceeds of the Debtors could be materially different from the estimates provided in this analysis. Moreover, the liquidation analysis set forth below is based on the estimated values of the Debtor’s Assets immediately prior to the Effective Date, which for purposes of this analysis has been assumed to be June 30, 2006. To the extent operations through such date are different from those estimated, the asset values may change. These values have not been subject to any compilation, review or audit by any independent accounting firm.

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Boyds Collection Ltd. and Subsidiaries
Liquidation Analysis

	Estimated	Hypothetical		Hypothetical
	Book Value A	Recovery Amount		Recovery Rate
($ in Thousands)	30-Jun-06	Low	High	Low	High	Note
Current Assets
Cash	$ 600	$ 600	$ 600	100.0%	100.0%	B
Accounts Receivable	9,156	2,747	5,493	30.0%	60.0%	C

Inventory	13,671	2,734	9,570	20.0%	70.0%	D

Other Current Assets	1,039	0	0	0.0%	0.0%	E

Property Plant and Equipment, Net
Domestic Operations, Excluding Retail	1,831	0	458	0.0%	25.0%	F

Gettysburg Retail Location	13,809	3,000	5,000	21.7%	36.2%	F

Pigeon Forge Retail Location	16,187	2,500	4,500	15.4%	27.8%	F

International Operations	0	0	0	0.0%	0.0%	F

Other	3,624	0	0	0.0%	0.0%	G

Total Distributable Value	$ 58,877	$ 11,581	$ 25,621	19.7%	43.5%

ALLOCATION OF PROCEEDS	Recovery Amount
	Low	High	Note
Total Hypothetical Liquidation Value	$ 11,581	$ 25,621

Less Chapter 7 Liquidation Expenses
Chapter 7 Trustee’s Fees (3% of Assets)	($347)	($769)	H
Professional Fees and Transaction Costs (6 Months)	(2,850)	(2,850)	I
Wind Down Costs	(3,000)	(3,000)	J
Professional Fee Claims	(1,000)	(1,000)	K

Estimated Proceeds Available for Distribution	$ 4,383	$ 18,002

Less Secured Debtor In Possession Financing Claim	(3,006)	(3,006)

Net Proceeds Available for Distribution to Secured Creditors	$ 1,377	$ 14,996

Secured Claims (Pre Petition Credit Facility)	57,730	57,730	L
Implied Percent Recovery	2.4%	26.0%
Net Proceeds Available for Distribution to Unsecured Creditors	$ 0	$ 0

Administrative Expense Claims	$ 2,238	$ 2,238	M
Other Priority Claims	193	193	N
General Unsecured Claims	4,545	4,545	N
Senior Note Unsecured Claims	34,392	34,392	N
Implied Percent Recovery	0.0%	0.0%
Net Proceeds Available for Distribution to Equity Interests	$ 0	$ 0

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NOTES

The following is a summary of the specific assumptions in connection with the hypothetical liquidation:

NOTE A — BOOK VALUES

Unless otherwise indicated, the book values used in the Liquidation Analysis are projected book values as of June 30, 2006, as well as other estimates where appropriate.

NOTE B — CASH AND CASH EQUIVALENTS

Cash and Cash Equivalents are highly liquid instruments, including short-term investments and time deposits with maturities of three months or less at the time of purchase.

NOTE C — ACCOUNTS RECEIVABLE, NET

Net Accounts Receivable primarily consists of various customer and trade receivables related to the sale of plush and resin products. Net Accounts Receivable have been discounted by between approximately 40.0% -70.0% to reflect the Debtors’ expectations regarding the recoverable cash from this asset in a liquidation.

NOTE D — INVENTORY

Inventory consists primarily of finished goods located either in the Debtors’ warehouse or in one of their retail stores. The remaining Inventory includes purchased materials, packaging and supplies held for use in the ordinary course of business. Inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (“FIFO”) basis. The liquidation recovery is based on recovery rates experienced when liquidating slow moving inventory adjusted for the estimated impact of disposing of such a large volume of product over a condensed period of time.

NOTE E — OTHER CURRENT ASSETS

Other Current Assets consist primarily of prepaid expenses including rent and insurance. Other Current Assets have been estimated to have no liquidation recovery value.

NOTE F — PROPERTY, PLANT & EQUIPMENT, NET

Property, Plant and Equipment consists of land and improvements, buildings and improvements, machinery and equipment, office equipment, furniture and fixtures, and leasehold improvements. This analysis assumes that all leased equipment would be returned to the lessor in a liquidation and therefore has no liquidation recovery value to the Debtors. The liquidation recovery on the Debtors owned real estate was based on the original purchase prices for the land adjusted for the Debtors’ view of the current real estate markets in these regions as well as the improvements which have been made to the property. The Company’s two Retail locations were valued separately from its domestic and international Wholesale operations. The Debtors anticipate writing down the value of its international operations to zero as a result of the closure of the Continental European operations, located in The Netherlands.

NOTE G — OTHER ASSETS

The Debtors’ Other Assets consist of security deposits and deferred financing fees. Other assets have been estimated to have no liquidation value.

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NOTE H — TRUSTEE FEES

Section 326 of the Bankruptcy Code limits the Chapter 7 trustee fees to 3.0% of all monies disbursed or turned over in the case by the Chapter 7 trustee to parties in interest, excluding the Debtor, but including holders of secured claims. In this analysis, Chapter 7 trustee fees were estimated at the cap imposed by Section 326.

NOTE I — PROFESSIONAL FEES AND TRANSACTION COSTS

Professional Fees represent the costs of a Chapter 7 case related to attorneys, accountants, appraisers, brokers and other professionals. Based on a review of the nature of these costs and the outcomes of similar liquidations, fees were estimated to be $2.4 million, which equates to approximately $400 thousand per month for six (6) months. In addition, real estate transaction fees of 6% were applied to the midpoint value of the Company’s two retail locations, resulting in costs of $450 thousand.

NOTE J — WIND DOWN COSTS

Wind Down Costs consist of estimated severance, stay bonuses, overhead (including ongoing costs for rent, utilities, and contract services necessary to implement the liquidation or sale of assets) and other related costs to be incurred during the Chapter 7 liquidation period. Management assumes that the liquidation would occur over a 6-month period and that such expenses, costs and overhead would decrease over time.

NOTE K - PROFESSIONAL FEE CLAIMS

Professional Fee Claims represent estimated upaid and outstanding amounts for professional fees and expenses incured in connection with the Debtors’ Chapter 11 Cases through June 30, 2006. Any amounts due to professionals in connection with, or contingent upon, a successful emergence of the Debtors from Chapter 11 have been excluded from this amount. Given the size of the estimated claims pool, it is assumed that these expenses would be paid in full as is provided for in the DIP Facility Agreement.

NOTE L — SECURED CLAIMS

Secured Claims consist of the Existing Credit Facility Claims. Existing Credit Facility Claims represent the face amount under the Debtors’ pre-petition Existing Credit Facility and accrued and unpaid interest up to the date of the chapter 11 filing of October 16, 2005. The Debtors’ pre-petition Existing Credit Facility is secured by substantially all of the assets of the Company, including accounts receivable, documents, inventory, equipment, tangible and intangible property, general intangibles, real property, Cash, and the Cash proceeds from each of the foregoing.

NOTE M - ADMINISTRATIVE EXPENSE CLAIMS

Administrative Expense Claims are composed of estimated Accounts Payable and Accrued Expenses as of June 30, 2006.

NOTE N — UNSECURED CLAIMS

Unsecured Claims consist of claims of the Debtor’s trade creditors, claims of the Indenture Trustee and holders of Senior Subordinated Notes, as well as claims related to pre-petition severance wages and taxes. These amounts represents balances at the date of the chapter 11 filing of October 16, 2005, excluding accrued and unpaid interest on the Senior Subordinated Notes.

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APPENDIX A TO DISCLOSURE STATEMENT

SECOND AMENDED JOINT PLAN OF REORGANIZATION

APPENDIX B TO DISCLOSURE STATEMENT

SOLICITATION AND DISCLOSURE STATEMENT ORDER